     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY  18, 1996

                                                     REGISTRATION NO. 33-

                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                    FORM S-4

                             REGISTRATION STATEMENT

                                     UNDER

                           THE SECURITIES ACT OF 1933

                         SOUTHERN NATIONAL CORPORATION

             (Exact name of registrant as specified in its charter)

          NORTH CAROLINA                          6060                      56-0939887
   (State or other jurisdiction       (Primary Standard Industrial       (I.R.S. Employer
of incorporation or organization)     Classification Code Number)     Identification Number)

                             200 WEST SECOND STREET
                      WINSTON-SALEM, NORTH CAROLINA 27101
                                 (910) 733-2000
         (Address, including Zip Code, and telephone number, including area code, of registrant's principal executive offices)

                            JERONE C. HERRING, ESQ.
                       200 WEST SECOND STREET, 3RD FLOOR
                      WINSTON-SALEM, NORTH CAROLINA 27101
                                 (910) 733-2180
           (Name, address, including Zip Code, and telephone number,
                   including area code, of agent for service)

                 THE COMMISSION IS REQUESTED TO SEND COPIES OF
                             ALL COMMUNICATIONS TO:

                   DEBORAH H. HARTZOG, ESQ.                                       J. NORFLEET PRUDEN III, ESQ.
             WOMBLE CARLYLE SANDRIDGE & RICE, PLLC                         KENNEDY COVINGTON LOBDELL & HICKMAN, L.L.P.
                2100 FIRST UNION CAPITOL CENTER                                      100 NORTH TRYON STREET
                 150 FAYETTEVILLE STREET MALL                                              SUITE 4200
                 RALEIGH, NORTH CAROLINA 27601                                   CHARLOTTE, NORTH CAROLINA 28202

   APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE
                                    PUBLIC:
As soon as practicable after the effective date of this Registration Statement. If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General
                    Instruction G, check the following box: [ ]

                       CALCULATION OF REGISTRATION FEE

[CAPTION]

    TITLE OF EACH CLASS OF                                    PROPOSED MAXIMUM          PROPOSED MAXIMUM
 SECURITIES TO BE REGISTERED    AMOUNT TO BE REGISTERED   OFFERING PRICE PER UNIT   AGGREGATE OFFERING PRICE
Common Stock,
  par value $5.00
  per share.................           6,467,888                    (1)                $163,445,709 (2)

    TITLE OF EACH CLASS OF             AMOUNT OF
 SECURITIES TO BE REGISTERED        REGISTRATION FEE
Common Stock,
  par value $5.00
  per share.................          $17,500 (3)

(1) Not applicable.
(2) Computed in accordance with Rule 457(f) based on the average of the high ($10 7/8) and low ($10 5/8) sales price of the common stock of Regional Acceptance Corporation on July 12, 1996 as reported on The Nasdaq National Market.
(3) Pursuant to Rule 457(b), the registration fee has been reduced by an amount equal to the fee of $38,681 paid upon the filing with the Commission of the preliminary proxy materials of Regional Acceptance Corporation on June 18, 1996.

                         SOUTHERN NATIONAL CORPORATION

                             CROSS-REFERENCE SHEET

 ITEM
NUMBER   CAPTION                                           CAPTION IN PROSPECTUS

    1    Forepart of Registration Statement and Outside
         Front Cover Page of Prospectus..................  Facing Page; Cross Reference Sheet; Outside Front Cover Page

    2    Inside Front and Outside Back Cover Pages of
         Prospectus......................................  Available Information; Incorporation of Certain Documents by
                                                           Reference; Table of Contents

    3    Risk Factors, Ratio of Earnings to Fixed Charges
         and Other Information...........................  Summary; Special Meeting of Shareholders of RAC; The Merger

    4    Terms of the Transaction........................  Summary; The Merger; Description of SNC Capital Stock; Comparison
                                                           of Shareholders' Rights

    5    Pro Forma Financial Information.................  Not Applicable

    6    Material Contacts with the Company Being
         Acquired........................................  The Merger -- Background of the Merger;
                                                           The Merger -- Reasons for the Merger

    7    Additional Information Required for Reoffering
         by Persons and Parties
         Deemed to be Underwriters.......................  Not Applicable

    8    Interests of Named Experts and Counsel..........  The Merger -- Opinion of the Financial Advisor; Legal Matters

    9    Disclosure of Commission Position on
         Indemnification for Securities Act
         Liabilities.....................................  Not Applicable

   10    Information with Respect to S-3 Registrants.....  Not Applicable

   11    Incorporation of Certain Information by
         Reference.......................................  Incorporation of Certain Documents by Reference

   12    Information with Respect to S-2 or S-3
         Registrants.....................................  Not Applicable

   13    Incorporation of Certain Information by
         Reference.......................................  Not Applicable

   14    Information with Respect to Registrants Other
         Than S-3 or S-2 Registrants.....................  Not Applicable

   15    Information with Respect to S-3 Companies.......  Not Applicable

   16    Information with Respect to S-2 or S-3
         Companies.......................................  Incorporation of Certain Documents by Reference

   17    Information with Respect to Companies Other Than
         S-3or S-2 Companies.............................  Not Applicable

   18    Information if Proxies, Consents or Authori-
         zations Are to Be Solicited.....................  Outside Front Cover Page; Incorporation of Certain Documents by
                                                           Reference; Summary; Special Meeting of Shareholders of RAC; The
                                                           Merger -- Interests of Certain Persons in the Merger; The
                                                           Merger -- Dissenters' Rights

   19    Information if Proxies, Consents or Authori-
         zations Are Not to Be Solicited or in an
         Exchange Offer..................................  Not Applicable

                                PROXY STATEMENT
                        REGIONAL ACCEPTANCE CORPORATION

                                   PROSPECTUS
                         SOUTHERN NATIONAL CORPORATION

                                  COMMON STOCK

     This Proxy Statement/Prospectus is being furnished to the holders of the common stock of Regional Acceptance Corporation, a North Carolina corporation ("RAC"), in connection with the solicitation of proxies by the Board of Directors of RAC for use at the special meeting of shareholders of RAC, or any adjournment or postponement thereof (the "Special Meeting"), to be held on August 23, 1996 at 10:00 a.m., local time, at the Ramada Inn, 203 S.W. Greenville Boulevard, Greenville, North Carolina. At the Special Meeting, the shareholders of RAC will be asked to consider and vote upon a proposal to approve an Amended and Restated Agreement and Plan of Reorganization, dated as of March 29, 1996 and amended and restated as of May 30, 1996 (the "Reorganization Agreement"), between RAC and Southern National Corporation, a North Carolina corporation ("SNC"), a copy of which and the related Plan of Merger set forth therein (the "Plan of Merger") is attached hereto as Appendix
I. See "SPECIAL MEETING OF SHAREHOLDERS OF RAC."

     The Reorganization Agreement and Plan of Merger provide for the merger of SNC Acquisition Corp., a North Carolina corporation and wholly-owned subsidiary of SNC ("SNC Acquisition"), with and into RAC (the "Merger"). As a result, RAC will become a wholly-owned subsidiary of SNC, and the shareholders of RAC, other than dissenting shareholders, will become shareholders of SNC in accordance with the terms of the Reorganization Agreement and Plan of Merger. See "THE
MERGER -- Exchange Ratio."

     This Proxy Statement/Prospectus also constitutes a prospectus of SNC with respect to up to 6,600,000 shares of common stock, par value $5.00 per share, of SNC (the "SNC Common Stock") to be issued to holders of the outstanding shares of common stock, no par value, of RAC (the "RAC Common Stock") in accordance with the Reorganization Agreement and Plan of Merger. The SNC Common Stock is listed for trading on the New York Stock Exchange, Inc. (the "NYSE") under the trading symbol "SNB." On July 19, 1996, the last sale price of SNC Common Stock
as reported on the NYSE Composite Transactions List was $          . The RAC
Common Stock is listed for trading on the Nasdaq National Market under the trading symbol "REGA." On July 19, 1996 the last sale price of RAC Common Stock
as reported on the Nasdaq National Market was $          . On March 28, 1996,
the last trading day before SNC and RAC announced that they had entered into the Reorganization Agreement, the last sale price of RAC Common Stock as reported on the Nasdaq National Market was $9.75.

     This Proxy Statement/Prospectus, the Notice of Special Meeting, and the accompanying proxy cards are first being mailed to the shareholders of RAC on or about July 23, 1996.

NEITHER THE MERGER NOR THE SECURITIES TO BE ISSUED PURSUANT TO THIS PROXY
   STATEMENT/PROSPECTUS HAVE BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
       SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
       COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROXY
          STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY
                          IS A CRIMINAL OFFENSE.

         The date of this Proxy Statement/Prospectus is July 23, 1996.

                             AVAILABLE INFORMATION

     SNC and RAC are each subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith file reports, proxy statements, and other information with the Securities and Exchange Commission (the "Commission"). The reports, proxy statements, and other information filed with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549 and at the following Regional Offices of the Commission: 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and at 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such material can be obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549. The Commission maintains a World Wide Web site on the Internet at http://www.sec.gov that contains reports, proxy and information statements, and other information regarding registrants that file electronically with the Commission, including SNC and RAC.

     Shares of SNC Common Stock are listed on the NYSE, and proxy statements, reports, and other information concerning SNC can also be inspected and copied at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

     SNC has filed a Registration Statement on Form S-4 (together with all amendments, exhibits, and schedules thereto, the "Registration Statement") with the Commission under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the shares of SNC Common Stock to be issued in the Merger. This Proxy Statement/Prospectus does not include all of the information set forth in the Registration Statement, as permitted by the rules and regulations of the Commission. The Registration Statement, including any amendments, schedules, and exhibits filed or incorporated by reference as a part thereof, is available for inspection and copying as set forth above. Statements contained in this Proxy Statement/Prospectus or in any document incorporated herein by reference as to the contents of any contract or other document referred to herein or therein are not necessarily complete and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement or such other document, and each such statement shall be deemed qualified in its entirety by such reference.

     The information contained herein with respect to SNC has been provided by SNC, and the information contained herein with respect to RAC before the Merger has been provided by RAC.

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION IN CONNECTION WITH THE SOLICITATION OF PROXIES OR THE OFFERING OF SECURITIES MADE HEREBY OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT/PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY SNC OR RAC. THIS PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY THE SECURITIES COVERED BY THIS PROXY STATEMENT/PROSPECTUS OR A SOLICITATION OF A PROXY IN ANY JURISDICTION WHERE, OR TO OR FROM ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER, SOLICITATION OF AN OFFER OR PROXY SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROXY STATEMENT/PROSPECTUS NOR ANY DISTRIBUTION OF SECURITIES MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF SNC OR RAC SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents previously filed by SNC with the Commission under the Exchange Act are incorporated herein by reference:

          (a) SNC's Annual Report on Form 10-K for the fiscal year ended December 31, 1995;

          (b) SNC's Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 1996;

          (c) SNC's Current Report on Form 8-K, dated April 15, 1996;

          (d) SNC's Current Report on Form 8-K, dated May 3, 1996;

          (e) SNC's Current Report on Form 8-K, dated July 12, 1996; and

          (f) The description of SNC Common Stock in SNC's registration statement filed under the Exchange Act with respect to SNC Common Stock, including all amendments and reports filed for the purpose of updating such description.

     The following documents previously filed by RAC with the Commission under the Exchange Act are incorporated herein by reference:

          (a) RAC's Annual Report on Form 10-K for the fiscal year ended December 31, 1995;

          (b) RAC's Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 1996; and

          (c) RAC's Current Report on Form 8-K, dated March 29, 1996.

     In accordance with the rules and regulations of the Commission, copies of such Form 10-K and Form 10-Q previously filed by RAC with the Commission accompany this Proxy Statement/Prospectus.

     All documents filed by SNC or RAC pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act after the date of this Proxy Statement/Prospectus and prior to the Special Meeting shall be deemed to be incorporated by reference into this Proxy Statement/Prospectus and to be a part hereof from the date of the filing of such documents.

     Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein (or in any subsequently filed document that is or is deemed to be incorporated by reference herein) modifies or supersedes such previous statement. Any statement so modified or superseded shall not be deemed to constitute a part hereof except as so modified or superseded.

     THIS PROXY STATEMENT/PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THESE DOCUMENTS (OTHER THAN EXHIBITS TO SUCH DOCUMENTS UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE HEREIN) ARE AVAILABLE WITHOUT CHARGE, UPON WRITTEN OR ORAL REQUEST BY ANY PERSON, INCLUDING ANY BENEFICIAL OWNER OF RAC COMMON STOCK, TO WHOM THIS PROXY STATEMENT/PROSPECTUS HAS BEEN DELIVERED. REQUESTS FOR DOCUMENTS RELATING TO SNC SHOULD BE DIRECTED TO INVESTOR RELATIONS, SOUTHERN NATIONAL CORPORATION, 223 WEST NASH STREET, WILSON, NORTH CAROLINA 27893 OR TELEPHONE: (919) 246-4219. REQUESTS FOR DOCUMENTS RELATING TO RAC SHOULD BE DIRECTED TO SECRETARY, REGIONAL ACCEPTANCE CORPORATION, 3004 SOUTH MEMORIAL DRIVE, GREENVILLE, NORTH CAROLINA 27834 OR TELEPHONE: (919) 756-2148. IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY SUCH REQUEST SHOULD BE RECEIVED BY AUGUST 16, 1996.

                               TABLE OF CONTENTS

                                                                                                                          PAGE

AVAILABLE INFORMATION..................................................................................................     i
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE........................................................................     i
SUMMARY................................................................................................................     1
  Special Meeting of Shareholders of RAC...............................................................................     1
  Parties to the Merger................................................................................................     1
     SNC...............................................................................................................     1
     SNC Acquisition...................................................................................................     1
     RAC...............................................................................................................     1
  The Merger...........................................................................................................     2
     General...........................................................................................................     2
     Exchange Ratio....................................................................................................     2
     Effective Date and Time of the Merger.............................................................................     2
     Recommendation of RAC Board; Reasons for the Merger...............................................................     2
     Opinion of RAC's Financial Advisor................................................................................     2
     Conditions to the Merger..........................................................................................     2
     Termination of the Reorganization Agreement.......................................................................     3
     Interests of Certain Persons in the Merger........................................................................     3
     Regulatory Considerations.........................................................................................     3
     Dissenters' Rights................................................................................................     3
     Certain Federal Income Tax Consequences...........................................................................     3
     Accounting Treatment..............................................................................................     3
     Option Agreement..................................................................................................     3
  Comparison of Shareholders' Rights...................................................................................     4
  Comparative Market Prices and Dividends..............................................................................     4
  Selected Financial Data..............................................................................................     5
     SNC...............................................................................................................     5
     RAC...............................................................................................................     6
  Comparative Per Share Data...........................................................................................     7
SPECIAL MEETING OF SHAREHOLDERS OF RAC.................................................................................     8
  General..............................................................................................................     8
  Record Date, Voting Rights, and Vote Required........................................................................     8
  Voting and Revocation of Proxies.....................................................................................     8
  Solicitation of Proxies..............................................................................................     9
  Recommendation of RAC Board..........................................................................................     9
THE MERGER.............................................................................................................    10
  General..............................................................................................................    10
  Background of the Merger.............................................................................................    10
  Reasons for the Merger...............................................................................................    11
  Opinion of the Financial Advisor.....................................................................................    13
  Exchange Ratio.......................................................................................................    17
  Possible Adjustment or Renegotiation of the Exchange Ratio -- RAC....................................................    17
  Exchange of RAC Common Stock Certificates............................................................................    18
  The Reorganization Agreement.........................................................................................    18
  Interests of Certain Persons in the Merger...........................................................................    20
  Regulatory Considerations............................................................................................    22
  Dissenters' Rights...................................................................................................    23
  Certain Federal Income Tax Consequences of the Merger................................................................    24
  Accounting Treatment.................................................................................................    25
  The Option Agreement.................................................................................................    25
  Effect on Employee Benefit Plans and Stock Options...................................................................    26
  Restrictions on Resales by Affiliates................................................................................    27

                                                                                                                          PAGE
INFORMATION ABOUT SNC..................................................................................................    28
  General..............................................................................................................    28
  Subsidiaries.........................................................................................................    28
  Acquisitions.........................................................................................................    28
  Competition..........................................................................................................    28
  Market Area..........................................................................................................    29
  Lending Activities...................................................................................................    29
  Leasing..............................................................................................................    29
  Capital..............................................................................................................    29
INFORMATION ABOUT RAC..................................................................................................    30
  General..............................................................................................................    30
  Consumer Finance Industry............................................................................................    30
  RAC's Loan Products..................................................................................................    31
  Competition..........................................................................................................    31
  Relationships With Dealers...........................................................................................    31
  Regulation...........................................................................................................    31
  Recent Development...................................................................................................    32
OWNERSHIP OF RAC COMMON STOCK BY
  CERTAIN BENEFICIAL OWNERS AND MANAGEMENT.............................................................................    32
DESCRIPTION OF SNC CAPITAL STOCK.......................................................................................    33
  General..............................................................................................................    33
  Common Stock.........................................................................................................    33
  Preferred Stock......................................................................................................    33
  Certain Provisions of the NCBCA, SNC Articles, and SNC Bylaws........................................................    34
COMPARISON OF SHAREHOLDERS' RIGHTS.....................................................................................    34
  Authorized Capital Stock.............................................................................................    34
  Directors............................................................................................................    35
  Dividends and Other Distributions....................................................................................    35
  Notice of Shareholder Nominations and Shareholder Proposals..........................................................    35
  Exculpation and Indemnification......................................................................................    36
  Anti-takeover Statutes...............................................................................................    36
  Amendments to Articles of Incorporation and Bylaws...................................................................    36
  Liquidation Rights...................................................................................................    37
LEGAL MATTERS..........................................................................................................    37
EXPERTS................................................................................................................    37
SHAREHOLDER PROPOSALS..................................................................................................    37
APPENDICES.............................................................................................................    38
  Appendix I -- Amended and Restated Agreement and Plan of Reorganization
  Appendix II -- Option Agreement
  Appendix III -- Opinion of Salomon Brothers Inc
  Appendix IV -- Chapter 55, Article 13 of NCBCA

                      [This Page Left Intentionally Blank]

                                    SUMMARY

     THE FOLLOWING SUMMARY IS INTENDED ONLY TO HIGHLIGHT CERTAIN INFORMATION CONTAINED ELSEWHERE IN THIS PROXY STATEMENT/PROSPECTUS. THIS SUMMARY IS NOT INTENDED TO BE COMPLETE AND IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED INFORMATION CONTAINED ELSEWHERE IN THIS PROXY STATEMENT/PROSPECTUS, THE APPENDICES HERETO, AND THE DOCUMENTS INCORPORATED BY REFERENCE OR OTHERWISE REFERRED TO HEREIN. SHAREHOLDERS ARE URGED TO REVIEW CAREFULLY THIS ENTIRE PROXY STATEMENT/PROSPECTUS, INCLUDING THE APPENDICES HERETO.

SPECIAL MEETING OF SHAREHOLDERS OF RAC

     The Special Meeting will be held on August 23, 1996 at 10:00 a.m., local time, at the Ramada Inn, 203 S.W. Greenville Boulevard, Greenville, North Carolina. At the Special Meeting, the shareholders of RAC will vote upon a proposal to approve the Reorganization Agreement and the Plan of Merger set forth therein attached hereto as Appendix I. On July 19, 1996, the record date
for the Special Meeting (the "Record Date"), there were approximately    holders
of record of the   shares of RAC Common Stock then outstanding and entitled to vote at the Special Meeting.

     The affirmative vote of the holders of a majority of the outstanding shares of RAC Common Stock is required to approve the Reorganization Agreement and Plan of Merger. As of the Record Date, directors and executive officers of RAC beneficially owned 9,197,741 shares or 61.3% of the RAC Common Stock entitled to vote at the Special Meeting. In the Reorganization Agreement, William R. Stallings, Sr. and Dr. Ledyard B. Ross, who together own 8,695,739 shares of the RAC Common Stock (57.9% of the shares entitled to vote at the Special Meeting), agreed to vote those shares in favor of the Reorganization Agreement and Plan of Merger unless the Board of Directors of RAC (the "RAC Board") withdraws, modifies, or changes its recommendation that the shareholders of RAC vote in favor thereof. See "SPECIAL MEETING OF SHAREHOLDERS OF RAC."

PARTIES TO THE MERGER

  SNC

     SNC is a multi-bank holding company headquartered in Winston-Salem, North Carolina. SNC conducts its operations in North Carolina, South Carolina, and Virginia primarily through its commercial banking subsidiaries and, to a lesser extent, through its other subsidiaries. SNC's bank subsidiaries are Branch Banking and Trust Company ("BB&T-NC"), which currently operates 312 banking offices throughout North Carolina; Branch Banking and Trust Company of South Carolina, which currently operates 99 banking offices throughout South Carolina; and Commerce Bank, which currently operates 21 banking offices in the Hampton Roads region of Virginia.

     The mailing address and telephone number of SNC's principal executive offices are 200 West Second Street, Winston-Salem, North Carolina 27101, (910) 733-2000. For additional information regarding SNC, see "INFORMATION ABOUT SNC."

  SNC ACQUISITION

     SNC Acquisition is a newly-formed North Carolina corporation that will not conduct any significant activities other than those incident to its formation, participation in the preparation of the Proxy Statement/Prospectus, and completion of the Merger. SNC Acquisition is a wholly-owned subsidiary of SNC. SNC Acquisition will be merged with and into RAC, and RAC will be the surviving corporation in the Merger (the "Surviving Corporation"). The mailing address and telephone number of SNC Acquisition's principal executive offices are 200 West Second Street, Winston-Salem, North Carolina 27101, (910) 733-2000.

  RAC

     RAC is a consumer finance company engaged primarily in financing consumer purchases of late model used automobiles and other used motor vehicles and in making direct loans to consumers who typically have limited access to other sources of consumer credit. RAC also offers insurance products to consumers in connection with its loan transactions. RAC is based in Greenville, North Carolina and currently has a total of 28 branch offices which are located in North Carolina (23), South Carolina (3), Tennessee (1), and Virginia (1). Operations at all of RAC's offices are integrated through a common management information system and the same management structure, business strategy, and lending procedures.

     RAC is a North Carolina corporation founded in Greenville, North Carolina in 1978. The mailing address and telephone number of RAC's principal executive offices are 3004 South Memorial Drive, Greenville, North Carolina 27834, (919) 756-2148. For additional information regarding RAC, see "INFORMATION ABOUT RAC."

THE MERGER

  GENERAL

     SNC Acquisition will be merged with and into RAC, and RAC will be the surviving corporation in the Merger. Following the Merger, RAC will be a wholly-owned subsidiary of SNC and each share of RAC Common Stock (other than shares owned by any Dissenting Shareholders, as defined below) will be converted into the right to receive shares of SNC Common Stock.

  EXCHANGE RATIO

     In the Merger, each outstanding share of RAC Common Stock (other than shares held by Dissenting Shareholders) will be converted into .3929 shares of SNC Common Stock if the Closing Value (as defined below) of SNC Common Stock is not less than $26.00 and not greater than $30.00. If the Closing Value is less than $26.00, the Exchange Ratio will be determined by dividing $10.21 by the Closing Value. If the Closing Value is greater than $30.00, the Exchange Ratio will be determined by dividing $11.79 by the Closing Value. If the Closing Value is less than $24.00 or greater than $32.00, the Exchange Ratio will be subject to renegotiation by SNC and RAC.

     "Closing Value" means the average closing price per share, as reported on the New York Stock Exchange (the "NYSE"), of the SNC Common Stock for the ten NYSE trading days immediately preceding the fifth calendar day preceding the date on which the shareholders of RAC approve the Merger. The Closing Value is expected to be determined based on the ten business days ending on and including August 16, 1996.

     No fractional shares of SNC Common Stock will be issued in the Merger. Holders of RAC Common Stock otherwise entitled to a fractional share will be paid an amount in cash determined by multiplying that fraction by the Closing Value. See "THE MERGER -- Exchange Ratio."

  EFFECTIVE DATE AND TIME OF THE MERGER

     The Merger will be effective on the date and at the time specified in the Articles of Merger to be filed with the Secretary of State of the State of North Carolina (the "Effective Date"). The filing of the Articles of Merger with the Secretary of State of the State of North Carolina is anticipated to take place on the first business day following the date on which the Plan of Merger shall have been approved by the RAC shareholders or on such later date within ten days thereafter as may be specified by SNC, or such later date as the parties may otherwise agree. See "THE MERGER -- The Reorganization Agreement."

  RECOMMENDATION OF RAC BOARD; REASONS FOR THE MERGER

     The RAC Board has unanimously approved the Reorganization Agreement and Plan of Merger and the transactions contemplated thereby. The RAC Board believes that the Merger is in the best interests of RAC and its shareholders and recommends that the shareholders of RAC vote "FOR" approval of the Reorganization Agreement and Plan of Merger. For further discussion of the factors considered by the RAC Board in reaching its conclusions, see "THE
MERGER -- Background of the Merger" and " -- Reasons for the Merger."

  OPINION OF RAC'S FINANCIAL ADVISOR

     RAC has retained Salomon Brothers Inc ("Salomon") to act as its financial advisor in connection with the Merger, and Salomon has rendered its opinion to the RAC Board that, as of the date of such opinion, the Exchange Ratio is fair from a financial point of view to RAC's shareholders. The full text of the Salomon opinion, updated to the date hereof, is set forth as Appendix III to this Proxy Statement/Prospectus and should be read in its entirety with respect to the assumptions made and other matters considered and limitations on the review undertaken by Salomon in rendering such opinion. See "THE
MERGER -- Opinion of Financial Advisor."

  CONDITIONS TO THE MERGER

     The consummation of the Merger is subject to various conditions, including the approval of the Reorganization Agreement and Plan of Merger by the shareholders of RAC, receipt of necessary regulatory approvals, receipt of opinions regarding tax consequences, receipt of assurances regarding accounting treatment, and other customary conditions to closing. See "THE MERGER -- The Reorganization Agreement."

  TERMINATION OF THE REORGANIZATION AGREEMENT

     The Reorganization Agreement may be terminated by either SNC or RAC if the Merger is not consummated on or before October 31, 1996 and the terminating party is not in breach of any of its representations, warranties, or covenants in the Reorganization Agreement. The parties also have certain rights of termination if the Closing Value is less than $24.00 or greater than $32.00 and a new Exchange Ratio cannot be negotiated and upon the occurrence of certain other events. See "THE MERGER -- Exchange Ratio" and " -- The Reorganization Agreement."

  INTERESTS OF CERTAIN PERSONS IN THE MERGER

     Certain members of RAC management, including one director, are entering into employment agreements that provide for employment terms of three or more years and severance payments and other benefits upon the occurrence of a merger or other change of control of SNC or of RAC after the Merger. The Reorganization Agreement obligates RAC, as the Surviving Corporation, to indemnify the directors and officers of RAC and its subsidiaries from and after the Merger against certain liabilities arising prior to the Merger. See "THE
MERGER -- Interests of Certain Persons in the Merger" and " -- Effect on Benefit Plans and Options."

  REGULATORY CONSIDERATIONS

     The Merger must be approved by the Board of Governors of the Federal Reserve System (the "Federal Reserve") under the Federal Reserve's Regulation Y and Regulation K. Notice requesting approval of the Merger was submitted by SNC to the Federal Reserve on June 7, 1996. See "THE MERGER -- Regulatory Considerations."

  DISSENTERS' RIGHTS

     Under North Carolina law, holders of RAC Common Stock who do not vote in favor of the Reorganization Agreement and Plan of Merger and who comply with certain notice requirements and other procedures (the "Dissenting Shareholders") will have the right to dissent and to be paid cash for the "fair value" of their shares. Such "fair value" as finally determined under such procedures may be more or less than the consideration to be received by other shareholders of RAC under the terms of the Reorganization Agreement and Plan of Merger. The procedures to be followed by the Dissenting Shareholders are described elsewhere in this Proxy Statement/Prospectus, and the text of the applicable statutory provisions is set forth in Appendix IV hereto. Failure to follow these procedures precisely may result in the loss of dissenters' rights. Dissenting Shareholders who receive cash for their shares of RAC Common Stock pursuant to their dissenters' rights will recognize gain or loss for federal income tax purposes. See "THE MERGER -- Dissenters' Rights" and Appendix IV hereto.

  CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     The Merger has been structured to qualify as a nontaxable transaction under the Internal Revenue Code of 1986, as amended (the "Code"). It is a condition to the Merger that SNC and RAC receive an opinion from Womble Carlyle Sandridge & Rice, PLLC, counsel to SNC, to the effect that no gain or loss will be recognized in connection with the Merger by SNC Acquisition or the holders of RAC Common Stock (other than with respect to cash received in lieu of fractional shares or by Dissenting Shareholders) and that the holding period for, and basis in, the shares of RAC Common Stock will be carried over to the shares of SNC Common Stock. See "THE MERGER -- Certain Federal Income Tax Consequences of the Merger."

  ACCOUNTING TREATMENT

     It is a condition to closing that the Merger will be accounted for as a "pooling-of-interests" for accounting and financial reporting purposes. See "THE MERGER -- Accounting Treatment."

  OPTION AGREEMENT

     As a condition to SNC entering into the Reorganization Agreement and to increase the probability that the Merger will be consummated, SNC and RAC entered into an Option Agreement, dated as of March 29, 1996 (the "Option Agreement"), which granted SNC an option to purchase up to 2,986,399 shares of RAC Common Stock (approximately 19.9% of the number of shares of RAC Common Stock currently outstanding), subject to adjustment, at an exercise price of $10.21 per share (the "Option"). A copy of the Option Agreement is attached to this Proxy Statement/Prospectus as Appendix II. The exercise of the Option is permitted only upon the occurrence of certain events which generally relate to an acquisition of control of RAC, or the acquisition by a third party of a significant interest in the equity or assets of RAC. The Option is not presently exercisable. See "THE MERGER -- The Option Agreement."

COMPARISON OF SHAREHOLDERS' RIGHTS

     The rights of the shareholders of RAC currently are determined by the North Carolina Business Corporation Act (the "NCBCA"), the Articles of Incorporation of RAC, as they may be amended and restated from time to time (the "RAC Articles"), and the Bylaws of RAC (the "RAC Bylaws"). At the Effective Date, the shareholders of RAC will become shareholders of SNC. Their rights as shareholders will then be determined by the NCBCA, the Amended and Restated Articles of Incorporation of SNC, as they may be amended and restated from time to time (the "SNC Articles"), and the Bylaws of SNC, as they may be amended and restated from time to time (the "SNC Bylaws"). See "DESCRIPTION OF SNC CAPITAL STOCK" and "COMPARISON OF SHAREHOLDERS' RIGHTS."

COMPARATIVE MARKET PRICES AND DIVIDENDS

     SNC Common Stock is listed on the NYSE under the symbol "SNB." RAC Common Stock is included in the Nasdaq National Market under the symbol "REGA." The following table sets forth, for the periods indicated, the high and low sales price of SNC Common Stock and RAC Common Stock on the NYSE Composite Transactions List and the Nasdaq National Market, respectively, and cash dividends paid per share. The prices have been rounded up to the nearest eighth and do not include retail markups, markdowns, or commissions. Prices of RAC Common Stock have been adjusted to give effect to stock splits in the form of share dividends.

                                                                                SNC                             RAC
                                                                                          CASH                            CASH
                                                                     HIGH      LOW      DIVIDEND     HIGH      LOW      DIVIDEND
Quarter Ended
  March 31, 1996.................................................   $29.75    $25.88      $.23      $10.88    $ 7.75       -0-
Quarter Ended
  March 31, 1995.................................................    22.38     18.88       .20       10.33      6.38       -0-
  June 30, 1995..................................................    24.13     19.88       .20       12.33      9.00       -0-
  September 30, 1995.............................................    27.13     23.63       .23       13.25     10.75       -0-
  December 31, 1995..............................................    27.00     25.63       .23       12.00      8.00       -0-
     For year 1995...............................................    27.13     18.88       .86       13.25      6.38       -0-
Quarter Ended
  March 31, 1994.................................................    20.50     18.38       .17        7.87      5.87       -0-
  June 30, 1994..................................................    21.88     18.88       .17        9.07      6.27       -0-
  September 30, 1994.............................................    21.88     20.00       .20       10.83      8.33       -0-
  December 31, 1994..............................................    21.13     17.13       .20        9.33      6.33       -0-
     For year 1994...............................................    21.88     17.13       .74       10.83      5.87       -0-

     The following table sets forth the last reported sales price for shares of SNC Common Stock and RAC Common Stock on March 28, 1996, the last trading day preceding the public announcement of the proposed Merger, and July 19, 1996, on the NYSE Composite Transactions List and the Nasdaq National Market, respectively. The RAC Equivalent represents the last sales prices of a share of SNC Common Stock on those dates multiplied by the Exchange Ratio of .3929.

 DATE                                                                  SNC       RAC     RAC EQUIVALENT
March 28, 1996.....................................................   $27.63    $9.75        $10.85
July 19, 1996......................................................

SELECTED FINANCIAL DATA

  SNC

     The following selected historical financial information of SNC has been derived from historical consolidated financial statements and should be read in conjunction with such historical consolidated financial statements, and the notes thereto, which are incorporated herein by reference.

                   SELECTED HISTORICAL FINANCIAL DATA -- SNC
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                             AS OF/FOR THE
                                             THREE MONTHS
                                            ENDED MARCH 31                 AS OF/FOR THE YEARS ENDED DECEMBER 31
                                          1996          1995          1995          1994          1993          1992
SUMMARY OF OPERATIONS
  Interest income....................  $   383,782   $   368,637   $ 1,548,176   $ 1,318,045   $ 1,199,708   $ 1,207,989
  Interest expense...................      190,139       185,816       806,627       581,279       506,192       589,785
  Net interest income................      193,643       182,821       741,549       736,766       693,516       618,204
  Net interest income after provision
    for loan and lease losses........      183,143       175,821       710,149       718,920       640,205       555,333
  Noninterest income.................       67,667        36,977       226,350       226,047       220,318       185,873
  Noninterest expense................      146,946       229,351       672,303       583,336       663,244       510,158
  Income (loss) before income
    taxes............................      103,864       (16,553)      264,196       361,631       197,279       231,048
  Net income (loss)..................       69,610       (12,345)      178,133       236,872        85,828       146,726
EARNINGS (LOSS) PER COMMON SHARE
  Net income (loss) primary..........       $  .67        $ (.13)       $ 1.66        $ 2.26        $  .81        $ 1.53
  Net income (loss) fully diluted....          .65          (.13)         1.64          2.21           .81          1.48
  Cash dividends.....................          .23           .20           .86           .74           .64           .50
  Book value.........................        15.13         13.90         15.52         13.92         13.14         13.22
AVERAGE BALANCE SHEET DATA
  Securities at carrying value.......  $ 4,988,002   $ 5,331,071   $ 5,394,372   $ 5,340,070   $ 4,670,213   $ 3,998,587
  Loans and leases*..................   13,703,144    13,030,351    13,465,835    12,195,004    11,029,260    10,024,523
  Other assets.......................    1,314,951     1,420,797     1,412,821     1,440,736     1,367,568     1,339,742
  Total assets.......................   20,006,097    19,782,219    20,273,028    18,975,810    17,067,041    15,362,852
  Deposits...........................   14,504,637    14,266,875    14,251,176    14,298,728    13,546,050    12,601,590
  Other liabilities..................    2,374,772     3,106,224     3,324,308     2,553,243     1,546,526     1,416,923
  Long-term debt.....................    1,511,577       905,484     1,127,575       677,227       597,519       153,064
  Common shareholders' equity........    1,554,144     1,429,493     1,497,624     1,372,469     1,302,803     1,125,470
  Preferred shareholders' equity.....       60,967        74,143        72,345        74,143        74,143        65,805
  Total liabilities and shareholders'
    equity...........................   20,006,097    19,782,219    20,273,028    18,975,810    17,067,041    15,362,852
PERIOD END BALANCES
  Total assets.......................  $20,174,126   $19,892,682   $20,492,929   $19,855,063   $18,858,370   $15,966,986
  Deposits...........................   15,163,313    14,530,670    14,684,056    14,314,154    14,594,952    13,044,173
  Long-term debt.....................    1,603,346       902,047     1,383,935       910,755       837,241       423,211
  Shareholders' equity...............    1,563,081     1,494,716     1,674,003     1,496,477     1,398,726     1,266,898
SELECTED PERFORMANCE RATIOS
  Rate of return on:
    Average total assets.............         1.40%         (.25)%         .88%         1.25%          .50%          .96%
    Average common shareholders'
      equity.........................        17.86         (3.87)        11.56         16.88          6.19         12.63
  Dividend payout....................        34.33          NM**         51.81         32.74         79.01         32.68
  Average equity to average assets...         8.07          7.60          7.74          7.62          8.07          7.75


                                          1991
SUMMARY OF OPERATIONS
  Interest income....................  $ 1,243,470
  Interest expense...................      743,322
  Net interest income................      500,148
  Net interest income after provision
    for loan and lease losses........      424,304
  Noninterest income.................      178,016
  Noninterest expense................      435,184
  Income (loss) before income
    taxes............................      167,136
  Net income (loss)..................      115,543
EARNINGS (LOSS) PER COMMON SHARE
  Net income (loss) primary..........       $ 1.36
  Net income (loss) fully diluted....         1.33
  Cash dividends.....................          .46
  Book value.........................        12.17
AVERAGE BALANCE SHEET DATA
  Securities at carrying value.......  $ 3,336,542
  Loans and leases*..................    9,087,120
  Other assets.......................    1,252,057
  Total assets.......................   13,675,719
  Deposits...........................   11,398,365
  Other liabilities..................    1,206,790
  Long-term debt.....................      142,359
  Common shareholders' equity........      928,205
  Preferred shareholders' equity.....           --
  Total liabilities and shareholders'
    equity...........................   13,675,719
PERIOD END BALANCES
  Total assets.......................  $14,436,338
  Deposits...........................   12,166,090
  Long-term debt.....................      417,050
  Shareholders' equity...............    1,024,546
SELECTED PERFORMANCE RATIOS
  Rate of return on:
    Average total assets.............          .84%
    Average common shareholders'
      equity.........................        12.45
  Dividend payout....................        33.82
  Average equity to average assets...         6.79

 * Loans and leases are net of unearned income and the allowance for losses. Amounts include loans held for sale.

** NM -- Not Meaningful.

  RAC

     The following selected historical financial information of RAC has been derived from historical consolidated financial statements and should be read in conjunction with such historical consolidated financial statements, and the notes thereto, which are incorporated herein by reference.

                   SELECTED HISTORICAL FINANCIAL DATA -- RAC
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                 AS OF/FOR THE
                                                                 THREE MONTHS
                                                                ENDED MARCH 31,     AS OF/FOR THE YEARS ENDED DECEMBER 31,
                                                                1996       1995       1995       1994      1993      1992
INCOME STATEMENT DATA
Interest income.............................................  $  7,802   $  6,306   $ 27,918   $ 21,094   $13,027   $10,205
Interest expense............................................    (1,959)    (1,853)    (7,315)    (5,017)   (2,918)   (2,890)
Net interest income, before provision for loan losses.......     5,843      4,453     20,603     16,077    10,109     7,315
Provision for loan losses...................................      (900)      (640)    (3,232)    (2,335)   (1,247)     (713)
Net interest income.........................................     4,943      3,813     17,371     13,742     8,862     6,602
Other income................................................     1,471      1,243      5,163      4,217     3,162     1,881
Operating expenses..........................................    (2,698)    (1,880)    (8,926)    (6,459)   (4,197)   (3,491)
Income before income taxes..................................     3,716      3,176     13,608     11,500     7,827     4,992
Income tax expense..........................................    (1,475)    (1,266)    (5,400)    (4,530)   (1,737)       --
Income tax effect of change from Subchapter S corporation...        --         --         --         --       471        --
Net income..................................................  $  2,241   $  1,910   $  8,208   $  6,970   $ 6,561   $ 4,992
Net income per share (A)....................................  $    .15   $    .13   $    .55   $    .46   $   .49
Weighted average outstanding shares (A).....................    15,007     15,007     15,007     15,007    13,305
PRO FORMA NET INCOME (B)
Net income before income taxes..............................                                              $ 7,827   $ 4,992
Income tax expense..........................................                                               (3,042)   (1,961)
Income tax effect of change from Subchapter S corporation...                                                  471        --
Pro forma net income........................................                                              $ 5,256   $ 3,031
Pro forma net income per share..............................                                              $   .37   $   .24
Weighted average outstanding shares.........................                                               14,207    12,546
BALANCE SHEET DATA
Loans receivable............................................  $150,383   $121,623   $139,506   $116,389   $68,976   $49,677
Less allowance for loan losses..............................    (3,781)    (2,541)    (3,430)    (2,368)   (1,443)   (1,056)
Non-refundable dealer holdbacks.............................      (482)       (46)      (571)      (624)       --        --
Net loans receivable........................................   146,120    119,036    135,505    113,397    67,533    48,621
Total assets................................................   153,980    122,113    142,930    115,915    69,467    49,238
Total debt..................................................   114,460     91,132    104,131     84,268    45,970    39,338
Stockholders' equity........................................    39,520     30,981     37,279     29,071    22,064     8,979
OPERATING DATA
Net interest spread.........................................     14.4%      12.6%      14.0%      14.6%     15.3%     14.8%
Net interest margin.........................................     16.3%      15.0%      16.1%      16.8%     17.5%     16.3%
Return on average stockholders' equity (C)..................     23.2%      25.5%      24.7%      27.4%     25.1%        --
Return on average assets (C)................................      6.1%       6.4%       6.3%       7.2%      8.4%        --
Allowance for loan losses and non-refundable dealer
  holdbacks as a percentage of loans receivable.............      2.8%       2.1%       2.9%       2.6%      2.5%      2.3%
Net charge-offs as a percentage of average net loans
  receivable (4.3% for March 31, 1996 and 2.3% for December
  31, 1995 excluding losses charged to the non-refundable
  dealer reserve)...........................................      1.5%       1.6%       1.7%       1.5%      1.5%      1.2%
Operating expenses as a percentage of average net loans
  receivable................................................      7.5%       6.3%       7.0%       6.7%      7.3%      7.8%


                                                               1991
INCOME STATEMENT DATA
Interest income.............................................  $ 8,521
Interest expense............................................   (3,078)
Net interest income, before provision for loan losses.......    5,443
Provision for loan losses...................................   (1,078)
Net interest income.........................................    4,365
Other income................................................    1,585
Operating expenses..........................................   (3,434)
Income before income taxes..................................    2,516
Income tax expense..........................................      (47)
Income tax effect of change from Subchapter S corporation...       --
Net income..................................................  $ 2,469
Net income per share (A)....................................
Weighted average outstanding shares (A).....................
PRO FORMA NET INCOME (B)
Net income before income taxes..............................
Income tax expense..........................................
Income tax effect of change from Subchapter S corporation...
Pro forma net income........................................
Pro forma net income per share..............................
Weighted average outstanding shares.........................
BALANCE SHEET DATA
Loans receivable............................................  $39,262
Less allowance for loan losses..............................     (892)
Non-refundable dealer holdbacks.............................       --
Net loans receivable........................................   38,370
Total assets................................................   39,380
Total debt..................................................   32,731
Stockholders' equity........................................    5,711
OPERATING DATA
Net interest spread.........................................    13.2%
Net interest margin.........................................    14.8%
Return on average stockholders' equity (C)..................       --
Return on average assets (C)................................       --
Allowance for loan losses and non-refundable dealer
  holdbacks as a percentage of loans receivable.............     2.4%
Net charge-offs as a percentage of average net loans
  receivable (4.3% for March 31, 1996 and 2.3% for December
  31, 1995 excluding losses charged to the non-refundable
  dealer reserve)...........................................     2.5%
Operating expenses as a percentage of average net loans
  receivable................................................     9.4%

Notes to selected financial data

(A) Adjusted for 3:2 stock split paid July 10, 1995 and 5:4 stock split paid July 18, 1994.

(B) RAC terminated its Subchapter S status on June 11, 1993. The pro forma net income information reflects the application of corporate income taxes to RAC's net income at an assumed combined federal and state tax rate of 39.3% as if the termination of RAC's status as an S corporation had occurred on January 1, 1992.

(C) 1993 returns are annualized for the period subsequent to the initial public offering, June 15, 1993.

COMPARATIVE PER SHARE DATA

     The following table sets forth: (a) selected comparative per share data for each of SNC and RAC on an historical basis (adjusted, in the case of RAC, for stock splits); (b) selected unaudited pro forma comparative per share data assuming the Merger had been effective during the periods presented for SNC and RAC combined; and (c) RAC pro forma equivalent amounts, assuming the Exchange Ratio is .3929 shares of SNC Common Stock for each share of RAC Common Stock. The unaudited pro forma data has been prepared giving effect to the Merger as a pooling of interests. For a description of the effect of pooling-of-interests accounting on the Merger and the historical financial statements of SNC, see "THE MERGER -- Accounting Treatment."

     The comparative per share data presented are based on and derived from, and should be read in conjunction with, the historical consolidated financial statements and the related notes thereto of each of SNC and RAC incorporated by reference herein. Results of each of SNC and RAC for the three months ended March 31, 1996 and 1995 are not necessarily indicative of results expected for the entire year, nor are pro forma amounts necessarily indicative of results of operations or combined financial position that would have resulted had the Merger been consummated at the beginning of the period indicated. All adjustments, consisting of only normal adjustments, necessary for a fair statement of results of interim periods have been included.

                                                                                         AS OF/FOR THE
                                                                                         THREE MONTHS         AS OF/FOR THE
                                                                                             ENDED             YEARS ENDED
                                                                                           MARCH 31            DECEMBER 31
                                                                                         1996    1995     1995     1994     1993
Earnings (loss) per common share
  SNC
     Historical primary...............................................................   $.67    $(.13)   $1.66    $2.26    $.81
     Historical fully diluted.........................................................    .65     (.13)    1.64     2.21     .81
     Pro forma combined primary.......................................................    .66     (.11)    1.65     2.20     .84
     Pro forma combined fully diluted.................................................    .64     (.11)    1.62     2.15     .84
  RAC
     Historical.......................................................................   $.15    $ .13    $ .55    $ .46    $.49
     Pro forma equivalent (1) primary.................................................    .26     (.04)     .65      .86     .33
     Pro forma equivalent (1) fully diluted...........................................    .25     (.04)     .64      .84     .33
Cash dividends declared per common share
     SNC historical...................................................................   $.23    $ .20    $ .86    $ .74    $.64
     SNC pro forma combined (2).......................................................    .23      .20      .86      .74     .64
     RAC historical...................................................................      0        0        0        0       0
     RAC pro forma equivalent (1).....................................................    .09      .08      .34      .29     .25

                                                                           AT                 AT
                                                                     MARCH 31, 1996    DECEMBER 31, 1995
Shareholders' equity per common share
  SNC historical..................................................       $15.13             $ 15.52
  SNC pro forma combined..........................................        14.67               15.02
  RAC historical..................................................         2.63                2.48
  RAC pro forma equivalent (1)....................................         5.76                5.90

(1) RAC pro forma equivalent amounts are calculated by multiplying the pro forma combined amounts by the assumed Exchange Ratio of .3929 shares of SNC Common Stock for each share of RAC Common Stock.

(2) Pro forma combined dividends per share represent historical dividends per share paid by SNC.

                     SPECIAL MEETING OF SHAREHOLDERS OF RAC

GENERAL

     This Proxy Statement/Prospectus is being furnished to the shareholders of RAC as of the Record Date and is accompanied by a form of proxy which is solicited by the RAC Board for use at the Special Meeting to be held on August 23, 1996 at 10:00 a.m., local time at the Ramada Inn, 203 S.W. Greenville Boulevard, Greenville, North Carolina and any adjournment or postponement thereof. At the Special Meeting, the shareholders of RAC will vote on a proposal to approve the Reorganization Agreement and Plan of Merger attached hereto as Appendix I. Proxies may be voted on such other matters as may properly come before the Special Meeting, or any adjournment or postponement thereof, at the discretion of the proxy holders named therein. The RAC Board knows of no such other matters except matters incidental to the conduct of the Special Meeting.

     Holders of RAC Common Stock are requested to complete, date, and sign the accompanying proxy and return it promptly to RAC in the enclosed postage prepaid envelope.

RECORD DATE, VOTING RIGHTS, AND VOTE REQUIRED

     Only the holders of RAC Common Stock on the Record Date (July 19, 1996) are entitled to receive notice of and to vote at the Special Meeting and at any
adjournments or postponements thereof. On the Record Date, there were   shares
of RAC Common Stock outstanding which were held by approximately   holders of
record. Each share of RAC Common Stock outstanding on the Record Date is entitled to one vote as to each of the matters submitted at the Special Meeting.

     APPROVAL OF THE REORGANIZATION AGREEMENT AND PLAN OF MERGER WILL REQUIRE THE AFFIRMATIVE VOTE OF THE HOLDERS OF A MAJORITY OF THE OUTSTANDING SHARES OF RAC COMMON STOCK. FAILURE OF A HOLDER OF RAC COMMON STOCK TO VOTE SUCH SHARES IN FAVOR OF THE REORGANIZATION AGREEMENT AND PLAN OF MERGER WILL HAVE THE SAME EFFECT AS A VOTE "AGAINST" THE REORGANIZATION AGREEMENT AND PLAN OF MERGER.

     As of the Record Date, the directors and executive officers of RAC beneficially owned a total of 9,197,741 shares, or 61.3% of the issued and outstanding shares of RAC Common Stock, all of which are expected to be voted in favor of the Reorganization Agreement. In the Reorganization Agreement, William
R. Stallings, Sr. and Dr. Ledyard B. Ross, who together own 8,695,739 shares of the RAC Common Stock (57.9% of the shares entitled to vote at the Special Meeting), agreed to vote those shares in favor of the Reorganization Agreement and Plan of Merger unless the RAC Board withdraws, modifies, or changes its recommendation that the shareholders vote in favor thereof.

VOTING AND REVOCATION OF PROXIES

     The shares of RAC Common Stock represented by properly completed proxies received at or prior to the time for the Special Meeting will be voted as directed by the shareholders unless revoked as described below. If no instructions are given, executed proxies will be voted "FOR" approval of the Reorganization Agreement and Plan of Merger. If any other matters are properly presented at the Special Meeting and may be properly voted on, the proxies solicited hereby will be voted on such matters at the discretion of the proxy holders named therein. However, in such event, voting authority will only be exercised to the extent permissible under the applicable federal securities laws. The RAC Board is not aware of any other business to be presented at the Special Meeting, other than matters incidental to the conduct of the Special Meeting. This proxy is being solicited for the Special Meeting called to consider the Reorganization Agreement and Plan of Merger and any adjournments or postponements of the Special Meeting and will not be used for any other meeting of the shareholders of RAC.

     The Reorganization Agreement may be terminated by SNC or RAC, respectively, if the Closing Value is less than $24.00 or more than $32.00. See "THE
MERGER -- Exchange Ratio" and " -- The Reorganization Agreement." Although the Closing Value will be determinable prior to the time the shareholder vote is taken on the Merger at the Special Meeting, any renegotiation of the Exchange Ratio or election whether to terminate the Reorganization Agreement due to the Closing Value being less than $24.00 or greater than $32.00 may occur after proxies for the Special Meeting have been solicited and returned. See "THE MERGER -- Possible Adjustment or Renegotiation of the Exchange Ratio -- RAC" for a description of factors the RAC Board will consider in determining whether to seek a renegotiated Exchange Ratio or seek termination of the Agreement if the Closing Value is more than $32.00 and whether to accept a renegotiated Exchange Ratio if pursued by SNC at a time the Closing Value is less than $24.00. By granting proxies to approve the Reorganization Agreement and Plan of Merger, the RAC shareholders would be permitting the RAC Board, in the exercise of its fiduciary duties, to proceed with the

Merger even if the adjusted Exchange Ratio were less than .3684 (in the event the Closing Value is greater than $32.00) or the implied consideration per share of RAC Common Stock, based upon the Closing Value of the SNC Common Stock, were less than $10.21 (in the event the Closing Value is less than $24.00 and SNC proposes to terminate the Reorganization Agreement unless the Exchange Ratio is renegotiated).

     The presence of a shareholder at the Special Meeting will not automatically revoke such shareholder's proxy. A shareholder may, however, revoke a proxy at any time prior to its exercise by filing a written notice of revocation with, or by delivering a duly executed proxy bearing a later date to, the Secretary of RAC at RAC's principal executive offices prior to the Special Meeting, or by attending the Special Meeting and voting in person. The proxy will not be revoked by the death or incapacity of the shareholder executing it unless, before the shares are voted, notice of such death or incapacity is filed with the Secretary of RAC or other person authorized to tabulate the votes.

     BECAUSE APPROVAL OF THE REORGANIZATION AGREEMENT AND PLAN OF MERGER REQUIRES THE AFFIRMATIVE VOTE OF A MAJORITY OF THE OUTSTANDING SHARES OF RAC COMMON STOCK, ABSTENTIONS AND BROKER NON-VOTES WILL HAVE THE SAME EFFECT AS NEGATIVE VOTES. ACCORDINGLY, THE RAC BOARD URGES ITS SHAREHOLDERS TO COMPLETE, DATE, AND SIGN THE ACCOMPANYING PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED POSTAGE PREPAID ENVELOPE.

SOLICITATION OF PROXIES

     RAC will bear the cost of soliciting proxies. In addition to the use of the mails, proxies may be solicited personally or by telephone or facsimile by directors, officers, and other employees of RAC, who will not be specially compensated for such solicitation activities. Arrangements also will be made with brokerage houses and other custodians, nominees, and fiduciaries for the forwarding of solicitation materials to the beneficial owners of shares held of record by such persons, and such persons will be reimbursed for their reasonable expenses incurred in connection therewith by RAC. RAC will not utilize the services of a proxy soliciting firm in connection with the solicitation of proxies in connection with the Special Meeting.

     No person is authorized to give any information or to make any representation not contained or incorporated by reference in this Proxy Statement/Prospectus and, if given or made, such information or representation should not be relied upon as having been authorized by RAC, SNC, or any other person. The delivery of this Proxy Statement/Prospectus will not, under any circumstances, create any implication that there has been no change in the affairs of RAC or SNC since the date of this Proxy Statement/Prospectus.

RECOMMENDATION OF RAC BOARD

     The RAC Board has unanimously adopted the Reorganization Agreement and Plan of Merger and believes that the proposed transaction is fair to and in the best interests of RAC and its shareholders. The RAC Board unanimously recommends that RAC's shareholders vote "FOR" approval of the Reorganization Agreement and Plan of Merger.

     In making its recommendation, the RAC Board has considered, among other things, the opinion of Salomon that the Exchange Ratio is fair to RAC's shareholders from a financial point of view. See "THE MERGER -- Background of the Merger", " -- Reasons for the Merger" and " -- Opinion of Financial Advisor."

 SHAREHOLDERS SHOULD NOT SEND IN ANY STOCK CERTIFICATES WITH THEIR PROXY CARDS.

                                   THE MERGER

GENERAL

     In the Merger, SNC Acquisition, a wholly-owned subsidiary of SNC, will be merged with and into RAC, and RAC will be the surviving corporation in the Merger and will become a wholly-owned subsidiary of SNC. Shareholders of RAC will receive shares of SNC Common Stock and cash in lieu of fractional shares, as described below, in exchange for their shares of RAC Common Stock.

     THE FOLLOWING DESCRIPTION OF THE MERGER IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE COMPLETE TEXT OF THE REORGANIZATION AGREEMENT AND PLAN OF MERGER INCLUDED THEREIN, A COPY OF WHICH IS ATTACHED TO THIS PROXY STATEMENT/PROSPECTUS AS APPENDIX I AND INCORPORATED HEREIN BY REFERENCE.

BACKGROUND OF THE MERGER

     From time to time since mid-1993, representatives of RAC and representatives of SNC (or, prior to the merger of BB&T-NC's parent into SNC, BB&T-NC) have had informal contacts in which SNC's or BB&T-NC's interest in a possible acquisition of RAC was discussed. Until 1995, however, these contacts did not result in any substantive discussions regarding a proposed transaction.

     Following the announcement in early 1995 of the proposed acquisition by a bank holding company of another consumer finance company with a business similar to RAC's, RAC's management believed that other bank holding companies or financial institutions might be interested in similar transactions with finance companies. RAC's management also believed that there might be a window of opportunity to explore such transactions at values that would be particularly favorable to RAC's shareholders. As a result, by a letter agreement dated April 17, 1995, authorized by the RAC Board, RAC engaged Salomon to render financial advisory and investment banking services in connection with exploring and evaluating possible sale or merger transactions.

     Over the course of the next several weeks, Salomon identified and contacted a number of bank holding companies, finance companies, and other financial institutions, including SNC, to ascertain their level of interest in a transaction with RAC. Three of the prospective purchasers contacted by Salomon, including SNC, indicated a sufficient level of interest to meet with RAC to discuss such a transaction. Representatives of SNC met with representatives of RAC on June 21, 1995 as part of this process. Representatives of RAC also met with the other two prospective purchasers during the summer of 1995. Discussions with SNC and the other prospective purchasers continued through July 1995, but were terminated without any specific proposals to RAC because preliminary discussions of possible purchase price ranges indicated that the parties would be unable to reach agreement. RAC formally terminated the Salomon engagement by letter dated August 21, 1995.

     Independent of the Salomon engagement, RAC was also contacted, through another investment banking firm, by another prospective purchaser who met with RAC's management in August and September 1995. No specific proposal was made to RAC, however, as a result of these discussions. In November 1995, representatives of RAC and Salomon met again with one of the prospective purchasers with whom RAC had previously held discussions, but that meeting did not result in further discussions or a specific proposal.

     From time to time in the latter part of 1995, Burney S. Warren, III, a Senior Vice President of BB&T-NC, expressed SNC's continued interest in a transaction with RAC if the parties could agree to a mutually acceptable price. In December 1995, RAC's management indicated to Mr. Warren that they would be willing to have discussions with SNC after the end of the year.

     Shortly after the beginning of 1996, Mr. Warren met with Robert D. Barry, Vice President and Chief Financial Officer of RAC, to confirm SNC's continued interest in a transaction with RAC and to discuss a possible range of values for the shares of RAC Common Stock. Mr. Warren had a subsequent meeting with Mr. Barry and Mr. Stallings, and in the following month the three of them met with John A. Allison, IV, Chairman of the Board and Chief Executive Officer of SNC, at SNC's principal offices in Winston-Salem, North Carolina. At that meeting, SNC's valuation of RAC and internal investment criteria for acquisitions were presented to Mr. Stallings and Mr. Barry. Discussions regarding the price, structure, and other terms of a possible transaction continued over the next two weeks. Shortly thereafter, Mr. Stallings advised SNC that an exchange ratio based upon a value of $28.00 per share for SNC Common Stock against a value of $11.00 per share for RAC Common Stock would be an acceptable basis for a proposal by SNC, subject to further negotiation of the pricing structure and other terms. SNC undertook to have its counsel prepare drafts of definitive agreements, reflecting the parties' discussions and other proposed terms, and to submit the draft agreements to RAC and its counsel for further discussion.

     On March 14, 1996, representatives of SNC and RAC and their respective counsel met in Winston-Salem, North Carolina to review drafts of the Reorganization Agreement and related documents previously submitted by SNC's counsel and to discuss issues relating to price, structure, and other terms of the Merger. Over the next two weeks, the parties continued to negotiate the terms and conditions of the Merger and the related documentation.

     On March 18, 1996, the RAC Board met by telephone conference to discuss preliminarily the proposed transaction with SNC. The RAC Board authorized the engagement of Salomon as RAC's financial advisor in connection with the proposed transaction and for the preparation of an opinion as to the fairness of the proposed Exchange Ratio from a financial point of view. The RAC Board also scheduled a meeting for March 27, 1996 to consider and, if appropriate, act upon the proposed transaction.

     The RAC Board met on March 27, 1996. At the meeting, the RAC Board discussed in detail the proposed Merger and the terms and conditions set forth in the then current drafts of the Reorganization Agreement and Option Agreement and received reports from counsel and from Salomon. At the meeting, Salomon expressed its opinion relating to the fairness, from a financial point of view, to RAC's shareholders of the Exchange Ratio in the Merger. See " -- Opinion of the Financial Advisor." The RAC Board identified certain issues to be further negotiated with SNC and deferred action on the proposed Merger pending resolution of those issues.

     The RAC Board again met, by telephone conference on the afternoon of March 28, 1996, and received a report by RAC's management and counsel on their further negotiations with SNC of the terms of the Reorganization Agreement and Option Agreement and the proposed changes to resolve the outstanding issues. The RAC Board unanimously approved the Reorganization Agreement and Option Agreement in the forms previously reviewed and with the proposed changes reviewed at the meeting and authorized the execution and delivery of these agreements. On the morning of March 29, 1996, the SNC Board unanimously approved the draft of the Reorganization Agreement and the Option Agreement and delegated to senior management the negotiation of remaining issues. On March 29, 1996, the Reorganization Agreement and the Option Agreement were executed by SNC and RAC.

     Subsequent to the execution of the Reorganization Agreement, SNC requested indemnification from the current directors and executive officers of RAC for losses arising from the activities of RAC prior to the Merger and relating to certain contingencies. As of June 7, 1996, SNC and those individuals entered into an Indemnification and Escrow Agreement (the "Indemnification Agreement") pursuant to which a specified portion of the shares of SNC Common Stock to be issued to such individuals in the Merger will be placed in escrow as the sole means to satisfy these indemnification obligations. RAC is not a party to the Indemnification Agreement, nor does RAC or any other shareholder of RAC have any obligation under the Indemnification Agreement.

REASONS FOR THE MERGER

  SNC

     SNC became interested in the acquisition of RAC in order to gain entry into the automobile loan financing market served by RAC, which includes primarily consumers who do not have access to other sources of consumer credit because they do not meet the objective credit standards imposed by many other lenders. SNC sought a suitable acquisition by which to enter the market through an established finance company with an existing portfolio, dealer network, and operating procedures.

     Management of SNC believes that the existing sales finance businesses of RAC and SNC, respectively, will benefit from the combination. Management of SNC believes that it will be able to refer many consumers, who do not otherwise meet SNC's credit criteria, to RAC resulting in many cross-selling opportunities and increasing SNC's overall consumer finance business. The acquisition of RAC also will provide SNC with better access to a larger automobile dealer network. In addition, the existing RAC automobile dealer network will have access to a larger financial institution that offers a broader range of financing products to better meet the needs of their customers.

  RAC

     In reaching its conclusion to approve the Merger at its March 27 and March 28, 1996 meetings, the RAC Board consulted with RAC senior management, as well as with its financial and legal advisors, and considered various factors, including the factors described below.

     THE FINANCIAL TERMS OF THE MERGER. The RAC Board considered, among other things, calculations based upon the proposed Exchange Ratio and the closing sales price for the SNC Common Stock on the NYSE on March 26, 1996. Those calculations indicated transaction multiples of 19.8x and 4.40x, respectively, of earnings and book value and a price to managed receivables percentage of 93.7%. These multiples and percentages compared favorably with the median multiples and percentages for other transactions reviewed by Salomon for purposes of its opinion as to the fairness from a financial point of view of the Exchange Ratio (see " -- Opinion of Financial Advisor" below) and with median multiples and percentages for current market prices of other companies in the peer group of selected publicly traded automobile finance companies identified by Salomon for purposes of its opinion. The RAC Board also considered the implied RAC Common Stock value in the Merger as compared to recent market prices for the RAC Common Stock and noted that the implied value as of March 26, 1996 ($10.90 per share) represented a premium of 9.0%, 32.1%, 11.8%, and 32.5%, respectively, over the closing sales prices for the RAC Common Stock on March 26, 1996, February 26, 1996, January 26, 1996, and December 26, 1995,
respectively, and a premium of 40.6% over the 52-week low for the RAC Common Stock, although it also represented a 17.7% discount from the 52-week high. The RAC Board also considered the provisions for adjustment of the Exchange Ratio, which result in a minimum implied value of the RAC Common Stock of $10.21 and a maximum implied value of $11.79 within an SNC Common Stock price range of $24.00 to $32.00 per share. If the Closing Value is in the range of $26.00 to $30.00, the Exchange Ratio (.3929) will imply a correlative consideration per share of RAC Common Stock ranging from $10.21 (based upon a Closing Value of $26.00) to $11.79 (based upon a Closing Value of $30.00). If the Closing Value is less than $26.00, the adjusted Exchange Ratio will be greater than .3929 but the implied consideration per share of RAC Common Stock (based upon the Closing Value) will remain $10.21; similarly, if the Closing Value is greater than $30.00, the adjusted Exchange Ratio will be less than .3929 but the implied consideration per share of RAC Common Stock (based upon the Closing Value) will remain $11.79. Consequently, if the Closing Price is within the range of $24.00 to $32.00 (and the Exchange Ratio is therefore not subject to renegotiation by reason of the parties' termination rights), the implied consideration per share of RAC Common Stock (based upon the Closing Value) will be no less than $10.21 and no greater than $11.79.

     THE EFFECT ON SHAREHOLDER VALUE OF COMBINING WITH SNC COMPARED TO REMAINING INDEPENDENT. The RAC Board considered, among other things, the historical financial and stock performance of RAC and SNC, a discounted cash flow analysis under various assumptions as to RAC's future financial performance, the total return to shareholders of RAC and SNC for recent periods, and the pro forma financial impact of the Merger to the RAC shareholders. The RAC Board noted the volatility of the RAC stock prices during the preceding twelve months and the decline in the rates of loan growth, revenue growth, and earnings growth for RAC from 1994 to 1995 compared to the growth from 1993 to 1994. Although the RAC Board continued to express confidence in the continued long-term growth prospects for RAC as an independent company, it also noted that since the beginning of 1995 its financial performance and growth had been affected by increased competition, and the consumer finance industry generally had been affected by increased delinquency rates and declining valuations of consumer finance company stocks. The RAC Board considered that an investment in SNC Common Stock would likely have greater liquidity and less price volatility than an investment in RAC Common Stock. The RAC Board also considered management's high regard for SNC as an institution, based upon RAC's banking relationship with BB&T-NC, other business and professional relationships of RAC management with SNC and BB&T-NC, and the general reputation of SNC and BB&T-NC in RAC's market area.

     THE LIKELIHOOD OF THE AVAILABILITY OF OTHER STRATEGIC ALTERNATIVES. The RAC Board also considered whether desirable strategic alternatives to maximize shareholder value, other than the Merger or RAC's remaining independent, were likely to be available to RAC. Based upon the contacts with prospective purchasers made by RAC, through Salomon and otherwise, during 1995 and management's assessment of the likelihood of attracting further interest by those or other prospective purchasers, the RAC Board concluded that it could not reasonably expect another prospective purchaser to propose a transaction with RAC on terms more favorable than those proposed by SNC.

     ADVICE OF FINANCIAL ADVISOR AND FAIRNESS OPINION. The RAC Board considered the opinion of Salomon (including the assumptions and financial and other information relied upon by Salomon in arriving at such opinion) that, as of March 27, 1996, the Exchange Ratio was fair to the shareholders of RAC from a financial point of view.

     NONFINANCIAL TERMS OF THE MERGER. The RAC Board also considered all of the other nonfinancial terms of the Reorganization Agreement, including the structure of the transaction as a tax-free reorganization for federal income tax purposes, whereby the RAC shareholders would not recognize gain or loss on their receipt of the SNC Common Stock in the Merger in exchange for their RAC Common Stock, and the requirement that RAC receive an opinion of counsel to that effect as a closing condition; the continued right of the RAC Board to terminate the Merger prior to the Effective Date if it were to determine that such action is necessary in the exercise of the RAC Board's duties to the RAC shareholders; and the likelihood that the conditions to consummation of the Merger, including obtaining required regulatory approvals, would be met on a timely basis. The RAC Board also considered the terms of the Option Agreement and its possible effect of discouraging other offers to acquire RAC pending consummation of the Merger. In this regard, the RAC Board was advised that SNC had insisted on the Option Agreement as a condition to its execution of the Reorganization Agreement, but the RAC Board renegotiated certain provisions of the Option Agreement to reduce the impact of the Option thereunder on RAC's operations if the Option should become exercisable.

     The foregoing discussion of the information and factors considered by the RAC Board is not intended to be exhaustive, but it is believed to include all of the material factors considered by the RAC Board. In reaching its determination to approve the Merger and enter into the Reorganization Agreement and Option Agreement, the RAC Board did not assign any relative or specific weights to the foregoing factors, and individual directors may have given differing weights to different factors. After deliberating with respect to the Merger and the transactions contemplated thereby and considering, among other things, the matters discussed above, the RAC Board unanimously approved the Reorganization Agreement and the Option Agreement and the transactions contemplated thereby as being in the best interests of the shareholders of RAC, and authorized the execution, delivery, and performance of the Reorganization Agreement and the Option Agreement.

     At its subsequent meeting on July 15, 1996, the RAC Board reviewed a draft of this Proxy Statement/Prospectus and a draft of the updated fairness opinion of Salomon in substantially the form attached as Appendix III hereto, determined that there were no subsequent events affecting its conclusions with respect to the Merger, unanimously confirmed its approval of the Merger, and determined to recommend the Reorganization Agreement and Plan of Merger to the shareholders of RAC for approval at the Special Meeting.

     FOR THE REASONS DESCRIBED ABOVE, THE RAC BOARD BELIEVES THE MERGER IS FAIR TO, AND IN THE BEST INTERESTS OF, THE SHAREHOLDERS OF RAC AND, ACCORDINGLY, UNANIMOUSLY RECOMMENDS THAT THE RAC SHAREHOLDERS VOTE "FOR" APPROVAL OF THE REORGANIZATION AGREEMENT AND PLAN OF MERGER.

OPINION OF THE FINANCIAL ADVISOR

  BACKGROUND

     Salomon was engaged initially by RAC in a letter agreement dated April 17, 1995 to render financial advisory and investment banking services in connection with exploring and evaluating a possible sale or merger transaction. In that engagement, Salomon agreed, if requested by RAC, to render, in accordance with customary practice, an opinion as to the fairness, from a financial point of view, to the RAC shareholders of the consideration to be received in such a transaction. That letter agreement was formally terminated by RAC by letter dated August 21, 1995. RAC again engaged Salomon, by letter agreement dated March 20, 1996, to advise and assist the RAC Board as financial advisor in connection with its consideration of the proposed transaction with SNC and to render such a fairness opinion, if requested, on the same basis as provided in the April 17, 1995 letter agreement. The March 20, 1996 letter agreement confirmed the indemnification undertaken by RAC in connection with the April 17, 1995 letter agreement and confirmed with modification the provisions of the April 17, 1995 letter agreement relating to Salomon's compensation. The RAC Board engaged Salomon as financial advisor and to render the fairness opinion based upon its expertise in the valuation of businesses and securities in mergers and acquisitions, its existing familiarity with RAC by reason of the financial advisory and investment banking services it rendered to RAC in 1995, and its willingness to accept such engagement upon terms satisfactory to RAC. The RAC Board considered the fact that a portion of Salomon's compensation was contingent upon consummation of the Merger, but was satisfied that this would not impair Salomon's exercise of independent judgment in evaluating the fairness of the proposed transaction from a financial point of view.

     Salomon has delivered to the RAC Board its written opinion, dated March 27, 1996 (the "Salomon March Opinion"), that as of such date the Exchange Ratio was fair, from a financial point of view, to the holders of RAC Common Stock. Salomon has updated its written opinion as of the date of this Proxy Statement/Prospectus (the "Salomon Update Opinion").

     THE FULL TEXT OF THE SALOMON UPDATE OPINION IS ATTACHED AS APPENDIX III TO THIS PROXY STATEMENT/PROSPECTUS. SHAREHOLDERS OF RAC ARE URGED TO READ THE OPINION IN ITS ENTIRETY FOR A COMPLETE DESCRIPTION OF THE ASSUMPTIONS MADE, MATTERS CONSIDERED, AND LIMITS OF THE REVIEW UNDERTAKEN. THE ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITS OF THE REVIEW UNDERTAKEN IN THE SALOMON
MARCH OPINION, ARE SUBSTANTIALLY THE SAME AS THOSE CONTAINED IN THE SALOMON UPDATE OPINION ATTACHED HERETO AS APPENDIX III. THE SALOMON OPINIONS, WHICH WERE DELIVERED FOR USE AND CONSIDERATION BY THE RAC BOARD, ARE DIRECTED ONLY TO THE FAIRNESS OF THE EXCHANGE RATIO AND DO NOT ADDRESS RAC'S UNDERLYING BUSINESS DECISION TO PARTICIPATE IN THE MERGER, OR THE FAIRNESS, FROM A FINANCIAL POINT OF VIEW, OF ANY EXCHANGE RATIO THAT MAY BE AGREED UPON BY RAC AND SNC PURSUANT TO THE PROVISION OF THE MERGER AGREEMENT THAT PROVIDES FOR RENEGOTIATION OF THE EXCHANGE RATIO IN THE EVENT THAT THE CLOSING VALUE IS LESS THAN $24.00 OR GREATER THAN

$32.00, NOR DO THEY CONSTITUTE A RECOMMENDATION TO ANY SHAREHOLDER OF RAC AS TO HOW SUCH SHAREHOLDER SHOULD VOTE WITH RESPECT TO THE MERGER.

     In arriving at its opinions, Salomon reviewed, analyzed, and relied upon material bearing upon the financial and operating condition and prospects of RAC and SNC and material prepared in connection with the Merger, and considered such financial and other factors as it deemed appropriate under the circumstances, including, among other things, the following: (a) the Reorganization Agreement;
(b) the Annual Reports on Form 10-K of SNC and RAC for the year ended December 31, 1995, the Quarterly Reports on Form 10-Q of RAC and SNC for the quarter ended March 31, 1996, and (in the case of the Salomon Update Opinion) the second quarter earnings for SNC reported on Form 8-K of SNC dated July 12, 1996; (c) certain other publicly available financial and other information concerning RAC and SNC; (d) certain publicly available information concerning the trading of, and the trading markets for, RAC Common Stock and SNC Common Stock; (e) certain other internal information, including certain financial forecasts for RAC and SNC prepared by the respective managements of such companies and certain pro forma combined financial forecasts prepared by management of SNC and furnished to Salomon for the purpose of its analysis; (f) the nature and terms of certain transactions which Salomon believed to be reasonably comparable to the Merger or otherwise relevant to its inquiry; and (g) certain publicly available information regarding certain other companies that Salomon believed to be comparable to RAC or SNC and the trading markets for certain of such other companies' securities. Salomon also met with certain officers and representatives of RAC and SNC to discuss the foregoing, as well as other matters it believed relevant to its inquiry. Salomon also took into account its assessment of general economic, market and financial conditions and its experience in similar transactions, as well as its experience in securities valuation and its knowledge of the financial services industry generally. Salomon did not consider the relative merits of the Merger as compared with alternative strategies for RAC.

     As set forth in its opinions, Salomon relied upon and assumed the accuracy and completeness of the financial and other information provided to it or publicly available and did not assume responsibility for independently verifying the same. With respect to financial forecasts, Salomon assumed that such forecasts were reasonably prepared on a basis reflecting the best currently available estimates and judgments of the respective managements of RAC and SNC. Salomon did not make or obtain or assume any responsibility for making or obtaining any evaluations or appraisals of the assets (including properties and facilities) or liabilities of RAC or SNC. Salomon noted that, although it did solicit third-party offers to acquire RAC approximately nine months prior to the date of the Reorganization Agreement, it was not requested to, and did not, solicit third-party offers to acquire all or any part of RAC immediately preceding or in connection with the process resulting in the proposed Merger nor did Salomon participate in discussions or negotiations with SNC with respect to the proposed Merger. Salomon also noted that each opinion necessarily was based upon conditions as they existed and could be evaluated as of the date thereof. Salomon assumed that in the course of obtaining necessary regulatory approvals for the Merger no restrictions would be imposed that would have a material adverse effect on the contemplated benefits of the Merger to RAC following the Merger and that the Merger will be accounted for as a pooling-of-interests. The Salomon Update Opinion did not address the decision of the directors and executive officers of the Company to enter into the Indemnification Agreement, or give effect to any liabilities they may have incurred thereby.

     In connection with the Salomon March Opinion, Salomon performed certain financial analyses, which it discussed with the RAC Board on March 27, 1996. In connection with the Salomon Update Opinion, Salomon performed procedures to update certain of such analyses and reviewed the assumptions on which such analyses were based and the factors considered in connection therewith. The material portions of the analyses performed by Salomon in connection with the rendering of the Salomon March Opinion are summarized below.

  TRANSACTION SUMMARY

     Based upon an assumed Exchange Ratio of .3929 and the closing market price per share of SNC Common Stock on March 26, 1996, Salomon's analysis of the Merger calculated the implied purchase price per share of RAC Common Stock and the premium to the market value of RAC Common Stock on March 28, 1996 (the last trading day prior to the public announcement of the Reorganization Agreement) and February 26, 1996, January 26, 1996, and December 26, 1995 (one, two and three months earlier). Salomon also calculated the premium or discount represented by the implied purchase price to the 52-week high, low and average market values of RAC Common Stock. This analysis showed that the Exchange Ratio represented an implied purchase price of $10.90 per share of RAC Common Stock, and a premium over RAC's closing market value on March 26, 1996, February 26, 1996, January 26, 1996, and December 26, 1995, of 9.0%, 32.1%, 11.8%, and 32.5%,
respectively. The analysis also showed that the implied purchase price represented a premium or discount to the following select RAC Common Stock closing values: 52-week high at $13.25, 52-week low at $7.75, and 52-week average at $10.45 of (17.7%), 40.6% and 4.3%, respectively.

  HISTORICAL FINANCIAL DATA

     Salomon analyzed the historical income statement and balance sheet data for RAC for the period from 1993 through 1995. As part of this analysis, Salomon examined the year-to-year growth rates in loans receivable, equity, revenues, net income, and earnings per share.

  RAC COMPARABLE COMPANY ANALYSIS

     Salomon reviewed and compared the financial and market performance of a selected peer group of publicly traded automobile finance companies (the "Group") with that of RAC. Salomon selected such Group on the basis of various factors, including business characteristics, size, and capitalization. The Group included AmeriCredit Corp., CTL Credit, Inc., Eagle Finance Corp., First Merchants Acceptance Corporation, General Acceptance Corporation, Mercury Finance Company, MS Financial, Inc., National Auto Credit, Inc., and TFC Enterprises, Inc. As part of this analysis, Salomon compared various financial measures of the Group to those of RAC, including aggregate market value, earnings per share, earnings per share compound annual growth rate, price/earnings ratio, price/book ratio, and market value as a percentage of managed receivables. This analysis showed that RAC was valued at price to latest twelve month ("LTM") earnings, 1996 estimated earnings, 1997 estimated earnings and book value multiples of 18.2x, 15.9x, 13.2x, and 4.03x, as compared to median measures for the Group of 12.2x, 10.9x, 9.2x, and 1.66x. Salomon advised the RAC Board that, of the companies in the Group, the companies that were the most comparable to RAC and thus more meaningful for purposes of its analysis were AmeriCredit, Eagle Finance, First Merchants Acceptance, and National Auto Credit; the foregoing multiples and percentages for RAC also exceeded the median corresponding multiples and percentages for these four companies. Based on its analysis of these four most comparable companies, Salomon arrived at median multiples for 1996 estimated earnings per share, 1997 estimated earnings per share and price to book of 11.5x, 9.1x and 1.9x, respectively. Salomon also analyzed certain operating and productivity statistics as well as the growth in earnings and receivables under management for the Group and compared those statistics to those of RAC at the end of or for the same period. This analysis showed that RAC experienced compound annual growth rates in receivables under management, net of allowances, and net income for the two-year period ended December 31, 1995, of 41.6%, and 25.0%, respectively, as compared to the median measures for the entire Group of 69.8% and 43.4%, respectively. This analysis produced potential equity market values per share of RAC Common Stock ranging from $4.66 to $7.27 per share.

  COMPARABLE TRANSACTIONS ANALYSIS

     Salomon also reviewed certain terms of twelve merger transactions involving consumer finance companies. Salomon considered the value of each of these transactions and the implied multiple of LTM earnings and of book value as well as the premium (I.E., the excess of the indicated transaction value over book value) as a percentage of managed receivables. The selected transactions included (acquiror/acquiree): Bay View Capital Corporation/CTL Credit, Inc.; Fidelity Acceptance Corp./Century Acceptance Corp.; KeyCorp/AutoFinance Group, Inc.; First American Corporation/Tennessee Credit Corporation; Norwest Financial, Inc./Island Finance (ITT Finance Corp. Division); Barnett Banks, Inc./EquiCredit Corporation; Norwest Corporation/Community Credit Co.; NationsBank Corporation/Chrysler First, Inc.; Associates Corporation of North America/First Family Financial Services, Inc.; Avco Financial Services, Inc./USA Financial Services, Inc.; Transamerica Finance Group, Inc./Nova Financial Services, Inc. (First Interstate Bancorp); and Ford Motor Company/Associates First Capital Corporation. Analysis of these selected transactions produced median implied multiples based on LTM earnings and book value of 12.8x and 2.68x, respectively, and a median premium to managed receivables of 16.7%. These median valuation measures compared with implied multiples of price to LTM earnings and book value of 19.8x and 4.40x, respectively, and a premium to managed receivables percentage of 93.7% for the Merger. This analysis produced potential equity market values per share of RAC Common Stock ranging from $5.72 to $7.37 per share.

  DISCOUNTED CASH FLOW ANALYSIS

     Using a discounted cash flow analysis based on assumptions provided by RAC management, Salomon estimated the present value of the future cash flows that RAC could produce over a projected five-year period from 1996 through 2000 if RAC were to perform on a stand-alone basis (i.e., without giving effect to any operating or other efficiencies pursuant to the Merger). These estimates were made using assumed rates of growth of loans, before loss reserve, ranging from 20.0% to 25.0% per year. Salomon derived certain potential equity market value reference ranges for RAC Common Stock based upon the sum of the present value (using discount rates ranging from 18.0% to 22.0%) of the future cash flows based on the discounted value of the expected dividend stream and the discounted value of RAC's final year's earnings multiplied by numbers representing price-earnings multiples ranging from 12.0x to 15.0x. This analysis produced potential equity market values per share of RAC Common Stock ranging from $8.25 to $14.28.

  ANALYSIS OF HISTORICAL STOCK PRICE PERFORMANCE

     Salomon examined the annualized total rates of return for RAC Common Stock and SNC Common Stock over a number of different holding periods. Salomon also analyzed the recent price performance of both SNC Common Stock and RAC Common Stock as compared to the S&P 500 Index and the Salomon Regional Bank Index (the "Bank Index"). This analysis showed that, for the period from June 15, 1993 (the date of RAC's initial public offering) to March 22, 1996, RAC Common Stock had produced annualized dividend reinvested total returns of 31.5%, compared to 12.7% for SNC Common Stock,
11.6% for the Bank Index and 19.0% for the S&P 500 Index. For the two year period ended March 22, 1996, the annualized dividend reinvested total return of the RAC Common Stock was 19.0%, compared to 19.7% for SNC Common Stock (using SNC on a stand-alone basis for periods prior to its merger with BB&T), 12.0% for the Bank Index and 20.8% for the S&P 500 Index. For the one year period ended March 22, 1996, the annualized dividend reinvested total return of the RAC Common Stock was 11.1%, compared to 38.8% for SNC Common Stock, 31.1% for the Bank Index and 34.2% for the S&P 500 Index.

  SNC COMPARABLE COMPANY ANALYSIS

     Salomon compared current market data and several credit and operating statistics of SNC with those of a group of twenty-two bank holding companies comprising the Bank Index, and as such being deemed comparable on the basis of size and business lines. The measures compared included, among other factors, price/earnings ratio, price/book ratio, dividend yield, return on assets, return on equity, net interest margin, noninterest income as a percentage of revenue, non-interest income as a percentage of assets, overhead ratio, equity to assets ratio, Tier 1 capital ratio, and total risk based capital ratio. Salomon also analyzed certain credit quality ratios of SNC's loan portfolio, such as the ratio of nonperforming assets to total loans, the ratio of reserve for credit losses to loans and the ratio of nonperforming assets to tangible common equity, as compared to the Bank Index peer group. These analyses showed, among other things, that SNC's market valuation measures of 10.1x 1996 estimated earnings, 1.79x book value, and a dividend yield of 3.32% were comparable with its Bank Index peer group median multiples of 11.2x, 1.90x, and 3.17%, respectively. The analysis further showed that SNC's return on average assets, return on average common equity, and common equity to assets ratios of 1.26%, 16.2%, and 7.83%, respectively, were comparable to the median measures for the Bank Index peer group of 1.25%, 16.4% and 7.91%, respectively. The institutions included in the Bank Index are AmSouth Bancorporation, Bancorp Hawaii, Inc., Barnett Banks, Inc., Crestar Financial Corporation, First American Corporation, Fifth Third Bancorp, First of America Bank Corporation, First Security Corporation, First Tennessee National Corporation, Huntington Bancshares Incorporated, Marshall & Ilsley Corporation, Mercantile Bancorporation, Inc., Northern Trust Corporation, Old Kent Financial Corporation, Signet Banking Corporation, SouthTrust Corporation, Star Banc Corporation, State Street Boston Corporation, Synovus Financial Corp., U.S. Bancorp, Union Planters Corporation, and Wilmington Trust Corporation.

  PRO FORMA MERGER CONSEQUENCES ANALYSIS

     Salomon analyzed certain pro forma effects on the combined company resulting from the Merger for the projected five-year period from 1996 through 2000. This analysis was based upon certain assumptions prepared by the management of SNC which reflected estimated cost savings and revenue enhancements by combining the two companies. Salomon examined the pro forma earnings, book value per share, return on assets, and return on common equity of the pro forma combined equity. Salomon then estimated the present value (using discount rates ranging from 12% to 16%) of the future cash flows per fully diluted RAC share based on the discounted value of the expected dividend stream and the discounted value of the final year's net earnings multiplied by numbers representing terminal price earnings multiples ranging from 10.0x to 13.0x. This pro forma analysis produced an overall range of potential values per RAC common share of $9.90 to $14.55.

  GENERAL

     While the summary set forth above does not purport to be a complete description of the analyses Salomon performed in connection with the rendering of its opinions, it does address all of the material matters relevant to such analyses. Salomon believes that its analyses and the summary set forth above must be considered as a whole and that selecting portions of its analyses could create an incomplete view of the process underlying the analyses it performed in preparing its opinions and making its presentation to the RAC Board. In performing its analyses, Salomon made numerous assumptions with respect to industry performance, general business, economic, market and financial conditions, and other matters, many of which are beyond the control of RAC and SNC. Because any estimates contained in the analyses performed by Salomon are inherently subject to uncertainty, none of the RAC Board, Salomon, or any other person assumes responsibility for the accuracy of such estimates.

     Additionally, no company or transaction used in the comparable company or comparable transaction analyses summarized above is identical to RAC, SNC, or the Merger. Accordingly, any such analyses of the value of the Merger involve complex considerations and judgments concerning differences in the potential financial and operating characteristics of the comparable companies and other factors in relation to the trading and transaction values of the comparable companies and comparable transactions.

  SALOMON GENERALLY

     Salomon is an investment banking firm engaged, among other things, in the valuation of businesses and securities in connection with mergers and acquisitions and other purposes. Salomon has rendered its opinions as to the fairness, from a financial point of view, of the Exchange Ratio and rendered limited financial advice and assistance to the RAC Board regarding the Merger, but did not participate in the discussions or negotiations with respect to the Merger.

     In the ordinary course of its business, Salomon actively trades the debt and equity securities of RAC and SNC for its own account and for the accounts of its customers, and it therefore may from time to time hold a long or short position in such securities. Salomon provides investment banking and other services to SNC from time to time, and RAC was advised that Salomon assisted SNC with its share repurchase program during the first quarter of 1996. Salomon did not advise SNC in any manner with respect to the Merger.

  FEES PAID TO SALOMON

     In connection with its engagement of Salomon pursuant to their letter agreements dated April 17, 1995 and March 20, 1996, RAC has paid Salomon a fee of $100,000 for its services and has agreed to pay Salomon an additional fee of $900,000 payable and contingent upon the consummation of the Merger. RAC has agreed to reimburse Salomon for all reasonable out-of-pocket expenses, including reasonable fees and disbursements of counsel. RAC has also agreed to indemnify and hold harmless Salomon against certain liabilities and expenses, including certain liabilities arising under the federal securities laws, related to or arising out of its engagement.

EXCHANGE RATIO

     In the Merger, each outstanding share of RAC Common Stock (other than shares held by Dissenting Shareholders) will be converted into .3929 shares of SNC Common Stock (the "Exchange Ratio") if the Closing Value (as defined below) of SNC Common Stock is not less than $26.00 and not greater than $30.00. If the Closing Value is less than $26.00, the Exchange Ratio will be determined by dividing $10.21 by the Closing Value. If the Closing Value is greater than $30.00, the Exchange Ratio will be determined by dividing $11.79 by the Closing Value. If the Closing Value is less than $24.00 or greater than $32.00, the Exchange Ratio will be subject to renegotiation by SNC and RAC by reason of provisions of the Reorganization Agreement permitting termination of the Reorganization Agreement by SNC or RAC, respectively, if the Closing Value is less than $24.00 or more than $32.00. Any changes in the market price of the SNC Common Stock after the period for which the Closing Value is determined, however, will not affect the Exchange Ratio, and the actual market price of the SNC Common Stock at the time the Merger is consummated could be more or less than the Closing Value used to determine the Exchange Ratio.

     "Closing Value" means the average closing price per share, as reported on the New York Stock Exchange (the "NYSE") of the SNC Common Stock for the ten NYSE trading days immediately preceding the fifth calendar day preceding the date on which the shareholders of RAC approve the Merger. If the Merger is approved at the Special Meeting on August 23, 1996, then the period during which the Closing Value will be determined will be the ten NYSE trading days ending on August 16, 1996.

     No fractional shares of SNC Common Stock will be issued in the Merger. Holders of RAC Common Stock otherwise entitled to a fractional share will be paid an amount in cash determined by multiplying that fraction by the Closing Value.

POSSIBLE ADJUSTMENT OR RENEGOTIATION OF THE EXCHANGE RATIO -- RAC

     The RAC Board has indicated that in determining whether to terminate the Reorganization Agreement in the event the Closing Value is greater than $32.00 and the adjusted Exchange Ratio is therefore less than .3684 (or to offer a renegotiated Exchange Ratio, greater than the adjusted Exchange Ratio, in lieu of termination), and in determining whether to accept a renegotiated Exchange Ratio in the event the Closing Value is less than $24.00 and SNC therefore has the right to terminate the Reorganization Agreement, the RAC Board will take into account, consistent with its fiduciary duties, all relevant facts and circumstances existing at the time, including without limitation: (a) the Exchange Ratio that SNC indicates it is prepared to accept and the implied consideration resulting from that Exchange Ratio; (b) the factors thought to cause the Closing Value to be outside the $24.00 to $32.00 range and whether such factors are anticipated to continue to affect the market price for the SNC Common Stock; (c) market conditions in general and the relative value of the SNC Common Stock in the market; and (d) the advice of RAC's financial advisors and legal counsel. By granting proxies to approve the Reorganization Agreement and Plan of Merger, the RAC shareholders would be permitting the RAC Board, in the exercise of its fiduciary duties, to proceed with Merger even if the adjusted Exchange Ratio were less than .3684 (in the event the Closing Value is greater than $32.00) or the implied consideration per share of RAC Common Stock (based upon the Closing Value of the SNC Common Stock) were less than $10.21 (in the event the Closing Value is less than $24.00 and SNC proposes to terminate the Reorganization Agreement unless the Exchange Ratio is renegotiated). Notwithstanding the foregoing, if the implied consideration per share of RAC Common Stock, based upon the Closing Value (determined with respect to the date the Special Meeting is originally scheduled to be held) and the renegotiated Exchange Ratio, would be less than $9.19 (that is, less than 90% of the implied consideration resulting from a $24.00 Closing Value), and the RAC Board determines to proceed with the Merger on such basis, then the RAC Board will adjourn the Special Meeting and resolicit proxies for the Special Meeting so that the renegotiated Exchange Ratio is submitted to the RAC shareholders for their approval.

EXCHANGE OF RAC COMMON STOCK CERTIFICATES

     Promptly after the Effective Date, transmittal forms will be mailed to each former shareholder of RAC. The transmittal form will include instructions to be followed in exchanging the certificates formerly evidencing shares of RAC Common Stock for certificates evidencing shares of SNC Common Stock and, if applicable, cash in lieu of fractional shares. Upon surrender of certificates formerly evidencing shares of RAC Common Stock in accordance with the transmittal forms and instructions, each holder thereof will receive a certificate evidencing the number of whole shares of SNC Common Stock to which that holder is entitled and any cash payable in lieu of a fractional share.

     THE SHAREHOLDERS OF RAC SHOULD NOT SEND IN THEIR STOCK CERTIFICATES UNTIL THEY RECEIVE TRANSMITTAL FORMS AND INSTRUCTIONS.

     After the Effective Date, until so surrendered and exchanged, each certificate that evidenced shares of RAC Common Stock immediately prior to the Effective Date (other than certificates held by Dissenting Shareholders) will represent only the right to receive the whole shares of SNC Common Stock and any cash payment in lieu of a fractional share in the Merger. Holders of certificates formerly evidencing RAC Common Stock will not be entitled to receive any dividends or other distributions payable with respect to shares of SNC Common Stock or to vote shares of SNC Common Stock until the unexchanged certificates are surrendered. Any dividends and distributions on SNC Common Stock from the Effective Date until surrender will be accumulated and paid, together with any cash payment in lieu of fractional shares, without interest upon surrender of certificates formerly evidencing the RAC Common Stock.

THE REORGANIZATION AGREEMENT

  EFFECTIVE DATE AND TIME OF THE MERGER

     The Merger will be effective at the time and on the date specified in the Articles of Merger to be filed with the Secretary of State of the State of North Carolina. The filing of the Articles of Merger with the Secretary of State of the State of North Carolina will take place on the first business day following the date on which the Plan of Merger shall have been approved by the RAC shareholders, or such later date within ten days thereafter as may be specified by SNC, or such later date as the parties may otherwise agree. If the Merger is approved at the Special Meeting on August 23, 1996, it is currently anticipated that the filing of the Articles of Merger and the consummation of the Merger will occur on or about August 30, 1996 and that the Merger will be effective on September 1, 1996.

  CONDITIONS TO THE MERGER

     The respective obligations of SNC and RAC to consummate the Merger are subject to the satisfaction or, where permissible, the waiver of certain conditions including, without limitation, the following: (a) the authorization of the execution, delivery, and performance of the Reorganization Agreement and the Option Agreement by all necessary SNC and RAC corporate action, including approval of the Merger by the requisite vote of the shareholders of RAC; (b) the registration under the Securities Act of the shares of SNC Common Stock to be issued in connection with the Merger, the receipt of all permits, authorizations, or confirmations under state securities laws necessary to carry out the transactions contemplated by the Reorganization Agreement, and the approval of the SNC Common Stock to be issued pursuant to the Merger for listing on the

NYSE; (c) the receipt of the approval of the Merger by the Federal Reserve; (d) the absence of any order, decree, or injunction issued by a court or agency of competent jurisdiction enjoining or preventing the consummation of the Merger; and (e) the receipt of the opinion of Womble Carlyle Sandridge & Rice, PLLC, counsel to SNC, substantially to the effect that the Merger will constitute a reorganization under Section 368 of the Code and that the shareholders of RAC will not recognize any gain or loss to the extent that such shareholders exchange shares of RAC Common Stock for shares of SNC Common Stock, and that their holding period for and basis in their shares of RAC Common Stock will be carried over to such shares of SNC Common Stock.

     The obligations of RAC to consummate the Merger are also subject to the satisfaction or waiver of the following conditions: (a) the material accuracy of the representations and warranties and the performance, in all material respects, of all material obligations and covenants made by SNC in the Reorganization Agreement; (b) the receipt of certain legal opinions and closing certificates from SNC; and (c) the receipt of the opinion of Salomon, financial advisor to RAC, in a form and substance reasonably satisfactory to the RAC Board to the effect that the Exchange Ratio in the Merger is fair, from a financial point of view, to the shareholders of RAC.

     The obligations of SNC to consummate the Merger are also subject to the satisfaction or waiver of the following conditions: (a) the material accuracy of the representations and warranties and the performance, in all material respects, of all material obligations and covenants made by RAC in the Reorganization Agreement; (b) the receipt of certain legal opinions and closing certificates from RAC; (c) no regulatory approval having imposed any condition or requirement which, in the reasonable opinion of the Board of Directors of SNC, would so materially adversely affect the business or economic benefits to SNC of the Merger as to render the consummation of such transaction inadvisable or unduly burdensome; (d) the receipt of written agreements from "affiliates," as defined in Rule 145 under the Securities Act, of RAC regarding certain restrictions on resale of SNC Common Stock received in the Merger; (e) SNC shall have determined that the Merger qualifies for "pooling-of-interests" accounting treatment; and (f) the holders of not more than 4% of the issued and outstanding shares of RAC Common Stock shall have given written notice to RAC of their intent to demand payment for their shares pursuant to Article 13 of the NCBCA and shall not have voted for the Merger.

  CONDUCT OF RAC'S BUSINESS PRIOR TO THE EFFECTIVE DATE

     Except as permitted, required, or specifically contemplated by the Reorganization Agreement or with the prior written consent of SNC, RAC will not, and will cause each of its subsidiaries not to: (a) carry on its business other than in the usual and ordinary course in substantially the same manner as theretofore conducted; (b) declare, make, or pay any dividend or other distribution in respect of its capital stock; (c) issue any shares of its capital stock other than pursuant to the exercise of outstanding stock options, the acquisition of the Insurance Companies (as defined below), or the exercise of SNC of its rights under the Option Agreement; (d) issue, grant, or authorize any rights in respect of its capital stock (other than in connection with the Option Agreement) or effect any recapitalization, reclassification, stock dividend, stock split, or other capital change; (e) amend its articles of incorporation or bylaws; (f) merge or acquire control over any other corporation or dispose of any assets or acquire any assets, other than in the ordinary course of its business and other than the acquisition by RAC of all of the capital stock of Regional Fidelity Limited, Roanoke Fidelity Limited, and Universal Fidelity, Limited, each a British Virgin Islands corporation (the "Insurance Companies"); (g) fail to comply in any material respect with any laws, regulations, ordinances, or governmental actions applicable to it and the conduct of its business; (h) increase the rate of compensation of any of its directors, officers or employees, or agree to pay any bonus to, or provide any other employee benefit or incentive to, any of its directors, officers or employees, except in the ordinary course of business consistent with past practices; (i) enter into or substantially modify (except as required by applicable law or renewals consistent with past practices) any pension or other employee benefit plan or arrangement; (j) solicit or encourage inquiries or proposals with respect to, furnish any information relating to, or participate in any negotiations or discussions concerning, any acquisition or purchase of all or a substantial portion of the assets of, or a substantial equity interest in, RAC or any business combination with RAC; (k) enter into any material agreement, arrangement, or commitment other than in the ordinary course of business or enter into any agreement relating to the employment or severance of any present or former director, officer, or employee; (l) change its lending, investment or asset/liability management policies in any material respect, except as may be required by applicable law, regulation, or directive; (m) change its methods of accounting in effect at December 31, 1995, or change any of its methods of reporting income and deductions for federal income tax purposes from those employed in the preparation of its federal income tax returns for the year ended December 31, 1995, except as required by changes in law; (n) incur any capital expenditures or obligations to make capital expenditures in excess of $50,000.00 individually or $250,000.00 in the aggregate; (o) incur any indebtedness other than in the ordinary course of business; (p) knowingly and voluntarily take any action which would or might be expected to (i) cause the Merger not to be accounted for as a "pooling-of-interests" or not to constitute a reorganization under Section 368 of the Code, in either case as determined by SNC, (ii) result in any representation or warranty made by RAC in the Reorganization Agreement being untrue, or (iii) cause any of the conditions precedent to the Merger to fail to be satisfied; (q) dispose of any assets other than in the ordinary course of business; or (r) agree to do any of the foregoing.

  TERMINATION

     The Reorganization Agreement may be terminated and the Merger abandoned at any time prior to the Effective Date by the mutual written consent of SNC and RAC. Either SNC or RAC may terminate the Reorganization Agreement at any time prior to the Effective Date if: (a) there has been a materially adverse breach by the other party of any of its representations, warranties, or covenants that is not cured at the earlier of thirty days following written notice of the breach or the Effective Date; (b) any approval required for the consummation of the Merger is denied and the time period for appeals and requests for reconsideration thereof has expired; or (c) the shareholders of RAC do not approve the Merger at the Special Meeting. Either party may terminate the Reorganization Agreement on the closing date, if any of the conditions precedent to the obligations of the terminating party to consummate the Merger have not been satisfied or fulfilled and the terminating party is not in breach of any of its representations, warranties, or covenants, and either party may terminate the Reorganization Agreement at any time after the close of business on October 31, 1996, if the Effective Date has not occurred and the terminating party is not in breach of any of its representations, warranties, or covenants. If the Closing Value of SNC Common Stock is less than $24.00 per share and SNC and RAC have not mutually agreed to an adjusted Exchange Ratio, SNC may terminate the Reorganization Agreement. If the Closing Value of SNC Common Stock is more than $32.00 per share and SNC and RAC have not mutually agreed to an adjusted Exchange Ratio, RAC may terminate the Reorganization Agreement. If, prior to the approval by the shareholders of RAC, the RAC Board fails to make or withdraws its recommendation to the shareholders of RAC that they approve the Merger after determining in good faith after consultation with legal and financial advisors that such action is necessary in order for the RAC Board to comply with their duties as directors to the shareholders of RAC under applicable law, RAC may terminate the Reorganization Agreement.

     If the Reorganization Agreement is terminated by either SNC or RAC, the Reorganization Agreement will become void. Thereafter, there will be no liability on the part of SNC or RAC other than with respect to obligations relating to the other party's confidential information, payment of their respective costs and expenses incurred in connection with the transactions, and any uncured breach of the covenant or agreement giving rise to the termination.

  AMENDMENT AND WAIVER

     SNC and RAC may amend the Reorganization Agreement by mutual written agreement. At any time prior to the Effective Date and whether before or after the Merger has been approved by the shareholders of RAC, either SNC or RAC may extend the time of performance of any obligations of the other party, except with respect to required regulatory approval, and may waive any inaccuracies in the representations and warranties of the other party contained in the Reorganization Agreement or in any document delivered pursuant thereto; compliance or performance by the other party of any of its agreements, covenants, or obligations contained in the Reorganization Agreement; or any condition to such waiving party's obligations to consummate the transactions contemplated by the Reorganization Agreement. After the approval of the Merger by the shareholders of RAC at the Special Meeting, the Reorganization Agreement may not be amended to reduce the number of shares of SNC Common Stock into which each share of RAC Common Stock is converted or amend the payment terms for fractional shares.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

     Certain members of RAC's management, including one director, have certain interests in the Merger that are in addition to their interests as shareholders of RAC generally.

  BOARD OF DIRECTORS OF THE SURVIVING CORPORATION

     It is anticipated that after the Effective Date, the Board of Directors of RAC, as the Surviving Corporation, will be increased to seven members, three of whom will be Mr. Stallings, Mr. Barry and Joseph P. LaCognata, Vice President and Chief Operating Officer of RAC. The other four members of the Board of Directors of the Surviving Corporation will be current employees of SNC or its subsidiaries.

  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     From and after the Effective Date, the Surviving Corporation, to the fullest extent permitted by applicable law, will indemnify all persons who at or at any time prior to the Effective Date serve or have served as directors or officers of RAC (the "Indemnified Persons") from and against any and all liabilities and expenses incurred by them in any proceeding (including without limitation a proceeding brought by or on behalf of RAC) arising out of their status or activities at or prior to the Effective Date: (a) as directors or officers of RAC; (b) as trustee or administrator of an employee benefit plan of RAC or any of its subsidiaries; or (c) at the request of RAC, as directors or officers of any of its subsidiaries. Notwithstanding the foregoing, no Indemnified Person will be entitled to indemnity under the Reorganization Agreement for liabilities or expenses incurred on account of activities that were at the time taken known or believed by such Indemnified Person to be clearly in conflict with the best interest of RAC or any of its subsidiaries. The Surviving Corporation will also pay the reasonable costs and expenses (including reasonable attorneys' fees) incurred by any Indemnified Person in connection with the enforcement of such person's rights to indemnification provided in the Reorganization Agreement, but only if the Indemnified Person is finally determined to be entitled to the claimed indemnity in substantial part. Except as otherwise provided in the Reorganization Agreement, the rights to indemnification provided therein are in addition to and not in limitation of any other rights to indemnification any Indemnified Person may have under applicable law.

     For purposes of ensuring reasonable security for the Surviving Corporation's indemnification obligations to the Indemnified Persons, SNC has guaranteed in the Reorganization Agreement that the Surviving Corporation's net worth will at all times be at least equal to $40 million, reduced by any indemnification claims described in the preceding paragraph previously paid or determined to be payable, and SNC will pay any amounts due the Indemnified Persons to the extent that, on the date such amount is required to be paid, such amount exceeds the actual net worth of the Surviving Corporation and does not exceed $40 million as so reduced.

  EMPLOYMENT AGREEMENTS

     In connection with the Merger, the Surviving Corporation will enter into a five-year employment agreement with Mr. Stallings and three-year employment agreements with each of Mr. Barry, Mr. LaCognata, and William E. Mayhew, Vice President and Chief Administrative Officer of RAC (these executive officers of RAC are referred to herein individually as a "RAC Executive" and collectively as the "RAC Executives"). Mr. Stallings will serve as President and Chief Executive Officer of the Surviving Corporation during the first two years of the term of his employment agreement and as Chairman of the Board for the remaining three years. Each of Mr. Barry, Mr. LaCognata, and Mr. Mayhew will serve the Surviving Corporation in substantially the same capacities that they currently serve RAC.

     The employment agreement for each of the RAC Executives provides that the RAC Executive will receive a base salary at least equal to the base salary currently received by that RAC Executive from RAC. Mr. Stallings's employment agreement provides, however, that after two years, when his only office with the Surviving Corporation is Chairman of the Board and his services are expected to be rendered on less than a full-time basis, his base salary will be reduced to $100,000 per annum. Each RAC Executive (but only during the first two years of the term of Mr. Stallings's employment agreement) will be entitled to receive an annual increase in his base salary at least equal to the average percentage increases received by officers of BB&T-NC. Mr. Stallings, during the first two years of the term of his employment agreement, and each of the other RAC Executives will be entitled to participate in a bonus plan (the "Bonus Plan") to be adopted by the Surviving Corporation which will be substantially similar to SNC's Amended and Restated Short-Term Incentive Plan. Pursuant to the Bonus Plan, the RAC Executives will be eligible for bonuses based upon the Surviving Corporation's attainment of certain earnings and other financial goals. While each RAC Executive's target bonus will be 25% of his actual salary payable during the year, the bonus percentage could be as high as 50% of his actual salary if the Surviving Corporation's performance goals are exceeded. During the term of each RAC Executive's employment agreement, he will also be eligible to participate in SNC's Amended and Restated 1995 Omnibus Stock Incentive Plan.

     Each RAC Executive's employment agreement provides that, in the event his employment with the Surviving Corporation is terminated other than as a result of his death or disability or for cause, the RAC Executive will be entitled to receive an annual salary for the remainder of what would otherwise have been the term of such employment agreement equal to the highest amount of cash compensation (including bonuses) received during any of the preceding five calendar years (the "Termination Compensation") together with health insurance and other benefits then provided by the Surviving Corporation.

     In the event of a Change of Control (as hereinafter defined) of the Surviving Corporation or SNC during the term of each RAC Executive's employment agreement and the voluntary termination of his employment with the Surviving Corporation for Good Reason (as hereinafter defined) at any time during the twenty-four months following such Change of Control, he shall be entitled to receive a lump sum payment, in lieu of any other amounts payable under his employment agreement, equal to the amount of his Termination Compensation multiplied by 2.99. A "Change of Control" shall be deemed to have occurred if: (a) any person or group of persons, other than SNC or its affiliates (excluding certain employee benefit plans), is or becomes the beneficial owner of securities of either SNC or the Surviving Corporation representing 20% or more of the combined voting power of SNC's or Surviving Corporation's then outstanding securities; (b) as a result of any tender offer, exchange offer, proxy contest, merger, consolidation, or sale of assets, individuals who at the beginning of any two-year period constitute the SNC Board, plus new directors whose election is approved by at least two-thirds of the directors still in office who were directors at the beginning of such two-year period, cease for any reason to constitute at least two-thirds of the members of the SNC Board; (c) approval by the shareholders of SNC of certain mergers or consolidations involving SNC which result in shareholders of SNC having less than 60% of the voting power of the combined entity; (d) the shareholders of SNC or the Surviving Corporation approve a plan of complete liquidation of SNC or an agreement for the sale or disposition of all or substantially all of SNC's or the Surviving Corporation's assets or such a liquidation, sale or disposition is consummated; or (e) any other event which the SNC Board determines to be a change of control. "Good Reason" is defined as:
(a) the assignment to the RAC Executive of duties inconsistent with those assigned to him before the Change of Control; (b) a reduction in his base salary or his exclusion from participating in the Surviving Corporation's benefits plans in which he previously participated, in each case as in effect immediately preceding the Change of Control, or a failure to increase his base salary by a percentage equal to the average of that received by officers of BB&T; (c) an involuntary relocation more than fifty miles from where the RAC Executive worked prior to the Change of Control; or (d) a material breach by the Surviving Corporation of the employment agreement.

     In his employment agreement, each RAC Executive will covenant not to compete in the consumer or sales finance business and agree not to solicit customers or employees of either SNC or the Surviving Corporation under certain circumstances.

     The RAC Executives' employment agreements with the Surviving Corporation supersede each of their existing employment agreements and change of control arrangements with RAC.

  INDEMNIFICATION AGREEMENT

     Pursuant to the Indemnification Agreement, the current directors and executive officers of RAC have agreed to indemnify and hold harmless SNC with respect to losses arising from the activities of RAC prior to the Merger and relating to certain contingencies. The Indemnification Agreement requires that shares of SNC Common Stock to be issued to those individuals in the Merger with an aggregate value of $4.0 million (based on the Closing Value) will be placed in escrow for up to three years, subject to periodic release of shares, as the sole means by which the indemnification obligations may be satisfied. RAC is not a party to the Indemnification Agreement, nor does RAC or any other shareholder of RAC have any obligation under the Indemnification Agreement.

REGULATORY CONSIDERATIONS

     SNC anticipates that the regulatory approvals described herein will be obtained in time to allow for consummation of the Merger in late August, 1996, but there is no assurance that such regulatory approvals will be obtained so as to permit consummation of the Merger or that such approvals will not be conditioned upon matters that would cause the parties to abandon the Merger. There likewise is no assurance that the United States Department of Justice or a state Attorney General will not challenge the Merger, or if such a challenge is made, as to the results thereof.

     The Merger is subject to approval by the Federal Reserve under Section 4 of the Bank Holding Company Act of 1956, as amended (the "BHCA"), and the Federal Reserve's Regulation Y and Regulation K. Section 4 of the BHCA and Regulation Y require that the Federal Reserve take into consideration whether the acquisition of RAC can reasonably be expected to produce benefits, such as greater convenience, increased competition, or gains in efficiency, that outweigh any possible effects, such as undue concentration of resources, depressed or unfair competition, conflicts of interest, or unsound banking practices. Consideration of these factors includes an evaluation of the financial and managerial resources of SNC, including its subsidiaries, and RAC, and the effect of the proposed transaction on those resources. Approval under Regulation K, which governs the foreign activities of bank holding companies, is necessary for SNC to retain its indirect interest in the Insurance Companies following the consummation of the Merger.

DISSENTERS' RIGHTS

     Under North Carolina law, holders of RAC Common Stock who do not vote in favor of the Reorganization Agreement and who comply with certain notice requirements and other procedures will have the right to dissent and to be paid cash for the "fair value" of their shares. Such "fair value" as finally determined under such procedures may be more or less than the consideration to be received by other shareholders of RAC under the terms of the Reorganization Agreement. Failure to follow such procedures precisely may result in loss of dissenters' rights.

     The following discussion is not a complete statement of the law pertaining to dissenters' rights under the NCBCA and is qualified in its entirety by the full text of Chapter 55, Article 13 of the NCBCA ("Article 13"), which is reprinted in its entirety as Appendix IV to this Proxy Statement/Prospectus and incorporated herein by reference.

     A record shareholder may assert dissenters' rights as to fewer than all the shares registered in his name only if he dissents with respect to all shares beneficially owned by any one person and notifies RAC in writing of the name and address of each person on whose behalf he asserts dissenters' rights. The rights of a partial dissenter shall be determined as if the shares as to which he dissents and his other shares were registered in the names of different shareholders. A beneficial owner may assert dissenters' rights as to shares held on his behalf only if he: (a) submits to RAC the record shareholder's written consent to the dissent not later than the time the beneficial shareholder asserts dissenters' right and (b) asserts dissenters' rights with respect to all shares of which he is the beneficial owner.

     A holder of shares of RAC Common Stock wishing to exercise dissenters' rights must: (a) give to RAC and RAC must actually receive before the vote on the Reorganization Agreement is taken, written notice of the holder's intent to demand payment for his shares if the Merger is consummated and (b) must not vote his shares in favor of the Merger. If the Reorganization Agreement is approved by holders of the requisite number of outstanding shares of RAC Common Stock, RAC will, no later than ten days following the consummation of the Merger, mail a written dissenters' notice to all shareholders who gave the aforementioned notice of intent to demand payment. Such dissenters' notice will: (a) state where the payment demand must be sent and where and when certificates for certificated shares must be deposited; (b) inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received; (c) supply a form for demanding payment; (d) set a date by which RAC must receive the payment demand, which date may not be fewer than thirty nor more than sixty days after the date on which the dissenters' notice is sent; and (e) be accompanied by a copy of Article 13. To exercise his dissenters' rights, a shareholder sent a dissenters' notice must demand payment and deposit his share certificates in accordance with the terms of the notice. A shareholder failing to do so will not be entitled to payment for his shares under Article 13. A shareholder who demands payment and deposits his share certificates in accordance with the terms of the notice will retain all other rights of a shareholder until consummation of the Merger. All notices, demands, and other communications directed to RAC in connection with the appraisal process should be sent to RAC at 3004 South Memorial Boulevard, Greenville, North Carolina, 27834, Attention: Secretary.

     Upon receipt of a payment demand by a shareholder made in compliance with the above-described procedures, RAC will offer to pay such shareholder the amount RAC estimates to be the value of his shares, plus interest accrued to the date of payment. RAC will pay this amount to each dissenter who agrees in writing to accept such payment in full satisfaction of his demand. Such offer of payment will be accompanied by: (a) RAC's balance sheet as of the fiscal year ended December 31, 1995, an income statement and a statement of cash flows for that year and the latest available interim financial statements; (b) a statement of RAC's estimate of the fair value of the shares; (c) an explanation of how the interest was calculated; (d) a statement of the dissenter's right to demand payment if he is dissatisfied with RAC's offer, if RAC fails to make payment within thirty days of a dissenter's acceptance or if RAC, having failed to consummate the Merger, fails to return deposited share certificates or release the transfer restrictions imposed on uncertificated shares within sixty days after the date set for demanding payment; and (e) a copy of Article 13.

     If: (a) a dissenter believes that the amount offered by RAC is less than the fair value of his shares, or that the interest due is incorrectly calculated; (b) RAC fails to make payment to a dissenter who accepts RAC's offer within thirty days after the acceptance; or (c) RAC, having failed to consummate the Merger, fails to return deposited stock certificates to a dissenter or release the transfer restrictions imposed on uncertificated shares within sixty days after the date set for demanding payment, the dissenter may notify RAC in writing of his own estimate of the fair value of his shares and amount of interest due and demand payment of his estimate or reject RAC's offer and demand payment of the fair value of his shares and interest due. A dissenter will waive his right to demand payment as described in this paragraph, and will be deemed to have withdrawn his dissent and demand for payment, unless he notifies RAC of his demand in writing within thirty days after RAC (x) offers payment for his shares or (y) fails to take the actions described in clauses (b) and (c) of this paragraph, as the case may be.

     If a demand for payment as described above remains unsettled, a shareholder may commence a proceeding within sixty days after the date of his payment demand and petition the court to determine the fair value of the shares and accrued interest. If the dissenter does not commence a proceeding within the sixty day period, the dissenter shall have an additional thirty days in which he may either accept in writing the amount offered by RAC as described above or withdraw his demand for payment and resume the status of a nondissenting shareholder. A dissenter who takes no action during this thirty day period will be deemed to have withdrawn his demand for payment.

     Upon service on it of the petition filed with the court, RAC will pay to the dissenter the amount offered by it as described above. The court may, in its discretion, make all dissenters whose demands remain unsettled parties to the proceeding. Each dissenter made a party to the proceeding by the court will be entitled to judgment for the amount, if any, by which the court finds that the fair value of his shares, plus interest, exceeds the amount paid by RAC upon service of the petition filed with the court. The court may appoint one or more appraisers to receive evidence and recommend decision on the question of fair value. Parties to the proceeding are entitled to the same discovery rights as parties in other civil proceedings. Since RAC is a "public corporation," no party to the proceeding will have the right to trial by jury.

     The court may assess the costs of a proceeding described above, including the compensation and expenses of appointed appraisers, as it finds equitable. With respect to the fees and expenses of counsel and experts for the parties to the proceeding, the court may assess such costs against: (a) RAC and in favor of any or all dissenters if it finds that RAC did not substantially comply with the above described procedures or (b) either RAC or a dissenter or in favor of either or any other party, if it finds that the party against whom such costs are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the dissenters' rights provided under Article 13. In addition, if the court finds that the services of counsel to any dissenter were of substantial benefit to other dissenters and that the costs of such services should not be assessed against RAC, the court may award to such counsel reasonable fees to be paid out of the amounts to the dissenters who were benefitted.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

     The following is a summary description of certain anticipated federal income tax consequences of the Merger to RAC, the shareholders of RAC, and SNC. This summary is not intended to be a complete description of all of the federal income tax consequences of the Merger. The federal income tax laws are complex, and a shareholder's individual circumstances may affect the tax consequences to the shareholder. In addition, no information is provided with respect to the tax consequences of the Merger to shareholders who are not citizens or residents of the United States or with respect to the tax consequences under any applicable state, local, foreign, and other tax laws. Consequently, each RAC shareholder is urged to consult his or her own tax advisor regarding the tax consequences of the Merger. No ruling has been or will be requested from the Internal Revenue Service with respect to the tax effects of the Merger.

     In the opinion of Womble Carlyle Sandridge & Rice, PLLC, counsel to SNC:
(a) the Merger will constitute a reorganization under Section 368 of the Code;
(b) no gain or loss will be recognized by SNC Acquisition or RAC by reason of the Merger; (c) the shareholders of RAC will recognize no gain or loss for federal income tax purposes to the extent SNC Common Stock is received in the Merger in exchange for RAC Common Stock; (d) a shareholder of RAC who receives cash in lieu of a fractional share of SNC Common Stock will recognize gain or loss as if the shareholder received the fractional share and it was then redeemed for cash; (e) the tax basis in the SNC Common Stock received by a shareholder (including any fractional share interest deemed received) will be the same as the tax basis in the RAC Common Stock surrendered in exchange therefor; and (f) the holding period for SNC Common Stock received (including any fractional share interest deemed received) in exchange for shares of RAC Common Stock will include the period during which the shareholder held the shares of RAC Common Stock surrendered in the exchange, provided that the RAC Common Stock was held as a capital asset at the Effective Date.

     If a shareholder holds RAC Common Stock as a capital asset at the Effective Date, the shareholder's receipt of cash in lieu of a fractional share of SNC Common Stock as a result of the Merger will give rise to capital gain or loss measured by the difference, if any, between the amount of cash received for such fractional share and the shareholder's basis in the fractional share.

     The receipt of cash for shares of SNC Common Stock by a Dissenting Shareholder pursuant to the exercise of dissenters' rights under the NCBCA will be a taxable transaction. Any shareholder considering the exercise of such rights should consult with a tax advisor about the tax consequences of doing so.

     The consummation of the Merger is conditioned upon the receipt by RAC and SNC of an opinion of Womble, Carlyle Sandridge & Rice, PLLC, counsel to SNC, dated as of the closing date in substantially the same form as the opinion delivered to RAC and SNC prior to the date of this Proxy Statement/Prospectus and described above.

ACCOUNTING TREATMENT

     It is anticipated that the Merger will be accounted for as a pooling-of-interests. Under this accounting treatment, as of the Effective Date, the assets and liabilities of RAC would be added to those of SNC at their recorded book values and the shareholders' equity accounts of SNC and RAC would be combined on SNC's consolidated balance sheet. On a pooling-of-interests accounting basis, financial statements of SNC issued after consummation of the Merger would be restated retroactively to reflect the consolidated combined financial position and results of operations of SNC and RAC as if the Merger had taken place prior to the periods covered by such financial statements.

THE OPTION AGREEMENT

  GENERAL

     Concurrently with the execution and delivery of the Reorganization Agreement, and as a condition to SNC's entering into the Reorganization Agreement, SNC and RAC entered into an Option Agreement pursuant to which RAC granted SNC an option (the "Option") to purchase up to 2,986,399 shares of the authorized and unissued shares of RAC Common Stock (or such other number of shares as will represent not more than 19.9% of the then outstanding RAC Common Stock) at a price of $10.21 per share.

     THE FOLLOWING SUMMARY OF CERTAIN PROVISIONS OF THE OPTION AGREEMENT IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE OPTION AGREEMENT, A COPY OF WHICH IS ATTACHED TO THIS PROXY STATEMENT/PROSPECTUS AS APPENDIX II AND INCORPORATED HEREIN BY REFERENCE.

  EXERCISE OF OPTION

     SNC may exercise the Option, in whole or in part, only following the occurrence of one of the following events (each a "Purchase Event"):

          (a) RAC or any of its subsidiaries shall have authorized, recommended, proposed, or publicly announced an intention to authorize, recommend, or propose a transaction with a person (other than SNC or its affiliates) to, or entered into an agreement with a person (other than SNC or its affiliates) to, (i) effect a merger or consolidation with, or enter into any similar business combination with, RAC or any of its subsidiaries, (ii) sell, lease or otherwise dispose to such person assets of RAC aggregating 10% or more of the consolidated assets of RAC and its subsidiaries (other than a sale of loan receivables in a financing transaction), or (iii) issue, sell, or otherwise dispose to such person (including by way of merger, consolidation, share exchange, or any similar transaction) securities representing more than 10% of the voting power of RAC or any of its subsidiaries;

          (b) any person other than Mr. Stallings, Dr. Ross, their estates or the beneficiaries of their estates after their respective deaths, or SNC or any of its affiliates shall have acquired beneficial ownership of more than 10% of the outstanding shares of RAC Common Stock, or any person (other than SNC or its affiliates) shall have merged, consolidated with or consummated a similar transaction with RAC or any person (other than SNC or its affiliates) shall have purchased, leased or otherwise acquired 10% of more of the assets of RAC (other than a sale of loan receivables in a financing transaction); or

          (c) a bona fide proposal is made by any person (other than SNC or its affiliates) by public announcement or written communication that is or becomes the subject of public disclosure, or disclosure in an application to any federal or state regulatory authority, to (i) acquire, merge, or consolidate with, or enter into any similar transaction with RAC, (ii) purchase, lease or otherwise acquire 10% or more of the assets of RAC (other than a sale of loan receivables in a financing transaction), or
     (iii) purchase or otherwise acquire (including by way of tender offer, merger, consolidation, share exchange, tender, or exchange offer or any similar transaction) securities representing more than 10% of the voting power of RAC.

     The right to purchase shares under the Option Agreement will expire and terminate upon the earliest to occur of: (a) the Effective Date; (b) the termination of the Reorganization Agreement other than following or in connection with (i) a willful and material breach by RAC of any of its covenants or agreements in the Reorganization Agreement or (ii) the failure of the shareholders of RAC to approve the Merger by the vote required under applicable law; (c) twelve months after the first occurrence of a Purchase Event; or (d) March 29, 1999.

  ADJUSTMENT OF NUMBER OF SHARES

     The number and type of securities subject to the Option and the purchase price thereof will be adjusted for any change in the number of shares of outstanding RAC Common Stock by reason of a stock dividend, stock split, merger, recapitalization, combination, exchange of shares, or similar transaction, such that SNC will receive (upon the exercise of the Option) the same number and type of securities as if the Option had been exercised immediately prior to such change. The number of shares of RAC Common Stock subject to the Option will also be adjusted if RAC issues additional shares of RAC Common Stock, such that the number of shares of Common Stock subject to the Option represents 19.9% of the shares of RAC Common Stock then outstanding, without giving effect to shares subject to or issued pursuant to the Option. In no event shall the shares subject to the Option constitute more than 19.9% of the shares of RAC Common Stock.

  REGISTRATION RIGHTS

     SNC has certain rights to require the registration of any shares of RAC Common Stock purchased pursuant to the Option under the securities laws if necessary for SNC to be able to sell such shares.

  EFFECT OF OPTION AGREEMENT

     The Option Agreement, which SNC required as a condition to SNC's entering into the Reorganization Agreement with RAC, is intended to increase the likelihood that the Merger will be consummated on the terms set forth in the Reorganization Agreement. Consequently, certain aspects of the Option Agreement may have the effect of discouraging persons who might now or prior to the Effective Time be interested in acquiring all of or a significant interest in RAC from considering or proposing such an acquisition, even if such persons were prepared to offer higher consideration per share for the RAC Common Stock than the consideration implicit in the Exchange Ratio.

EFFECT ON EMPLOYEE BENEFIT PLANS AND STOCK OPTIONS

     The Surviving Corporation will maintain for its employees immediately following the consummation of the Merger the group hospitalization, medical, life, disability, and other benefit plans, programs, or arrangements that RAC (the "RAC Plans") has in effect immediately prior to the Merger. All employees of the Surviving Corporation will immediately be eligible to participate in the RAC Plans subject to applicable waiting periods and other eligibility requirements and limitations relating to pre-existing conditions. SNC will endeavor to continue in effect the RAC Plans or other comparable employee benefit plans or arrangements, subject to amendment or termination as the Board of Directors of the Surviving Corporation may determine to be in the best interest of the Surviving Corporation.

     RAC's 1993 Stock Option Plan provides for the acceleration of vesting of rights under all outstanding options to purchase shares of RAC Common Stock upon the occurrence of a merger or other change of control. Pursuant to the Reorganization Agreement and the terms of RAC's 1993 Stock Option Plan, each outstanding option (other than the Option issued to SNC pursuant to the Option Agreement) to purchase shares of RAC Common Stock (whether or not then exercisable) that is unexercised immediately prior to the Effective Time (the "Stock Options") will be converted automatically into an option to purchase shares of SNC Common Stock (omitting any resulting fractional shares) in an amount equal to the product of (a) the number of shares of RAC Common Stock subject to the original option and (b) the Exchange Ratio, and at an exercise price per share of SNC Common Stock equal to the quotient of (x) the exercise price per share of RAC Common Stock under the original option divided by (y) the Exchange Ratio (rounded up to the nearest cent). Any Stock Option that is an "incentive stock option" will be adjusted as required by Section 424 of the Code and the Regulations thereunder so that the Stock Option will continue as an incentive stock option under Section 424(a) of the Code without a modification, extension, or renewal thereof within the meaning of Section 424(h) of the Code.

     SNC has agreed that it will either provide for registration of the shares of SNC subject to the Stock Options or substitute options under the Southern National Corporation 1995 Omnibus Stock Incentive Plan for all or part of the Stock Options, providing rights to purchase the number of shares of SNC Common Stock at the per share exercise price and on the other terms and conditions described above for Stock Options assumed by SNC.

     Options to purchase an aggregate of 201,500 shares of RAC Common Stock were outstanding as of the Record Date. Any shares of RAC Common Stock issued pursuant to the exercise of the Stock Options prior to the Effective Date will be converted into shares of SNC Common Stock in accordance with the Exchange Ratio in the same manner as other shares of RAC Common Stock.

RESTRICTIONS ON RESALES BY AFFILIATES

     All shares of SNC Common Stock issuable in the Merger will be registered under the Securities Act and will be freely transferable, except that any such shares received by persons who are deemed to be "Affiliates" (as such term is defined under the Securities Act) of RAC at the Effective Date may be resold by them only in transactions registered under the Securities Act or permitted by the resale provisions of Rule 145 under the Securities Act or as otherwise permitted by the Securities Act. Persons who may be deemed Affiliates of RAC generally include individuals or entities that directly, or indirectly through one or more intermediaries, control, are controlled by, or are under common control with RAC and may include certain executive officers and directors of RAC.

     The Reorganization Agreement requires RAC to cause each of its Affiliates to deliver to SNC, at least thirty days prior to the Effective Date, a written agreement to the effect that such person will not offer or otherwise dispose of any shares of SNC Common Stock issued to that person in the Merger except in compliance with the Securities Act and the rules and regulations promulgated thereunder and prior to such time as SNC publishes financial statements reflecting at least one month of combined operations with RAC as necessary under the "pooling-of-interests" method of accounting.

                             INFORMATION ABOUT SNC

GENERAL

     SNC is a multi-bank holding company headquartered in Winston-Salem, North Carolina. SNC conducts operations in North Carolina, South Carolina, and Virginia primarily through its commercial banking subsidiaries and, to a lesser extent, through its other subsidiaries. Substantially all of SNC's loans are to businesses and individuals in the Carolinas. SNC has no material amount of foreign loans and no loans that can be defined as highly-leveraged transactions. The principal assets of SNC are all of the issued and outstanding shares of common stock of Branch Banking and Trust Company, Winston-Salem, North Carolina, BB&T Financial Corporation of South Carolina, Greenville, South Carolina, which in turn owns all of the issued and outstanding shares of Branch Banking and Trust Company of South Carolina, and BB&T Financial Corporation of Virginia, which in turn owns all of the issued and outstanding shares of Commerce Bank.

SUBSIDIARIES

     BB&T-NC, SNC's largest subsidiary, is the oldest bank in North Carolina and currently operates through 312 banking offices throughout North Carolina. BB&T-NC focuses on providing a wide range of banking services in its local market for retail and commercial customers, including small and mid-size businesses, public agencies and local governments, trust customers, and individuals. BB&T Leasing Corp., a wholly-owned subsidiary of BB&T-NC, located in Charlotte, North Carolina, offers lease financing to commercial businesses and municipal governments. BB&T Investment Services, Inc., also a wholly-owned subsidiary of BB&T-NC, located in Wilson, North Carolina, offers customers investment alternatives, including discount brokerage services, fixed-rate and variable-rate annuities, mutual funds, and government and municipal bonds. BB&T Insurance Services, Inc., located in Raleigh, North Carolina, is also a subsidiary of BB&T-NC and offers life and property and casualty insurance on an agency basis. Additional subsidiaries of BB&T-NC include Goddard Technology Corporation, which engages in the design and production of imaging and security devices and programs, and Prime Rate Premium Finance Corporation, Inc., which provides insurance premium financing and services to customers in Virginia and the Carolinas.

     Branch Banking and Trust Company of South Carolina ("BB&T-SC") serves South Carolina through 99 banking offices. BB&T-SC focuses on providing a wide range of banking services in its local market for retail and commercial customers, including small and mid-size businesses, public agencies, local governments, trust customers and individuals. BB&T-SC's subsidiaries include BB&T Investment Services of South Carolina, Inc., which is licensed as a general broker/dealer of securities and is currently engaged in retailing of mutual funds, U.S. Government securities, municipal securities, fixed and variable insurance annuity products, and unit investment trusts.

     Commerce Bank ("Commerce"), acquired on January 10, 1995 by BB&T Financial Corporation ("BB&T") prior to the merger with SNC, operates 21 banking offices in the Hampton Roads region of Virginia. Commerce offers a full range of commercial and retail banking services and provides SNC with a strong initial presence in Virginia.

ACQUISITIONS

     SNC's profitability and market share have been enhanced through both internal growth and acquisitions during recent years. Specifically, expansion has been enhanced both by the acquisition of financial institutions (including thrift institutions) and the purchase of deposits and assets from the Resolution Trust Corporation in federally-assisted transactions.

     During the three years ended December 31, 1995, SNC completed several mergers and acquisitions of thrift institutions and financial services companies. On February 28, 1995, SNC merged with BB&T, a multi-bank holding company with approximately $11 billion in total assets. Each BB&T shareholder received 1.45 shares of SNC Common Stock for each share of BB&T common stock held. A total of 57.9 million shares of SNC Common Stock was issued in conjunction with the merger.

COMPETITION

     The banking industry is highly competitive and dramatic change continues to occur. The banking subsidiaries of SNC compete actively with commercial banks, savings and loan associations, securities dealers, mortgage bankers, finance companies, and insurance companies. Competition for deposits continues to grow as depositors move their funds to nontraditional financial institutions.

MARKET AREA

     SNC's primary market area consists of North Carolina, South Carolina, and the Hampton Roads region of Virginia. These states continue to support one of the most dynamic and fastest growing economies in the nation. The area's employment base is diverse, consisting of manufacturing industries, service, wholesale/retail, strong financial centers, and agricultural enterprises. Among the primary area industries in which SNC has significant commercial lending relationships are textiles, furniture, and health care. With modern infrastructures and extensive educational systems, SNC's current market area is adequate to support consistent growth in assets and deposits in the future. Even so, management expects to continue to employ aggressive growth strategies, including possible expansion into neighboring area states. The current market area includes numerous small communities that SNC seeks to serve. Management believes that maintaining a community bank approach as asset size and available services grow will strengthen SNC's ability to successfully move into new states and communities and successfully be the bank of choice for small to mid-sized commercial customers in these areas.

LENDING ACTIVITIES

     The primary goal of the SNC lending function is to help customers achieve their financial goals and secure their financial futures. This purpose can best be accomplished by building strong, profitable customer relationships over time, with SNC becoming an important contributor to the prosperity and well-being of its customers. SNC's philosophy of lending is to attempt to meet all legitimate business and consumer credit needs within defined market segments where standards of safety, profitability, and liquidity can be met.

     SNC focuses lending efforts on small to intermediate commercial and industrial loans, one-to-four family residential mortgage loans and other consumer loans. Typically, fixed-rate mortgage loans are sold in the secondary mortgage market and adjustable-rate mortgages are retained for the portfolio. Loan growth typically follows economic cycles and has been strong during 1995, primarily in the mortgage category. Management's lending strategy is to establish market share in strategic cities and develop customer relationships by providing quality products and services to the customer base. Once the relationship is established, management focuses on small business lending and retail banking through the branches to generate additional growth. During 1995, management's lending focus changed from an emphasis on competitive pricing of loans to an emphasis on marketing loan products from a quality perspective. During the merger of SNC and BB&T, pricing strategies surrounding loans and deposits were very competitive in order to protect current market positions and retain customer relationships. However, market research performed during and after the merger identified quality service as the primary concern of borrowers.

     It is SNC's intention to conduct lending activities in the context of SNC's community bank focus, with decentralized lending decisions made as close to the customer as practicable.

LEASING

     SNC provides leasing products and services in North Carolina and South Carolina through BB&T Leasing Corp. ("Leasing"). Since Leasing is a separate subsidiary, it is not restricted to North Carolina and South Carolina to obtain business. Leasing provides three primary products: finance or capital leases, true leases (as defined under the Internal Revenue Code), and other operating leases. Leasing is primarily involved in commercial leasing. Leasing provides products and services for small to medium-sized commercial customers primarily in SNC's market area. Such products include vehicles, rolling stock, and tangible personal property. Leasing also solicits business from municipal customers and is seeking to augment the existing customer base with larger commercial customers. For the twenty year history with SNC, the sales effort of Leasing has been directed at fleet leasing. The mix of vehicle and equipment leases has remained approximately 75% vehicle to 25% equipment.

CAPITAL

     The minimum requirement for a bank holding company's ratio of capital to risk-weighted assets (including certain off-balance-sheet activities, such as standby letters of credit) is 8%. At least half of the total capital is to be composed of common equity, retained earnings, and qualifying perpetual preferred stock, less certain intangibles ("Tier 1 capital"). The remainder may consist of subordinated debt, qualifying preferred stock, and a limited amount of the loan loss allowance ("Tier 2 capital" and, together with Tier 1 capital, "total capital"). At March 31, 1996, SNC's Tier 1 and total capital ratios were 12.1% and 13.4%, respectively.

     In addition, the Federal Reserve has established minimum leverage ratio requirements for bank holding companies. These requirements provide for a minimum leverage ratio of Tier 1 capital to adjusted average quarterly assets ("leverage ratio") equal to 3% for bank holding companies that meet certain specified criteria, including that they have the highest regulatory rating. All other bank holding companies will generally be required to maintain a leverage ratio of from at least 4% to 5%. SNC's leverage ratio at March 31, 1996 was 7.6%. The requirements also provide that bank holding companies experiencing internal growth or making acquisitions will be expected to maintain strong capital positions substantially above the minimum supervisory levels without significant reliance on intangible assets. Furthermore, the requirements indicate that the Federal Reserve will continue to consider a "tangible Tier 1 leverage ratio" (deducting all intangibles) in evaluating proposals for expansion or new activity.

     The Federal Deposit Insurance Corporation (the "FDIC") has also adopted minimum risk-based and leverage ratio guidelines to which SNC's bank subsidiaries are subject. Under federal banking laws, failure to meet the minimum regulatory capital requirements could subject a banking institution to a variety of enforcement remedies available to federal regulatory authorities, including, in the most severe cases, the termination of deposit insurance by the FDIC and placing the institution into conservatorship or receivership. The capital ratios of each of SNC's bank subsidiaries exceeded all minimum regulatory capital requirements as of March 31, 1996.

                             INFORMATION ABOUT RAC

GENERAL

     RAC is a consumer finance company engaged primarily in financing consumer purchases of late model used automobiles and other used motor vehicles and in making direct loans to consumers who typically have limited access to other sources of consumer credit. RAC also offers insurance products to consumers in connection with its loan transactions.

     RAC is based in Greenville, North Carolina and currently has 28 branch offices which are located in North Carolina (23), South Carolina (3), Tennessee
(1), and Virginia (1). Operations at all of RAC's offices are integrated through a common management information system and the same management structure, business strategy, and lending procedures.

     RAC opened 6 offices in 1995 and two offices through July 15, 1996. RAC will consider opening additional offices as warranted by business conditions. At this time, RAC anticipates opening an additional 3 to 7 offices through the end of 1996. SNC will consider and determine whether to approve the establishment of any new offices prior to the Effective Date. RAC estimates that it requires approximately $30,000 in capital expenditures to open an office. Each office is initially staffed with a manager and an assistant manager, who serves as collection manager. Each office is linked to the home office computer by an on-line, real-time computer system.

CONSUMER FINANCE INDUSTRY

     The consumer finance industry is highly fragmented, and includes commercial banks, thrift institutions, large consumer finance companies with nationwide operations, credit card providers, credit unions, financing arms of manufacturers and retailers of motor vehicles and other consumer products, small loan companies, and other consumer lenders. The segment of the industry in which RAC operates provides financing primarily to consumers who do not have access to other sources of consumer credit because they do not meet the objective credit standards imposed by many other lenders.

     RAC generally charges interest to consumers at the maximum rates permitted by law in North Carolina where interest rates are regulated. In the other three states where RAC operates, RAC's charges are based on the local market, but do not differ substantially from rates charged in North Carolina. By contrast, banks, thrift institutions, credit card providers, large consumer finance companies, and other traditional sources of consumer financing typically impose more stringent, objective credit requirements and generally charge lower interest rates based on the interest rate environment at the time the loan is originated.

     Management of RAC believes that consolidation in the financial services industry and more stringent regulation of financial institutions in recent years have led to the imposition of stricter credit standards and standardization of credit criteria by traditional consumer financing sources. Management of RAC believes that this trend toward stricter credit standards and standardization of credit criteria has increased RAC's primary customer base of consumers who typically are unable to meet the credit standards and criteria imposed by traditional consumer financing sources. Management of RAC also believes that, by establishing personal relationships with customers and permitting branch managers to use subjective judgment and knowledge of local conditions in making credit decisions, it is able to profitably make and collect loans to many consumers.

RAC'S LOAN PRODUCTS

     Of RAC's loans receivable, net of unearned finance charges, at March 31, 1996, approximately $128.5 million (85%) were retail installment sales contracts for vehicles and other consumer products ("sales finance loans") and approximately $21.9 million (15%) were direct loans to consumers ("consumer loans"). Substantially all of RAC's sales finance loans are originated in connection with consumer purchases of used motor vehicles.

     Sales finance loans are originated by the dealer at the time of sale to the consumer. The consumer enters into a retail installment sale contract with the dealer on a form supplied by RAC, which is then assigned by the dealer to RAC with the dealer's security interest in the vehicle or other property being purchased. RAC purchases retail installment sale contracts originated by the dealer after conducting its own underwriting of the consumer's credit application. The average sales finance loan, including unearned finance charges, originated during the year ended December 31, 1995 was approximately $10,000 and the average original term was thirty-nine months. RAC generally charges the maximum annual percentage rates permitted by law on its sales finance loans, which range in North Carolina from 18% to 29%, depending upon the model year of the motor vehicle being financed (or the amount financed, in the case of purchases of other consumer goods). The rates charged in the other three states where RAC operates approximate the rates charged in North Carolina.

     RAC's consumer loans are typically sought by consumers to meet various cash needs as well as to refinance existing indebtedness, including retail installment sale contracts and other loans granted by RAC. A significant amount (by outstanding principal amount) of RAC's consumer loans at December 31, 1995 were collateralized by motor vehicles. Loans not secured by motor vehicles are collateralized by other personal property or are unsecured. RAC typically does not rely upon collateral other than motor vehicles as an ultimate source of repayment. The maximum consumer loan RAC can originate in North Carolina is $10,000 with a maximum term of sixty months. Such loans are repayable in substantially equal monthly installments of principal and interest. The average principal amount of consumer loans originated during the year ended December 31, 1995 was $2,400 and the average term originated during the year was twenty-four months. RAC generally charges the maximum interest rates permitted by law for its consumer loans, which range from 18% to 30% per annum in North Carolina, depending upon the amount financed.

COMPETITION

     RAC's business is limited to a particular segment of the consumer finance industry with a customer base consisting of individuals who typically do not have access to traditional sources of consumer credit. As a result, RAC usually does not compete directly with banks, savings and loans, financing arms of manufacturers of motor vehicles and other consumer products, and other traditional consumer financing sources. In each locality where RAC operates, however, there are one or more consumer finance companies that compete for the consumer loans made by RAC.

RELATIONSHIPS WITH DEALERS

     RAC has established relationships with motor vehicle dealers located in or around the localities served by RAC who originate sales finance loans accepted by RAC. Of the motor vehicle sales financed by RAC, RAC estimates that approximately 85% are originated by manufacturer-franchised dealers and the remaining 15% are originated by dealers specializing in used vehicles. RAC has formal agreements with all its dealers. These agreements set forth general terms upon which retail installment sale contracts will be assigned to and accepted by RAC, but do not obligate the dealer to assign, or RAC to accept, any particular contracts or volume of contracts. Retail installment sale contracts are usually assigned to RAC without recourse to the dealer, although under some of the dealer arrangements RAC has limited recourse to the dealer or to a refundable deposit to recover losses upon the customer's default. Even in the case of non-recourse assignments, the assigning dealer makes certain warranties as to the validity of the contract and compliance with certain laws, and indemnifies RAC for any claims, defenses, and set-offs against the dealer that may be asserted against RAC because of the assignment. In 1995, no single dealer accounted for more than 5% of RAC's sales finance loans.

REGULATION

     RAC's business is subject to extensive supervision and regulation under state and federal laws and regulations. RAC's business is primarily located in North Carolina and is therefore subject to certain North Carolina laws and regulations, including the North Carolina Retail Installment Sales Act and the North Carolina Consumer Finance Act. RAC is also licensed as an "installment paper dealer" in North Carolina. RAC is subject in all states in which it operates to regulations governing insurance agents in connection with its sales of credit and other insurance.

     RAC is also subject to extensive federal regulation, including the Truth In Lending Act, the Equal Credit Opportunity Act, the Fair Credit Reporting Act and the regulations thereunder, and certain rules of the Federal Trade Commission. These laws require RAC to provide certain disclosures to prospective borrowers, prohibit misleading advertising, protect against discriminatory lending practices, and proscribe unfair credit practices.

RECENT DEVELOPMENT

     Since May 1995, $52 million of RAC's $130 million senior revolving line of credit has been used as a liquidity backup line to assure repayment of amounts outstanding under RAC's $50 million commercial paper facility (the "Commercial Paper Facility"). For the month of June 1996, RAC failed to comply with a covenant under the Commercial Paper Facility relating to the ratio of loans charged off to cash collected during the month and consequently is ineligible for continued use of the Commercial Paper Facility. RAC repaid a $13 million tranche of commercial paper maturing July 16, 1996 by drawing on an existing $20 million unsecured line of credit obtained from BB&T-NC. RAC presently intends to repay the remaining $35.3 million of outstanding commercial paper prior to July 31, 1996 with amounts drawn on its existing $130 million senior revolving line of credit which will become available upon the simultaneous retirement of the remaining outstanding commercial paper. The replacement of the Commercial Paper Facility with a combination of amounts borrowed under the senior revolving line of credit and the unsecured line of credit with BB&T-NC will increase RAC's interest rate cost with respect to the $50 million previously outstanding thereunder by approximately 140 basis points.

                        OWNERSHIP OF RAC COMMON STOCK BY
                    CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information with respect to the beneficial ownership of RAC Common Stock as of June 30, 1996 by: (a) each person known by RAC to be the beneficial owner of more than 5% of the outstanding RAC Common Stock; (b) each director of RAC; (c) certain executive officers of RAC; and (d) all directors and executive officers of RAC as a group.

                                                NUMBER OF SHARES
                                                      AND
                                                   NATURE OF
                                                   BENEFICIAL            PERCENTAGE OF COMMON
NAME OF BENEFICIAL OWNER                         OWNERSHIP (1)            STOCK OUTSTANDING
William R. Stallings, Sr.                           5,650,921    (2)              37.6%
3004 South Memorial Drive
Greenville, NC 27834
Dr. Ledyard E. Ross                                 3,410,433    (3)              22.7%
217 Churchill Drive
Greenville, NC 27858
David E. Lee                                          937,465    (4)               6.2%
1212 Chestnut Drive
Smithfield, NC 27577
Ruane, Cunniff & Co., Inc.                            843,240    (5)               5.6%
767 Fifth Avenue, Suite 4701
New York, NY 10153
Robert J. Abrahams                                     27,187    (6)                (7)
N. Leo Daughtry                                        42,875    (8)                (7)
Kirk W. Foley                                              --                       --
Robert D. Barry                                        58,018    (9)                (7)
Joseph P. LaCognata                                     7,307    (10)               (7)
Directors and executive officers as a group         9,197,741    (11)             61.3%
(8 persons)

 (1) Unless otherwise indicated, each shareholder has sole voting and sole investment power with respect to all shares beneficially owned.

 (2) Includes 54,119 shares held by Mr. Stallings's wife (as to which shares Mr. Stallings disclaims beneficial ownership). Also includes 19,288 shares subject to options which are presently exercisable or exercisable within 60 days. Excludes approximately 27,160 shares to be issued to Mr. Stallings in connection with RAC's acquisition of the Insurance Companies prior to the Effective Date.

 (3) Includes 292,209 shares held by Dr. Ross's wife (as to which shares Dr. Ross disclaims beneficial ownership). Excludes approximately 24,270 shares to be issued to Dr. Ross in connection with RAC's acquisition of the Insurance Companies prior to the Effective Date.

 (4) Includes 461,535 shares held by Mr. Lee's wife (as to which shares Mr. Lee disclaims beneficial ownership). Excludes approximately 27,530 shares to be issued to Mr. Lee in connection with RAC's acquisition of the Insurance Companies prior to the Effective Date.

 (5) The information concerning beneficial ownership is derived from Amendment No. 1 to Schedule 13G filed February 7, 1996 with the Securities and Exchange Commission. Ruane, Cunniff & Co., Inc. has sole voting power with respect to 277,350 of such shares and has sole dispositive power with respect to all of such shares.

 (6) Includes 4,687 shares held by Mr. Abrahams's wife.

 (7) Less than 1%.

 (8) Includes 750 shares held by Mr. Daughtry's wife.

 (9) Includes 31,807 shares subject to options which are presently exercisable or exercisable within 60 days.

(10) Includes 5,357 shares subject to options which are presently exercisable or exercisable within 60 days.

(11) Includes 56,452 shares subject to options which are presently exercisable or exercisable within 60 days.

                        DESCRIPTION OF SNC CAPITAL STOCK

GENERAL

     The authorized capital stock of SNC consists of 300,000,000 shares of SNC Common Stock and 5,000,000 shares of SNC Preferred Stock, par value $5.00 per
share (the "SNC Preferred Stock"). As of July 19, 1996, there were        shares
of SNC Common Stock issued and outstanding and no shares of SNC Preferred Stock issued and outstanding. Based on the number of shares of RAC Common Stock outstanding at the Record Date, if the Closing Value is between $26.00 and
$30.00, approximately        shares of SNC Common Stock would be issued in the
Merger.

COMMON STOCK

     Each share of SNC Common Stock is entitled to one vote on all matters submitted to a vote at any meeting of shareholders. Holders of SNC Common Stock are entitled to receive dividends when, as, and if declared by the Board of Directors of SNC (the "SNC Board") out of funds legally available therefor and, upon liquidation, to receive pro rata all assets, if any, of SNC available for distribution after the payment of necessary expenses and all prior claims. Holders of SNC Common Stock have no preemptive rights to subscribe for any additional securities of any class that SNC may issue, nor any conversion, redemption or sinking fund rights. Holders of SNC Common Stock have no right to cumulate votes in the election of directors. The rights and privileges of holders of SNC Common Stock are subject to any preferences provided for by resolution of the SNC Board for any series of SNC Preferred Stock that SNC may issue in the future.

     The transfer agent and registrar for SNC Common Stock is BB&T-NC. The shares of SNC Common Stock to be issued in the Merger have been approved for listing, subject to official notice of issuance, on the NYSE.

PREFERRED STOCK

     Under the SNC Articles, SNC may issue shares of SNC Preferred Stock in one or more series as may be determined by the SNC Board or a duly authorized committee. The SNC Board or committee may also establish, from time to time, the number of shares to be included in each series and may fix the designation, powers, preferences and rights of the shares of each such series and any qualifications, limitations or restrictions thereof, and may increase or decrease the number of shares of any series without any further vote or action by the shareholders. Any SNC Preferred Stock issued may rank senior to the SNC Common Stock with respect to the payment of dividends or amounts upon liquidation, dissolution or winding up of SNC, or both. In addition, any shares of SNC Preferred Stock may have class or series voting rights. Under certain circumstances, the issuance of SNC Preferred Stock or the existence of the unissued SNC Preferred Stock may tend to discourage or render more difficult a merger or other change in control of SNC.

CERTAIN PROVISIONS OF THE NCBCA, SNC ARTICLES, AND SNC BYLAWS

     Certain provisions of the NCBCA, the SNC Articles, and the SNC Bylaws deal with matters of corporate governance and the rights of shareholders. Certain of these provisions, as well as the ability of the SNC Board to issue shares of SNC Preferred Stock and to set the voting rights, preferences, and other terms thereof, may be deemed to have an anti-takeover effect and may delay or prevent takeover attempts not first approved by the SNC Board. These provisions also could delay or deter the removal of incumbent directors or the assumption of control by shareholders. SNC believes that these provisions are appropriate to protect the interests of SNC and all of its shareholders. The following describes the principal provisions of the NCBCA applicable to SNC, the SNC Articles and SNC Bylaws that may be deemed to have anti-takeover effects.

  CONTROL SHARE ACT

     The Control Share Acquisition Act of the NCBCA may make an unsolicited attempt to gain control of SNC more difficult by restricting the right of certain shareholders to vote newly acquired large blocks of stock. For a description of this statute, see "COMPARISON OF SHAREHOLDERS'
RIGHTS -- Anti-takeover Statutes."

  PROVISIONS REGARDING SNC BOARD

     The provisions of the SNC Articles and the SNC Bylaws with respect to the classification of the SNC Board and the removal of directors only for cause could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring, control of SNC. For a description of such provisions, see "COMPARISON OF SHAREHOLDERS'
RIGHTS -- Directors."

  MEETING OF SHAREHOLDERS; SHAREHOLDERS' NOMINATIONS AND PROPOSALS

     Under the SNC Bylaws, meetings of the shareholders may be called by the Chief Executive Officer or the SNC Board. Shareholders of SNC may not request that a special meeting of shareholders be called. This provision could have the effect of delaying until the next annual shareholders' meeting shareholder actions which are favored by the holders of a majority of the outstanding voting securities of SNC.

     Certain procedures governing the submission of nominations for directors and other proposals by stockholders may have some deterrent on shareholder actions designed to result in change of control in SNC. See "COMPARISON OF SHAREHOLDERS' RIGHTS -- Notice of Shareholder Nominations and Shareholder Proposals."

                       COMPARISON OF SHAREHOLDERS' RIGHTS

     At the Effective Date, holders of RAC Common Stock will become shareholders of SNC. The following is a summary of material differences between the rights of holders of SNC Common Stock and RAC Common Stock. Since SNC and RAC are both organized under the laws of North Carolina, any differences arise from differing provisions of their respective articles of incorporation and bylaws.

     The following summary does not purport to be a complete statement of the provisions affecting, and differences between, the rights of holders of SNC Common Stock and RAC Common Stock. The identification of specific provisions or differences is not meant to indicate that other equally or more significant differences do not exist. This summary is qualified in its entirety by reference to the governing corporate instruments of SNC and RAC, to which the shareholders of RAC are referred.

AUTHORIZED CAPITAL STOCK

  SNC

     SNC's authorized capital stock consists of 300,000,000 shares of SNC Common Stock and 5,000,000 shares of SNC Preferred Stock. The SNC Articles authorize the SNC Board to issue shares of SNC Preferred Stock in one or more series and to fix the designation, powers, preferences, and rights of the shares of SNC
Preferred Stock in each such series. As of the Record Date,        shares of SNC
Common Stock and no shares of SNC Preferred Stock were outstanding.

  RAC

     RAC's authorized capital stock consists of 110,000,000 shares, divided into the following classes: 100,000,000 shares of RAC Common Stock and 10,000,000 shares of preferred stock ("RAC Preferred Stock"). The RAC Articles authorize the RAC Board, to the fullest extent permitted by applicable law, to determine the preferences, limitations, and relative rights of the RAC Preferred Stock or to create one or more series of RAC Preferred Stock and determine the preferences, limitations, and relative rights of each such series, as the RAC Board may from time to time determine. As of the Record Date, shares of RAC Common Stock and no shares of RAC Preferred Stock were outstanding.

DIRECTORS

  SNC

     The SNC Bylaws provide for a board of directors having not less than three nor more than twenty-five members as determined from time to time by vote of a majority of the members of the SNC Board or by resolution of the shareholders of SNC. Currently, the SNC Board consists of twenty-four directors.

     The SNC Board is divided into three classes with each director serving staggered three-year terms. Under the SNC Articles and the SNC Bylaws, SNC directors may be removed only for cause and only by the vote of a majority of the outstanding shares of SNC Common Stock entitled to vote in the election of directors.

  RAC

     The RAC Bylaws provide for a board having not less than two nor more than seven members, as shall be determined from time to time by resolution of the shareholders or RAC Board. Currently, the RAC Board consists of five directors.

     All of RAC's directors are elected each year. Under RAC's Bylaws, a director may be removed, with or without cause by shareholder vote if the number of votes cast to remove him exceeds the number of votes cast not to remove him. The entire RAC Board may be removed, with or without cause, by vote of shareholders holding a majority of the votes entitled to be cast at any election of directors.

DIVIDENDS AND OTHER DISTRIBUTIONS

  SNC

     SNC is not subject to regulatory restrictions on payments of dividends. The ability of SNC to pay distributions to the holders of SNC Common Stock will depend, however, to a large extent upon the amount of dividends its bank subsidiaries, which are subject to the restrictions imposed by regulatory authorities, pay to SNC.

  RAC

     RAC's revolving credit facility with its principal lender places certain restrictions on RAC's payment of dividends. Under the most restrictive provision, at June 30, 1996, approximately $3.0 million was available for the payment of dividends on RAC's capital stock. The subsidiaries of RAC are not subject to regulatory restrictions on the payment of dividends.

NOTICE OF SHAREHOLDER NOMINATIONS AND SHAREHOLDER PROPOSALS

  SNC

     The SNC Bylaws establish advance notice procedures for shareholder proposals and the nomination, other than by or at the direction of the SNC Board or a committee thereof, of candidates for election as directors. The SNC Bylaws provide that a shareholder wishing to nominate a person as a candidate for election to the SNC Board must submit such nomination in writing to the Secretary of SNC not later than sixty days before one year after the date of the immediately preceding Annual Meeting of Shareholders, together with biographical information about the candidate, the shareholder's name and shareholdings. Nominations not made in accordance with the foregoing provisions may be ruled out of order by the presiding officer or the chairman of the meeting.

     Similarly, a shareholder must notify the Secretary of SNC in writing not later than sixty days before one year after the date of the immediately preceding Annual Meeting of Shareholders of the shareholder's intention to make a proposal for consideration at the next Annual Meeting. The notice must contain: (a) a brief description of the proposal; (b) the name and shareholdings of the shareholder submitting the proposal; and (c) any material interest of the shareholder in such proposal.

  RAC

     The RAC Articles and the RAC Bylaws provide no limitations or procedures relating to nominations for directors or shareholder proposals.

EXCULPATION AND INDEMNIFICATION

  SNC

     The SNC Articles provide that, to the fullest extent permitted by applicable law, no director of SNC will have any personal liability for monetary damage for breach of a duty as a director. The SNC Bylaws require SNC to indemnify its directors and officers against liabilities arising out of such person's status as such, excluding any liability relating to activities that were at the time taken known or believed by such person to be clearly in conflict with the best interests of SNC.

     Certain rules of the FDIC prohibit SNC from indemnifying a director of SNC for certain costs incurred with regard to an administrative or enforcement action commenced by any federal banking agency which results in a final order or settlement pursuant to which the director is assessed a civil monetary penalty, removed from office, prohibited from participating in the affairs of an insured depository institution or required to cease and desist from or take an affirmative action described in Section 8(b) of the Federal Deposit Insurance Act.

  RAC

     The RAC Articles provide that, to the fullest extent permitted by applicable law, no director of RAC will have any personal liability arising out of any action whether by or in the right of RAC or otherwise for monetary damages for breach of a duty as a director of RAC. The RAC Bylaws require RAC to indemnify its directors, but not its officers who are not directors, to the fullest extent permitted by law against liabilities arising out of such person's status as such. Under the NCBCA, RAC may by action of the RAC Board indemnify its officers to the same extent.

ANTI-TAKEOVER STATUTES

  SNC

     The North Carolina Control Share Acquisition Act (the "Control Share Act") applies to SNC. The Control Share Act is designed to protect shareholders against certain changes in control and to provide shareholders with the opportunity to vote on whether to afford voting rights to certain shareholders.

     The Control Share Act is triggered upon the acquisition by a person of shares of voting stock of a North Carolina corporation that, when added to all other shares beneficially owned by the person, would result in that person holding one-fifth, one-third, or a majority of the voting power in the election of directors. Under the Control Share Act, the shares acquired that result in the crossing of any of these thresholds ("control shares") have no voting rights until such rights are conferred by the affirmative vote of the holders of a majority of all outstanding voting shares, excluding those shares held by any person involved or proposing to be involved in the acquisition of control shares, any officer of the corporation and any employee of such corporation who is also a director of such corporation. If voting rights are conferred on control shares, all shareholders of such corporation have the right to require that their shares be redeemed at the highest price paid per share by the acquiror for any control shares.

     In accordance with the provisions of such statute, SNC has elected not to be governed by the North Carolina Shareholder Protection Act.

  RAC

     In accordance with the provisions of such statutes, RAC has elected to be governed by neither the Control Share Act nor the North Carolina Shareholder Protection Act.

AMENDMENTS TO ARTICLES OF INCORPORATION AND BYLAWS

  SNC

     The SNC Bylaws prohibit the SNC Board from amending or repealing the corporation's bylaws: (a) requiring more than a majority of the voting shares for a quorum at a regular meeting of the shareholders or more than a majority of the votes cast to constitute action by the shareholders, unless higher percentages are required by law; (b) increasing or decreasing the number of directors; or (c) altering or repealing any bylaws adopted or amended by the shareholders.

     The SNC Articles and Bylaws also require the affirmative vote of two-thirds of the outstanding shares of SNC Common Stock to approve an amendment to any provision of the SNC Articles or Bylaws amending, altering or repealing the portions of the Articles or Bylaws relating to classification and staggered terms of the board, removal of directors, the requirement for a supermajority vote on such provisions, limitations or amendments of the bylaws.

  RAC

     Under the NCBCA, an amendment to the RAC Articles generally requires the recommendation of the RAC Board and the approval of either a majority of all shares entitled to vote thereon or a majority of the votes cast thereon, depending upon the nature of the amendment. In accordance with the NCBCA, the RAC Board may condition its submission of a proposed amendment on any basis. The RAC Board may, in accordance with the NCBCA, amend or repeal the RAC Bylaws except that a bylaw adopted, amended or repealed by the shareholders of RAC may generally be readopted, amended or repealed only by the shareholders.

LIQUIDATION RIGHTS

  SNC

     In the event of the liquidation, dissolution, or winding-up of the affairs of SNC, holders of outstanding shares of SNC Common Stock are entitled to share, in proportion to their respective interests, in SNC's assets and funds remaining after payment, or provision for payment, of all debts and other liabilities of SNC.

     Because SNC is a bank holding company, its rights, the rights of its creditors and of its shareholders, including the holders of the shares of any SNC Preferred Stock that may be issued, to participate in the assets of any subsidiary upon the latter's liquidation or recapitalization may be subject to the prior claims of the subsidiary's creditors except to the extent that SNC may itself be a creditor with recognized claims against the subsidiary and any interests in the liquidation accounts established by savings associations or savings bank acquired by SNC for the benefit of eligible account holders in connection with conversion of such savings associations to stock form.

  RAC

     The rights of holders of RAC Common Stock upon liquidation are virtually identical to those of SNC, except that those rights are not subjected to the rights of creditors of the subsidiaries of RAC by virtue of bank holding company status.

                                 LEGAL MATTERS

     The validity of SNC Common Stock to be issued in connection with the Merger and certain of the tax consequences of the Merger will be passed upon at the Effective Date, as a condition to the Merger, by Womble Carlyle Sandridge & Rice, PLLC, Raleigh, North Carolina, as counsel to SNC. As of July 18, 1996 attorneys of Womble Carlyle Sandridge & Rice, PLLC owned an aggregate of 19,444 shares of SNC Common Stock.

                                    EXPERTS

     The consolidated financial statements and schedule of SNC included in SNC's Annual Report on Form 10-K for the year ended December 31, 1995, incorporated by reference in this Proxy Statement/Prospectus have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in giving said reports.

     The consolidated financial statements of RAC incorporated by reference in this Proxy Statement/Prospectus have been audited by Coopers & Lybrand L.L.P., independent accountants, to the extent indicated in their report thereon also incorporated by reference. Such consolidated financial statements have been incorporated herein by reference in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

                             SHAREHOLDER PROPOSALS

     RAC had originally scheduled its 1996 Annual Meeting of Shareholders for May 1996 but postponed that Annual Meeting when the Reorganization Agreement was entered into on March 29, 1996. Based upon the date of RAC's 1995 Annual Meeting of Shareholders, shareholder proposals for the 1996 Annual Meeting were required to have been submitted by November 30, 1995; no shareholder proposals were received by such date. In the event the Reorganization Agreement is terminated or the Merger is not otherwise consummated, RAC will promptly reschedule its 1996 Annual Meeting of Shareholders and, in a timely manner, inform its shareholders of the date on which such Annual Meeting will be held and the date by which proposals of shareholders must be received for inclusion in RAC's proxy statement and form of proxy relating to such Annual Meeting.

                                   APPENDICES

                         Appendix I -- Amended and Restated Agreement and Plan of Reorganization

                         Appendix II -- Option Agreement

                         Appendix III -- Opinion of Salomon Brothers Inc

                         Appendix IV -- Chapter 55, Article 13 of NCBCA

                                                                      APPENDIX I

           AMENDED AND RESTATED AGREEMENT AND PLAN OF REORGANIZATION

                        REGIONAL ACCEPTANCE CORPORATION
                                      AND
                         SOUTHERN NATIONAL CORPORATION

          ARTICLE I
               DEFINITIONS.............................................................................................   I-1

          ARTICLE II
               THE MERGER..............................................................................................   I-3
                 2.1  Merger...........................................................................................   I-3
                 2.2  Filing; Plan of Merger...........................................................................   I-3
                 2.3  Effective Date...................................................................................   I-3
                 2.4  Closing..........................................................................................   I-3
                 2.5  Effect of Merger.................................................................................   I-3
                 2.6  Further Assurances...............................................................................   I-4
                 2.7  Merger Consideration.............................................................................   I-4
                 2.8  Conversion of Shares; Payment of Merger Consideration............................................   I-4
                 2.9  Dissenting Shares................................................................................   I-5
                2.10  Conversion of Stock Options......................................................................   I-5

         ARTICLE III
               REPRESENTATIONS AND WARRANTIES OF REGIONAL ACCEPTANCE...................................................   I-6
                 3.1  Capital Structure................................................................................   I-6
                 3.2  Organization, Standing and Authority.............................................................   I-6
                 3.3  Ownership of Subsidiaries........................................................................   I-6
                 3.4  Organization, Standing and Authority of the Subsidiaries.........................................   I-7
                 3.5  Authorized and Effective Agreement...............................................................   I-7
                 3.6  Securities Documents and Reports.................................................................   I-7
                 3.7  Financial Statements: Minute Books...............................................................   I-7
                 3.8  Material Adverse Change..........................................................................   I-8
                 3.9  Absence of Undisclosed Liabilities...............................................................   I-8
                3.10  Properties.......................................................................................   I-8
                3.11  Environmental Matters............................................................................   I-8
                3.12  Allowance for Loan Losses........................................................................   I-9
                3.13  Tax Matters......................................................................................   I-9
                3.14  Employee Benefit Plans...........................................................................   I-9
                3.15  Certain Contracts................................................................................   I-10
                3.16  Legal Proceedings; Regulatory Approvals..........................................................   I-10
                3.17  Compliance with Laws.............................................................................   I-10
                3.18  Brokers and Finders..............................................................................   I-11
                3.19  Insurance........................................................................................   I-11
                3.20  Loans............................................................................................   I-11
                3.21  Related Party Transactions.......................................................................   I-11
                3.22  Vote Required....................................................................................   I-11
                3.23  Certain Information..............................................................................   I-11

          ARTICLE IV
               REPRESENTATIONS AND WARRANTIES OF SNC...................................................................   I-12
                 4.1  Capital Structure of SNC.........................................................................   I-12
                 4.2  Organization, Standing and Authority of SNC......................................................   I-12
                 4.3  Authorized and Effective Agreement...............................................................   I-12
                 4.4  Organization, Standing and Authority of SNC Subsidiaries and SNC Acquisition.....................   I-12
                 4.5  Securities Documents.............................................................................   I-13
                 4.6  Financial Statements.............................................................................   I-13
                 4.7  Material Adverse Change..........................................................................   I-13
                 4.8  Legal Proceedings; Regulatory Approvals..........................................................   I-13
                 4.9  Absence of Undisclosed Liabilities...............................................................   I-13
                4.10  Allowance for Loan Losses........................................................................   I-13
                4.11  Tax Matters......................................................................................   I-13
                4.12  Compliance with Laws.............................................................................   I-14
                4.13  Certain Information..............................................................................   I-14

           ARTICLE V
               COVENANTS...............................................................................................   I-14
                 5.1  Stockholders' Meeting............................................................................   I-14
                 5.2  Proxy Statement; Registration Statement; NYSE Listing............................................   I-14
                 5.3  Plan of Merger; Reservation of Shares............................................................   I-15
                 5.4  Additional Acts..................................................................................   I-15
                 5.5  Best Efforts.....................................................................................   I-15
                 5.6  Certain Accounting Matters.......................................................................   I-15
                 5.7  Access to Information............................................................................   I-16
                 5.8  Press Releases...................................................................................   I-16
                 5.9  Forbearances of Regional Acceptance..............................................................   I-16
                5.10  Employment Agreements............................................................................   I-17
                5.11  Resales by Affiliates............................................................................   I-18
                5.12  Employee Benefit Plans...........................................................................   I-18
                5.13  Forbearances of SNC..............................................................................   I-18
                5.14  Financial Opinion................................................................................   I-18
                5.15  Stockholder Vote.................................................................................   I-18
                5.16  Indemnification..................................................................................   I-19

          ARTICLE VI
               CONDITIONS PRECEDENT....................................................................................   I-19
                 6.1  Conditions Precedent -- SNC and Regional Acceptance..............................................   I-19
                 6.2  Conditions Precedent -- Regional Acceptance......................................................   I-20
                 6.3  Conditions Precedent -- SNC......................................................................   I-20

         ARTICLE VII
               TERMINATION, WAIVER AND AMENDMENT.......................................................................   I-21
                 7.1  Termination......................................................................................   I-21
                 7.2  Effect of Termination............................................................................   I-22
                 7.3  Survival of Representations, Warranties and Covenants............................................   I-22
                 7.4  Waiver...........................................................................................   I-22
                 7.5  Amendment or Supplement..........................................................................   I-23

        ARTICLE VIII
               MISCELLANEOUS...........................................................................................   I-23
                 8.1  Expenses.........................................................................................   I-23
                 8.2  Entire Agreement.................................................................................   I-23
                 8.3  No Assignment....................................................................................   I-23
                 8.4  Notices..........................................................................................   I-23
                 8.5  Captions.........................................................................................   I-24
                 8.6  Counterparts.....................................................................................   I-24
                 8.7  Governing Law....................................................................................   I-24

                              AMENDED AND RESTATED
                      AGREEMENT AND PLAN OF REORGANIZATION

     AMENDED AND RESTATED AGREEMENT AND PLAN OF REORGANIZATION ("Reorganization Agreement" or "Agreement") between REGIONAL ACCEPTANCE CORPORATION ("Regional Acceptance"), a North Carolina corporation having its principal office at Greenville, North Carolina, and SOUTHERN NATIONAL CORPORATION ("SNC"), a North Carolina corporation having its principal office at Winston-Salem, North Carolina which restates in one document the Agreement and Plan of Reorganization between Regional Acceptance and SNC, dated as of March 29, 1996, as amended by a First Amendment to Agreement and Plan of Reorganization, dated as of May 30, 1996 and as further amended hereby.

                                R E C I T A L S:

     The parties desire that SNC Acquisition Corp. ("SNC Acquisition"), a wholly-owned subsidiary of SNC, shall be merged with and into Regional Acceptance (said transaction being hereinafter referred to as the "Merger") pursuant to a plan of merger in the form set forth in Articles of Merger attached hereto as Annex A ("Plan of Merger"), and the parties desire to provide for certain undertakings, conditions, representations, warranties and covenants in connection with the transactions contemplated hereby.

     NOW, THEREFORE, in consideration of the premises and of the mutual representations, warranties, covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

                                   ARTICLE I

                                  DEFINITIONS

     "Closing Date" shall mean the date specified pursuant to Section 2.4 as the date on which the parties hereto shall close the transactions contemplated herein.

     "Code" shall mean the Internal Revenue Code of 1986, as amended.

     "Commission" shall mean the Securities and Exchange Commission.

     "Effective Date" shall mean the time and date specified in Section 2.3 as the effective time and date of the Merger.

     "Environmental Claim" means any written notice from any governmental authority or third party alleging potential liability (including, without limitation, potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries or penalties) arising out of, based upon, or resulting from the presence, or release into the environment, of any Materials of Environmental Concern.

     "Environmental Laws" means all applicable federal, state and local laws, regulations and guidelines, including the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, that relate to pollution or protection of human health or the environment.

     "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

     "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

     "FDIC" shall mean the Federal Deposit Insurance Corporation.

     "Federal Reserve Board" shall mean the Board of Governors of the Federal Reserve System.

     "Financial Statements" shall mean (a) with respect to SNC, (i) the consolidated balance sheet (including related notes and schedules, if any) of SNC as of December 31, 1995 and the related consolidated statements of income, changes in Stockholders' equity and cash flows (including related notes and schedules, if any) for the year ended December 31, 1995 as filed by SNC in Securities Documents and (ii) the consolidated balance sheets of SNC (including related notes and schedules, if any) and related statements of income, changes in Stockholders' equity and cash flows (including related notes and schedules, if any) included in Securities Documents filed by SNC with respect to periods ended subsequent to December 31, 1995, and (b) with respect to Regional Acceptance, (i) the consolidated balance sheets (including related notes and schedules, if any) of Regional Acceptance as of December 31, 1995, 1994 and 1993, and the related consolidated statements of income, changes in Stockholders' equity and cash flows (including related notes and schedules, if any) for each of the three years ended December 31, 1995, 1994 and 1993 as filed by Regional Acceptance in Securities Documents and (ii) the consolidated balance sheets of Regional Acceptance (including related notes and schedules, if any) and related statements of income, changes in Stockholders' equity and cash flows (including related notes and schedules, if any) included in Securities Documents filed by Regional Acceptance with respect to periods ended subsequent to December 31, 1995.

     "Material Adverse Effect" shall mean a material adverse effect on the financial condition, results of operations, business or prospects of Regional Acceptance and its Subsidiaries, taken as a whole.

     "Materials of Environmental Concern" means pollutants, contaminants, wastes, toxic substances, asbestos containing materials, lead based paint, petroleum and petroleum products and any other materials regulated under Environmental Laws.

     "NCBCA" shall mean the North Carolina Business Corporation Act, as amended.

     "NCCFA" shall mean the North Carolina Consumer Finance Act, as amended.

     "NCRISA" shall mean the North Carolina Retail Installment Sales Act, as amended.

     "Option Agreement" shall mean the Option Agreement dated as of even date herewith between Regional Acceptance and SNC, which shall be executed immediately following execution of this Reorganization Agreement.

     "Previously Disclosed" shall mean disclosed in (i) a Securities Document delivered by one party to the other on or prior to the execution of this Reorganization Agreement or (ii) a letter from one party to the other party delivered and dated not later the date hereof specifically referring to this Agreement; provided, that after May 31, 1996, if SNC has not terminated this Agreement pursuant to Section 7.1(g), "Previously Disclosed" shall also include any information disclosed in (A) a Securities Document delivered by Regional Acceptance to SNC at least five days prior to such date or (B) a letter from Regional Acceptance to SNC delivered and dated not later than five days prior to such date specifically referring to this Agreement.

     "Proxy Statement/Prospectus" shall mean the proxy statement and prospectus, together with any supplements thereto sent to Stockholders of Regional Acceptance to solicit their votes in connection with this Agreement and the Plan of Merger.

     "Regional Acceptance Common Stock" shall mean shares of common stock, no par value, of Regional Acceptance.

     "Regional Acceptance Stockholders" shall mean the holders of the Regional Acceptance Common Stock.

     "Registration Statement" shall mean the registration statement with respect to the SNC Common Stock to be issued in the Merger as declared effective by the Commission under the Securities Act.

     "Rights" shall mean warrants, options, rights, convertible securities and other arrangements or commitments which obligate an entity to issue or dispose of any of its capital stock or other ownership interests, and stock appreciation rights, performance units and similar stock-based rights whether or not they obligate the issuer thereof to issue stock or other securities or to pay cash.

     "Securities Act" shall mean the Securities Act of 1933, as amended.

     "Securities Documents" shall mean all reports, proxy statements, registration statements and all similar documents filed, or required to be filed, pursuant to the Securities Laws.

     "Securities Laws" shall mean the Securities Act; the Exchange Act; the Investment Company Act of 1940, as amended; the Investment Advisers Act of 1940, as amended; the Trust Indenture Act of 1939, as amended; and the rules and regulations of the Commission promulgated thereunder,

     "SNC Common Stock" shall mean the shares of common stock, par value $5.00 per share, of SNC.

     "SNC Subsidiaries" shall mean Branch Banking and Trust Company, Branch Banking and Trust Company of South Carolina, and Commerce Bank, each of which is a wholly-owned subsidiary of SNC.

     "Stock Option Plan" shall mean Regional Acceptance's 1993 Stock Option
Plan.

     "Stock Options" shall mean (i) options granted under the Stock Option Plan and unexercised on the date hereof, to acquire in the aggregate 203,215 shares of Regional Acceptance Common Stock; and (ii) options granted to Robert D. Barry pursuant to his employment agreement dated March 1, 1993, and unexercised on the date hereof, to acquire 21,093 shares of Regional Acceptance Stock.

     "Subsidiaries" shall mean Regional Acceptance Investment Corporation of Nevada, a Nevada corporation; Greenville Funding Corporation 1994-1, a Nevada corporation; Greenville Car Mart, Inc., a North Carolina corporation; REGA Insurance Services, Inc., a North Carolina corporation; and the Insurance Companies referred to in Section 5.9(f) following their acquisition by Regional Acceptance. Each of such corporations is (or, with respect to each of the Insurance Companies, will be on or before the Closing
Date), a wholly-owned subsidiary of Regional Acceptance.

     "TILA" shall mean the Truth in Lending Act, as amended.

     Other terms used herein are defined in the preamble and elsewhere in this Agreement.

                                   ARTICLE II

                                   THE MERGER

     2.1 MERGER

     SNC Acquisition and Regional Acceptance are constituent corporations to the Merger as contemplated by the NCBCA. On the Effective Date:

     a. SNC Acquisition shall be merged with and into Regional Acceptance in accordance with the applicable provisions of the NCBCA, with Regional Acceptance remaining as the surviving corporate entity (hereinafter sometimes referred to as the "Surviving Corporation");

     b. The separate existence of SNC Acquisition shall cease and the Merger shall in all respects have the effect provided for in Section 2.5.

     c. The Articles of Incorporation of Regional Acceptance shall continue in effect as the Articles of Incorporation of the Surviving Corporation at the Effective Date.

     d. The Bylaws of Regional Acceptance as presently constituted shall become the Bylaws of the Surviving Corporation at the Effective Date.

     2.2 FILING; PLAN OF MERGER

     The Merger shall not become effective unless this Agreement is duly approved by holders of a majority of the outstanding shares of common stock of each of SNC Acquisition and Regional Acceptance. Upon fulfillment or waiver of the conditions specified in Article VI and provided that this Agreement has not been terminated pursuant to Article VII, on the Closing Date (as defined in Section 2.4) the Constituent Corporations will cause Articles of Merger in substantially the form of Annex A (the "Articles of Merger") to be executed and filed with the Secretary of State of North Carolina. The Plan of Merger, which is a part of the Articles of Merger, is incorporated herein by reference, and adoption of this Agreement by the Boards of Directors of the Constituent Corporations and approval by the Stockholders of the Constituent Corporations shall constitute adoption and approval of the Plan of Merger.

     2.3. EFFECTIVE DATE

     The Merger shall be effective at the day and hour specified in the Articles of Merger filed with the Secretary of State of North Carolina (herein sometimes referred to as the "Effective Date"), which shall be no later than 12:01 a.m. on the first business day following the date on which the Articles of Merger are filed with the Secretary of State of the State of North Carolina.

     2.4 CLOSING

     The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the executive offices of SNC, BB&T Financial Center, 200 West Second Street, Winston-Salem, North Carolina, at 11:00 a.m. on the first business day following the date on which the Plan of Merger shall have been approved by the Regional Acceptance Stockholders, or such later date within 10 days thereafter as may be specified by SNC, or such later date as the parties may otherwise agree (the "Closing Date"). The parties agree to use their best efforts to cause all conditions of the Closing to be met prior to or as soon as practicable following such Stockholder approval.

     2.5 EFFECT OF MERGER

     From and after the Effective Date, the separate existence of SNC Acquisition shall cease, and the Surviving Corporation shall thereupon and thereafter, to the extent consistent with its Articles of Incorporation, possess all the rights, privileges, immunities, and franchises, of a public as well as of a private nature, of each of the Constituent Corporations; and all property, real, personal and mixed, and all debts due on whatever account, and all other choses in action, and all and every other interest of or belonging to or due to each of the Constituent Corporations shall be taken and deemed to be transferred to and vested in the Surviving Corporation without further act or deed; and the title to any real estate or any interest therein vested in either of the Constituent Corporations shall not revert or be in any way impaired by reason of the Merger. The Surviving Corporation shall thenceforth be responsible and liable for all the liabilities, obligations and penalties of each of the Constituent Corporations; and any claim existing or action or proceeding, civil or criminal, pending by or against either of the Constituent Corporations may be prosecuted as if the Merger had not taken place, or the Surviving Corporation may be substituted in its place; and any judgment rendered against either of the Constituent Corporations may be enforced against the Surviving Corporation. Neither the rights of creditors nor any liens upon the property of either of the Constituent Corporations shall be impaired by reason of the Merger.

     2.6 FURTHER ASSURANCES

     If, at any time after the Effective Date, the Surviving Corporation shall consider or be advised that any further deeds, assignments or assurances in law or any other actions are necessary, desirable or proper to vest, perfect or confirm of record or otherwise, in the Surviving Corporation, the title to any property or rights of the Constituent Corporations acquired or to be acquired by reason of, or as a result of, the Merger, the Constituent Corporations agree that such Constituent Corporations and their proper officers and directors shall and will execute and deliver all such proper deeds, assignments and assurances in law and do all things necessary, desirable or proper to vest, perfect or confirm title to such property or rights in the Surviving Corporation and otherwise to carry out the purpose of this Agreement, and that the proper officers and directors of the Surviving Corporation are fully authorized and directed in the name of the Constituent Corporations or otherwise to take any and all such actions.

     2.7 MERGER CONSIDERATION

     As used herein, the term "Merger Consideration" shall mean whole shares of SNC Common Stock to be exchanged for shares of Regional Acceptance Common Stock issued and outstanding as of the Effective Date, and cash to be payable in exchange for any fractional shares of SNC Common Stock which would otherwise be exchanged for shares of Regional Acceptance Common Stock of any particular holder. The number of shares of SNC Common Stock to be issued in exchange for each issued and outstanding share of Regional Acceptance Common Stock shall be in the ratio (the "Exchange Ratio") of .3929 shares of SNC Common Stock for each share of Regional Acceptance Common Stock issued and outstanding, if the closing value per share of the SNC Common Stock ("Closing Value") is not less than $26.00 and not more than $30.00. If the Closing Value is less than $26.00, the Exchange Ratio shall be determined by dividing the Closing Value into $10.21. If the Closing Value is more than $30.00, the Exchange Ratio shall be determined by dividing the Closing Value into $11.79. In the event that the Closing Value shall be less than $24.00 or more than $32.00, the Exchange Ratio shall be subject to renegotiation. For this purpose, the Closing Value shall mean the average closing price per share, as reported on the New York Stock Exchange, of SNC's Common Stock for the ten business days (determined by excluding days on which the New York Stock Exchange is closed) immediately preceding the fifth calendar day preceding the date on which the Regional Acceptance Stockholders approve the Merger (the fifth day will be determined by counting the day next preceding the date on which the Regional Acceptance Stockholders approve the Merger as the first day). The amount payable for any fractional share of SNC Common Stock shall be determined by multiplying the fractional part of such share by the Closing Value.

     2.8 CONVERSION OF SHARES; PAYMENT OF MERGER CONSIDERATION

     a. At the Effective Date, by virtue of the Merger and without any action on the part of Regional Acceptance or the holders of record of Regional Acceptance Common Stock (the "Regional Acceptance Stockholders"), each share of Regional Acceptance Common Stock issued and outstanding immediately prior to the Effective Date shall be converted into and shall represent the right to receive, upon surrender of the certificate representing such share of Regional Acceptance Common Stock (as provided in paragraph (d) below), the Merger Consideration attributable thereto. The Merger Consideration shall be payable only to the Regional Acceptance Stockholders.

     b. Each share of the common stock of SNC Acquisition issued and outstanding immediately prior to the Effective Date shall be converted into one share of Regional Acceptance Common Stock.

     c. Until surrendered, each outstanding certificate which prior to the Effective Date represented one or more shares of Regional Acceptance Common Stock shall be deemed upon the Effective Date for all purposes to represent only the right to receive the Merger Consideration as described in Section 2.7. No dividend or other distribution payable following the Closing with respect to shares of SNC Common Stock to be received as Merger Consideration shall be paid, and there shall be no right to vote such shares of SNC Common Stock, until the Regional Acceptance Stockholder has tendered the certificate or certificates representing shares of Regional Acceptance Common Stock (as provided in paragraph (d) immediately following) to be exchanged for such Merger Consideration; provided, that such tender when made shall relate back to the Effective Date for purposes of any rights to receive dividends and other distributions with respect to SNC Common Stock distributable to holders of record after the Effective Date. No interest will be paid or accrued on the Merger Consideration upon the surrender of the certificate or certificates representing shares of Regional Acceptance Common Stock, or on dividends or other distributions deferred as described in the immediately preceding sentence. With respect to any certificate for Regional Acceptance Common Stock that has been lost or destroyed, the Surviving Corporation shall pay the Merger Consideration attributable to such certificate upon receipt of evidence and indemnity reasonably satisfactory to it of ownership of the shares represented thereby. After the Effective Date, no transfer of the shares of Regional Acceptance Common Stock outstanding immediately prior to the Effective Date shall be made on the stock transfer books of the Surviving Corporation.

     d. Promptly after the Effective Date, Regional Acceptance shall cause to be delivered or mailed to each Regional Acceptance Stockholder a form of letter of transmittal and instructions for use in effecting the surrender of the certificates which, immediately prior to the Effective Date, represented any shares of Regional Acceptance Common Stock, in exchange for the Merger Consideration. Upon surrender of such certificates, together with such letter of transmittal duly executed and completed in accordance with the instructions thereto, and such other documents as may be reasonably requested, SNC shall promptly cause the transfer to the persons entitled thereto of the Merger Consideration.

     2.9 DISSENTING SHARES

     Any Regional Acceptance Stockholder who shall have lawfully dissented from the Merger in accordance with the NCBCA and who has properly exercised such Stockholder's rights to demand payment of the value of the Stockholder's shares (the "Dissenting Shares") as provided in the NCBCA (the "Dissenting Stockholder") shall thereafter have only such rights as are provided a dissenting Stockholder in accordance with the NCBCA and shall have no rights under Sections 2.7 and 2.8; provided, however, that if a Dissenting Stockholder shall withdraw (in accordance with the NCBCA) the demand for such appraisal or shall become ineligible for such appraisal, then such Dissenting Stockholder's Dissenting Shares automatically shall cease to be Dissenting Shares and shall be converted into and represent only the right to receive from the Surviving Corporation the Merger Consideration provided for in Section 2.7, without interest thereon, upon surrender of the certificate or certificates representing the Dissenting Shares.

     2.10 CONVERSION OF STOCK OPTIONS

     a. At the Effective Date, each Stock Option then outstanding, whether or not then exercisable, shall be converted into and become rights with respect to SNC Common Stock, and SNC shall assume each Stock Option, in accordance with the terms of the Stock Option Plan and stock option agreement, or other agreement, by which it is evidenced, except that from and after the Effective Date (i) SNC and its Compensation Committee shall be substituted for Regional Acceptance and the Committee of Regional Acceptance's Board of Directors administering the Stock Option Plan, (ii) each Stock Option assumed by SNC may be exercised solely for shares of SNC Common Stock, (iii) the number of shares of SNC Common Stock subject to such Stock Option shall be the number of whole shares of SNC (omitting any fractional share) determined by multiplying the number of shares of Regional Acceptance Common Stock subject to such Stock Option immediately prior to the Effective Date by the Exchange Ratio, and (iv) the per share exercise price under each such Stock Option shall be adjusted by dividing the per share exercise price under each such Stock Option by the Exchange Ratio and rounding up to the nearest cent. In addition, notwithstanding the provisions of clauses (iii) and (iv) of the first sentence of this Section 2.10(a), each Stock Option which is an "incentive stock option" shall be adjusted as required by
Section 424 of the Code, and the Regulations promulgated thereunder, so as to continue as an incentive stock option under Section 424(a) of the Code, and so as not to constitute a modification, extension, or renewal of the option, within the meaning of Section 424(h) of the Code. SNC and Regional Acceptance agree to take all necessary steps to effectuate the foregoing provisions of this Section 2.10.

     b. As soon as practicable after the Effective Date, SNC shall deliver to the participants in the Stock Option Plan an appropriate notice setting forth such participant's rights pursuant thereto and the grants pursuant to such Stock Option Plan shall continue in effect on the same terms and conditions (subject to the adjustments required by Section 2.10(a) after giving effect to the Merger), and SNC shall comply with the terms of the Stock Option Plan to ensure, to the extent required by and subject to the provisions of such Stock Option Plan, that Stock Options which qualified as incentive stock options prior to the Effective Date continue to qualify as incentive stock options after the Effective Date. At or prior to the Effective Date, SNC shall take all corporate action necessary to reserve for issuance sufficient shares of SNC Common Stock for delivery upon exercise of Stock Options assumed by it in accordance with this Section 2.10. As soon as practicable after the Effective Date, SNC shall file a registration statement on Form S-3 or Form S-8 (or any successor or other appropriate form), as determined by SNC, with respect to the shares of SNC Common Stock subject to such options and shall use its reasonable efforts to maintain the effectiveness of such registration statement (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such options remain outstanding. With respect to any individuals who subsequent to the

Merger will be subject to the reporting requirements under Section 16(a) of the Exchange Act, where applicable, SNC shall administer the Stock Option Plan assumed pursuant to this Section 2.10 in a manner that complies with Rule 16b-3 promulgated under the Exchange Act to the extent the Stock Option Plan complied with such rule prior to the Merger. Regional Acceptance hereby represents that the Stock Option Plan in its current form complies with Rule 16b-3.

     c. It is understood that the Merger will constitute a "Change of Control" for purposes of the Stock Options, and that consequently the right to exercise all Stock Options will vest in the holders thereof at the Effective Date to the extent required by the documents pursuant to which the Stock Options were granted.

     d. The obligations in this Section 2.10 of SNC to file a registration statement and to maintain its effectiveness shall inure to the benefit of those persons holding Stock Options on the Effective Date, and after the Effective Date shall be enforceable directly by them.

     e. Notwithstanding the foregoing provisions of this Section 2.10, SNC may at its election substitute as of the Effective Date options under the Southern National Corporation 1995 Omnibus Stock Incentive Plan (the "SNC Option Plan") for all or a part of the Stock Options, subject to the following conditions: (i) the requirements of Section 2.10(a) (iii) and (iv) shall be met; (ii) such substitution shall not constitute a modification, extension or renewal of any of the Stock Options which are incentive stock options; (iii) the substituted options shall continue in effect on the same terms and conditions as the Stock Option Plan or other document granting the Stock Options; and (iv) the provisions of Section 2.10(c) shall be applicable with respect to such substituted options. As soon as practicable following the Effective Date, SNC shall deliver to the participants receiving substitute options under the SNC Option Plan an appropriate notice setting forth such participant's rights pursuant thereto. If SNC exercises its election under this Section 2.10(e), it shall register shares of SNC Common Stock subject to the SNC Option Plan with the Commission by the filing of Form S-8, and SNC will use its reasonable efforts to maintain the effectiveness of such registration statement for so long as any such substituted options remain outstanding. SNC has reserved under the SNC Option Plan adequate shares of SNC Common Stock for delivery upon exercise of any such substituted options. SNC hereby represents that the SNC Option Plan in its current form complies with Rule 16b-3 promulgated under the Exchange Act.

                                  ARTICLE III

             REPRESENTATIONS AND WARRANTIES OF REGIONAL ACCEPTANCE

     Regional Acceptance represents and warrants to SNC and SNC Acquisition as follows:

     3.1 CAPITAL STRUCTURE

     The authorized capital stock of Regional Acceptance consists of 100,000,000 shares of Regional Acceptance Common Stock, and 10,000,000 shares of preferred stock. As of the date hereof, there were 15,007,031 shares of Regional Acceptance Common Stock issued and outstanding, and no other shares of capital stock, common or preferred, issued and outstanding. All outstanding shares of Regional Acceptance Common Stock have been duly issued and are validly outstanding, fully paid and nonassessable. No other classes of capital stock of Regional Acceptance are authorized. No shares of capital stock have been reserved for any purpose, except for (i) shares of Regional Acceptance Common Stock issuable in connection with Regional Acceptance's Stock Option Plan and the other Stock Options, (ii) shares of Regional Acceptance Common Stock issuable in connection with the Option Agreement, and (iii) the shares of Regional Acceptance Common Stock to be issued in connection with the acquisition of the Insurance Companies referred to in Section 5.9. Except as set forth herein, there are no Rights authorized, issued or outstanding with respect to the capital stock of Regional Acceptance. Stockholders of Regional Acceptance do not have preemptive rights.

     3.2 ORGANIZATION, STANDING AND AUTHORITY

     Regional Acceptance is a corporation duly organized, validly existing and in good standing under the laws of the State of North Carolina with full corporate power and authority to carry on its business as now conducted, and is qualified to do business in Virginia, South Carolina, Tennessee and in every other state of the United States or foreign jurisdiction where its ownership or leasing of property or the conduct of its business requires qualification to do business and where the failure to qualify would subject it to any material penalty or loss of rights.

     3.3 OWNERSHIP OF SUBSIDIARIES

     Except as Previously Disclosed, Regional Acceptance does not own, directly or indirectly, any outstanding capital stock or other voting securities or ownership interests of any corporation, partnership, joint venture, or other organization, except for the Subsidiaries. The outstanding shares of capital stock of the Subsidiaries are validly issued and outstanding, fully paid and nonassessable, and all such shares are directly or indirectly owned by Regional Acceptance free and clear of all liens, claims and encumbrances or preemptive rights of any person. No Rights are authorized, issued or outstanding with respect to the capital stock of any Subsidiary, and there are no agreements, understandings or commitments relating to the right of Regional Acceptance to vote or to dispose of said shares. None of the shares of capital stock of any Subsidiary have been issued in violation of the preemptive rights of any person.

     3.4 ORGANIZATION, STANDING AND AUTHORITY OF THE SUBSIDIARIES

     Each Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation. Each
Subsidiary: (i) has full corporate power and authority to carry on its business as now conducted; (ii) is duly qualified to do business in every state of the United States and foreign jurisdiction where its ownership or leasing of property or the conduct of its business requires such qualification and where the failure to qualify would subject it to any material penalty or loss of rights; and (iii) is engaged only in business activities that are ancillary to the business of Regional Acceptance.

     3.5 AUTHORIZED AND EFFECTIVE AGREEMENT

     a. Regional Acceptance has all requisite corporate power and authority to enter into and (subject to receipt of all necessary governmental approvals and the receipt of approval of Stockholders of Regional Acceptance of the Plan of Merger) to perform all of its obligations under this Reorganization Agreement, the Plan of Merger and the Option Agreement. The execution and delivery of this Reorganization Agreement, the Plan of Merger and the Option Agreement and consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary corporate action in respect thereof, except, in the case of this Agreement and the Plan of Merger, the approval of Regional Acceptance Stockholders pursuant to and to the extent required by applicable law. This Agreement, the Plan of Merger and the Option Agreement constitute legal, valid and binding obligations of Regional Acceptance, and each of which is enforceable against Regional Acceptance in accordance with its terms, in each such case subject to (i) bankruptcy, fraudulent transfer, insolvency, moratorium, reorganization, conservatorship, receivership, or other similar laws from time to time in effect relating to or affecting the enforcement of rights of creditors and general principles of equity, and except that the availability of equitable remedies or injunctive relief is within the discretion of the appropriate court.

     b. Neither the execution and delivery of this Agreement, the Plan of Merger and the Option Agreement, nor consummation of the transactions contemplated hereby or thereby, nor compliance by Regional Acceptance with any of the provisions hereof or thereof shall (i) conflict with or result in a breach of any provision of the articles of incorporation or by-laws of Regional Acceptance or any Subsidiary, (ii) except as Previously Disclosed, constitute or result in a breach of any term, condition or provision of, or constitute a default under, or give rise to any right of termination, cancellation or acceleration with respect to, or result in the creation of any lien, charge or encumbrance upon any material property or asset of Regional Acceptance or any Subsidiary pursuant to, any note, bond, mortgage, indenture, license, agreement or other instrument or obligation, or (iii) subject to receipt of all required governmental approvals, violate any order, writ, injunction, decree, statute, rule or regulation applicable to Regional Acceptance or any Subsidiary.

     3.6 SECURITIES DOCUMENTS AND REPORTS

     Regional Acceptance has made available to SNC a true and complete copy of each Securities Document (other than Forms SR) filed by Regional Acceptance with the Commission since June 30, 1993, which are all the Securities Documents (other than Forms SR) that Regional Acceptance was required to file following such date. As of their respective dates of filing with the Commission, the Securities Documents complied in all material respects with the Securities Laws as then in effect and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

     3.7 FINANCIAL STATEMENTS: MINUTE BOOKS

     The Financial Statements of Regional Acceptance fairly present or will fairly present, as the case may be, the consolidated financial position of Regional Acceptance and the Subsidiaries as of the dates indicated and the consolidated results of operations, changes in Stockholders' equity and statements of cash flows for the periods then ended (subject, in the case of unaudited interim statements, to normal year-end audit adjustments that are not material in amount or effect) in conformity with generally accepted accounting principles applied on a consistent basis. The minute books of Regional Acceptance and the Subsidiaries contain legally sufficient records of all meetings and other corporate actions of its Stockholders and Board of Directors (including committees of its Board of Directors).

     3.8 MATERIAL ADVERSE CHANGE

     Except as Previously Disclosed, since December 31, 1995, Regional Acceptance and the Subsidiaries have not entered into any transactions with affiliates (within the meaning of Rule 145 promulgated by the Commission) nor has there been any change, or any event involving a prospective change, in the business, financial condition or results of operations of Regional Acceptance or any of the Subsidiaries which has had, or is reasonably likely to have, a Material Adverse Effect.

     3.9 ABSENCE OF UNDISCLOSED LIABILITIES

     Neither Regional Acceptance nor any Subsidiary has any liability (contingent or otherwise) that is material to Regional Acceptance and its Subsidiaries on a consolidated basis, except as has been Previously Disclosed and except for liabilities made or incurred in the ordinary course of its business consistent with past practices since the date of Regional Acceptance's most recent Financial Statements.

     3.10 PROPERTIES

     a. Regional Acceptance and the Subsidiaries have good and marketable title, free and clear of all liens, encumbrances, charges, defaults or equitable interests, to all of the properties and assets having an initial cost to Regional Acceptance or a Subsidiary of $10,000 or more, real and personal, reflected as being owned by them on the consolidated balance sheet included in the Financial Statements of Regional Acceptance as of December 31, 1995 or acquired after such date, except (i) liens for current taxes not yet due and payable, (ii) such liens, charges, defaults, equitable interests, imperfections of title, easements and encumbrances, if any, which have been Previously Disclosed, or (iii) dispositions and encumbrances for adequate consideration in the ordinary course of business.

     b. All leases pursuant to which Regional Acceptance or any Subsidiary, as lessee, leases real or personal property, and which require the payment thereunder of $10,000 or more in any year, are valid and enforceable in accordance with their respective terms, in each such case subject to (i) bankruptcy, fraudulent transfer, insolvency, moratorium, reorganization, conservatorship, receivership, or other similar laws from time to time in effect relating to or affecting the enforcement of creditors' rights, and, (ii) general principles of equity, and except that the availability of equitable remedies or injunctive relief is within the discretion of the appropriate court.

     3.11 ENVIRONMENTAL MATTERS

     a. Regional Acceptance and the Subsidiaries are and at all times in the past have been in substantial compliance with all Environmental Laws in all material respects. Neither Regional Acceptance nor any Subsidiary has received any communication alleging that Regional Acceptance or any Subsidiary is not in such compliance, and there are no present circumstances that would prevent or interfere with the continuation of such compliance.

     b. Regional Acceptance has not received notice of any pending, and there are no pending or threatened, legal, administrative, arbitral or other proceedings, asserting Environmental Claims or other claims, causes of action or governmental investigations of any nature, seeking to impose, or that could result in the imposition of, any material liability arising under any Environmental Laws upon (i) Regional Acceptance or any Subsidiary, (ii) any person or entity whose liability for any Environmental Claim Regional Acceptance or any Subsidiary has or may have retained or assumed, either contractually or by operation of law, (iii) any real or personal property owned or leased by Regional Acceptance or any Subsidiary, or any real or personal property which Regional Acceptance or any Subsidiary has or is judged to have managed or supervised or participated in the management of, or (iv) any real or personal property in which Regional Acceptance or any Subsidiary holds a security interest securing a loan recorded on the books of Regional Acceptance or the Subsidiary. Neither Regional Acceptance nor any Subsidiary is subject to any agreement, order, judgment, decree or memorandum by or with any court, governmental authority, regulatory agency or third party imposing any such liability.

     c. With respect to all real and personal property owned or leased by Regional Acceptance or any Subsidiary, or all real and personal property which Regional Acceptance or any Subsidiary has or is judged to have managed or supervised or participated in the management of, Regional Acceptance has provided SNC with access to copies of any environmental audits, analyses and surveys that have been prepared for or provided to Regional Acceptance relating to such properties (a list of all of which has been Previously Disclosed). Regional Acceptance and the Subsidiaries are and have at all times in the past been complying in all material respects with all recommendations contained in any such environmental audits, analyses and surveys.

     d. There are no past or present actions, activities, circumstances, conditions, events or incidents that could reasonably be expected to form the basis of any Environmental Claim or other claim or action or governmental investigation that could result in the imposition of any material liability arising under any Environmental Laws against Regional Acceptance or any Subsidiary or against any person or entity whose liability for any Environmental Claim Regional Acceptance or any Subsidiary has or may have retained or assumed, either contractually or by operation of law.

     3.12 ALLOWANCE FOR LOAN LOSSES

     The allowances for loan losses reflected on the consolidated balance sheets included in the Financial Statements of Regional Acceptance are adequate in all material respects as of their respective dates under the requirements of generally accepted accounting principles.

     3.13 TAX MATTERS

     a. Except as Previously Disclosed, Regional Acceptance and the Subsidiaries, and each of their predecessors, have timely filed (or requests for extensions have been timely filed and any such extensions have been granted and have not expired) all federal, state and local (and, if applicable, foreign) tax returns required by applicable law to be filed by them (including, without limitation, estimated tax returns, income tax returns, information returns, and withholding and employment tax returns) and have paid, or where payment is not required to have been made, have set up an adequate reserve or accrual for the payment of, all taxes required to be paid in respect of the periods covered by such returns and, as of the Effective Date, will have paid, or where payment is not required to have been made, will have set up an adequate reserve or accrual for the payment of, all taxes for any subsequent periods ending on or prior to the Effective Date. Neither Regional Acceptance nor any Subsidiary will have any material liability for any such taxes in excess of the amounts so paid or reserves or accruals so established.

     b. All federal, state and local (and, if applicable, foreign) tax returns filed by Regional Acceptance and the Subsidiaries are complete and accurate in all material respects. Neither Regional Acceptance nor any Subsidiary is delinquent in the payment of any material tax, assessment or governmental charge. No deficiencies for any tax, assessment or governmental charge have been proposed, asserted or assessed (tentatively or otherwise) against Regional Acceptance or any Subsidiary which have not been settled and paid. There are currently no agreements in effect with respect to Regional Acceptance or any Subsidiary to extend the period of limitations for the assessment or collection of any tax. Except as Previously Disclosed, no audit examination or deficiency or refund litigation with respect to such returns is pending.

     3.14 EMPLOYEE BENEFIT PLANS

     a. Regional Acceptance has Previously Disclosed true and complete copies of all stock option and employee stock purchase plans, pension, profit-sharing plans or stock bonus plans qualified under Section 401 of the Code ("Qualified Plans"), deferred compensation, bonus or group insurance contracts, and any other incentive, welfare or employee benefit plans or agreements maintained for the benefit of employees or former employees of Regional Acceptance or any Subsidiary, together with (i) the most recent actuarial and financial reports prepared with respect to any Qualified Plans or other plans for which such reports exist, (ii) the most recent annual reports filed with any government agency, and (iii) all rulings and determination letters and any open requests for rulings or letters that pertain to any Qualified Plan.

     b. Neither Regional Acceptance nor any Subsidiary (or any Qualified Plan maintained by any of them) has incurred any liability to the Pension Benefit Guaranty Corporation or the Internal Revenue Service with respect to any such Qualified Plan, except liabilities to the Pension Benefit Guaranty Corporation pursuant to Section 4007 of ERISA, all of which have been fully paid. No reportable event under Section 4043(b) of ERISA has occurred with respect to any Qualified Plan.

     c. Neither Regional Acceptance nor any Subsidiary participates in, or has incurred any liability under Section 4201 of ERISA for a complete or partial withdrawal from, a multiemployer plan (as such term is defined in ERISA).

     d. A determination letter has been issued by the Internal Revenue Service with respect to each "employee pension plan" (as defined in Section 3(2) of ERISA) of Regional Acceptance or any Subsidiary which is intended to be a Qualified Plan to the effect that such plan is qualified under Section 401 of the Code and tax exempt under Section 501 of the Code. No such letter has been revoked or threatened to be revoked, and there is no ground on which such revocation may be based.

     e. Neither Regional Acceptance nor any Subsidiary has any material liability under any plan described in this Section 3.14 that is not reflected on the consolidated balance sheet included in the Financial Statements of Regional Acceptance as of December 31, 1995 or otherwise Previously Disclosed.

     f. No prohibited transaction (which shall mean any transaction prohibited by Section 406 of ERISA and not exempt under Section 408 of ERISA or Section 4975 of the Code, whether by statutory, class or individual exemption) has occurred with respect to any employee benefit plan maintained by Regional Acceptance or any Subsidiary which would result in the imposition, directly or indirectly, of any excise tax under Section 4975 of the Code.

     3.15 CERTAIN CONTRACTS

     a. Except as Previously Disclosed, neither Regional Acceptance nor any Subsidiary is a party to, is bound or affected by, or receives benefits under
(i) any material agreement, arrangement or commitment, whether or not made in the ordinary course of business (other than loans or loan commitments made in the ordinary course of the consumer finance business), or any agreement restricting its business activities, including without limitation agreements or memoranda of understanding with regulatory authorities, (ii) any agreement, indenture or other instrument relating to the borrowing of money by Regional Acceptance or any Subsidiary or the guarantee by Regional Acceptance or any Subsidiary of any such obligation, which cannot be terminated within less than 30 days after the Closing Date by Regional Acceptance or the Subsidiaries (without payment of any penalty or cost), (iii) any agreement, arrangement or commitment relating to the employment of a consultant or the employment, election or retention in office of any present or former director or officer, which cannot be terminated within less than 30 days after the Closing Date by Regional Acceptance or the Subsidiaries (without payment of any penalty or cost), or that provides benefits which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving Regional Acceptance of the nature contemplated by this Agreement or the Option Agreement,
(iv) any contract, agreement or understanding with a labor union, in each case whether written or oral, or (v) any agreement or plan, including any stock option plan, stock appreciation rights plan, restricted stock plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated (other than with respect to the Stock Options as provided in Section 2.10(c)), by the occurrence of any of the transactions contemplated by this Agreement or the Option Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement or the Option Agreement.

     b. Neither Regional Acceptance nor any Subsidiary is in default, which default would have a Material Adverse Effect or would adversely affect the transactions contemplated herein, under any agreement, commitment, arrangement, lease, insurance policy, or other instrument, whether entered into in the ordinary course of business or otherwise and whether written or oral, and there has not occurred any event that, with the lapse of time or giving of notice or both, would constitute such a default.

     3.16 LEGAL PROCEEDINGS; REGULATORY APPROVALS

     There are no actions, suits, claims, governmental investigations or proceedings instituted, pending or, to the best knowledge of Regional Acceptance, threatened against Regional Acceptance or any Subsidiary or against any asset, interest, or right of Regional Acceptance or any Subsidiary, or against any officer, director or employee of any of them that in any such case, if decided adversely, might reasonably be expected to have a Material Adverse Effect. Except as Previously Disclosed, there are no actions, suits or proceedings instituted, pending or, to the best knowledge of Regional Acceptance, threatened against any present or former director or officer of Regional Acceptance or any Subsidiary that might give rise to a claim for indemnification. There are no actual or threatened actions, suits or proceedings which present a claim to restrain or prohibit the transactions contemplated herein, in the Plan of Merger or the Option Agreement. To the best knowledge of Regional Acceptance, no fact or condition relating to Regional Acceptance or any Subsidiary exists that would prevent Regional Acceptance or SNC from obtaining all of the federal and state regulatory approvals contemplated herein. No regulatory approvals required in order to consummate the transactions herein are expected by Regional Acceptance to impose any condition or requirement which would materially adversely affect the business or economic benefits to SNC of the transactions contemplated herein.

     3.17 COMPLIANCE WITH LAWS

     Each of Regional Acceptance and each Subsidiary is in compliance in all material respects with all statutes and regulations (including, but not limited to, the TILA, NCRISA, NCCFA and regulations promulgated thereunder, and other consumer finance laws) applicable and material to the conduct of its business, and neither Regional Acceptance nor any Subsidiary has received notification that has not elapsed, been withdrawn or abandoned by any agency or department of federal, state or local government (i) asserting a violation or possible violation of any such statute or regulation, (ii) threatening to revoke any license, franchise, permit or government authorization, or (iii) restricting or in any way limiting its operations, which in any such case might reasonably be expected to have a Material Adverse Effect. Neither Regional Acceptance nor any Subsidiary is subject to any regulatory or supervisory cease and desist order, agreement, directive, memorandum of understanding or commitment, and none of them has received any communication requesting that it enter into any of the foregoing.

     3.18 BROKERS AND FINDERS

     Neither Regional Acceptance nor any Subsidiary, nor any of their respective officers, directors or employees, has employed any broker, finder or financial advisor or incurred any liability for any fees or commissions in connection with the transactions contemplated herein, in the Plan of Merger or in the Option Agreement, except for fees to accountants and lawyers and an obligation to Salomon Brothers Inc. which has been Previously Disclosed for investment banking services.

     3.19 INSURANCE

     Regional Acceptance and each Subsidiary currently maintains insurance in the amounts and for the coverages Previously Disclosed, and the types and amounts of such coverages are consistent with industry standards. Neither Regional Acceptance nor any Subsidiary has received any notice of a premium increase or cancellation or a failure to renew with respect to any insurance policy or bond, and within the last three years, neither Regional Acceptance nor any Subsidiary has been refused any insurance coverage sought or applied for. Neither Regional Acceptance nor any Subsidiary has any reason to believe that existing insurance coverage cannot be renewed as and when the same shall expire, upon terms and conditions as favorable as those presently in effect, other than possible increases in premiums or unavailability of coverage that do not result from any extraordinary loss experience on the part of Regional Acceptance or any Subsidiary.

     3.20 LOANS

     With respect to the loans on the books and records of Regional Acceptance, in all material respects: (i) such loans are valid loans; (ii) the principal balances thereof as shown on the books and records of Regional Acceptance are true and correct as of the last date shown thereon; (iii) all purported signatures on and executions of any document in connection with such loans are reasonably believed by Regional Acceptance to be genuine; (iv) all related documentation has been signed or executed by all necessary parties; (v) Regional Acceptance has custody of all documents or microfilm records thereof related to such loans (as such documents relate to the matters described in clauses
(i)-(iv) and (vi)-(vii) hereof); (vi) to the extent secured, such loans have been secured by valid liens and security interests which have been perfected except in those cases where, in the ordinary course of its business, Regional Acceptance does not take action to perfect such liens or security interests; and
(vii) such loans are the legal, valid and binding obligations of the obligors named therein, subject to bankruptcy, insolvency, fraudulent conveyance and other laws of general applicability relating to or affecting creditors' rights and to general equity principles. All loans on the books and records of Regional Acceptance have been originated and administered in accordance with the terms of the underlying notes related thereto. Neither the terms of such loans, nor any of the loan documentation, nor the manner in which such loans have been administered and serviced, violates any federal, state or local law, rule, regulation or ordinance applicable thereto, including without limitation, the TILA, Regulation Z of the Federal Reserve Board, the NCRISA, the NCCFA, the Equal Credit Opportunity Act, as amended, and state laws, rules and regulations relating to consumer protection, installment sales and usury.

     3.21 RELATED PARTY TRANSACTIONS

     Regional Acceptance has Previously Disclosed all leases, investments, loans, including loan guarantees, and material transactions of other types to which Regional Acceptance or any Subsidiary is a party with any director, executive, officer or 5% Stockholder of Regional Acceptance or any person, corporation, or enterprise controlling, controlled by or under common control with any of the foregoing. All such leases, investments, loans and material transactions are on terms no less favorable to Regional Acceptance than could be obtained from unrelated parties. To the extent any such leases, investments, loans or material transactions are between Regional Acceptance and either of William R. Stallings, Sr. or Dr. Ledyard E. Ross, or any entity controlled by either or both of them, each agrees to negotiate any renewals or extensions of such leases, investments, loans or transactions in good faith; and SNC agrees to cause the Surviving Corporation likewise to negotiate such renewals or extensions in good faith.

     3.22 VOTE REQUIRED

     The affirmative vote of the holders of a majority of the outstanding shares of Regional Acceptance Common Stock is the only vote of the holders of any class or series of Regional Acceptance capital stock necessary to approve this Agreement and the transactions contemplated hereby.

     3.23 CERTAIN INFORMATION

     When the Proxy Statement/Prospectus is mailed, and at the time of the meeting of Stockholders of Regional Acceptance to vote upon the Plan of Merger, the Proxy Statement/Prospectus and all amendments or supplements thereto, with respect to all information set forth therein furnished by Regional Acceptance, (i) shall comply in all material respects with the applicable provisions of the Securities Laws, and (ii) shall not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances in which they were made, not misleading.

                                   ARTICLE IV

                         REPRESENTATIONS AND WARRANTIES
                                     OF SNC

     SNC represents and warrants to Regional Acceptance as follows:

     4.1 CAPITAL STRUCTURE OF SNC

     The authorized capital stock of SNC consists of (i) 5,000,000 shares of preferred stock, par value $5.00 per share, none of which shares shall be issued and outstanding after March 29, 1996, and (ii) 300,000,000 shares of SNC Common Stock, of which 99,107,181 shares were issued and outstanding on March 4, 1996. All outstanding shares of SNC Common Stock have been duly issued and are validly outstanding, fully paid and nonassessable. The shares of SNC Common Stock reserved as provided in Section 5.3b are free of any Rights and have not been reserved for any other purpose, and such shares are available for issuance as provided pursuant to the Plan of Merger. Stockholders of SNC do not have preemptive rights.

     4.2 ORGANIZATION, STANDING AND AUTHORITY OF SNC

     SNC is a corporation duly organized, validly existing and in good standing under the laws of the state of North Carolina, with full corporate power and authority to carry on its business as now conducted, and is duly qualified to do business in the states of the United States and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such qualification and where failure to so qualify would have a material adverse effect on the financial condition, results of operation, or business of SNC on a consolidated basis. SNC is registered as a bank holding company under the Bank Holding Company Act.

     4.3 AUTHORIZED AND EFFECTIVE AGREEMENT

     a. SNC has all requisite corporate power and authority to enter into and perform all of its obligations under this Agreement and the Option Agreement. The execution and delivery of this Agreement and the Option Agreement and consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action in respect thereof on the part of SNC. This Agreement and the Option Agreement constitute legal, valid and binding obligations of SNC, in each such case enforceable against it in accordance with their respective terms subject to (i) bankruptcy, insolvency, moratorium, reorganization, conservatorship, receivership or other similar laws in effect from time to time relating to or affecting the enforcement of the rights of creditors of FDIC-insured institutions or the enforcement of creditors' rights generally, (ii) laws relating to the safety and soundness of depository institutions and their holding companies, and (iii) general principles of equity, and except that the availability of remedies or injunctive relief is within the discretion of the appropriate court.

     b. Neither the execution and delivery of this Agreement nor the Option Agreement, nor consummation of the transactions contemplated hereby or thereby, nor by SNC with any of the provisions hereof or thereof shall (i) conflict with or result in a breach of any provision of the articles of incorporation or by-laws of SNC or SNC Acquisition, (ii) constitute or result in a breach of any term, condition or provision of, or constitute a default under, or give rise to any right of termination, cancellation or acceleration with respect to, or result in the creation of any lien, charge or encumbrance upon any property or asset of SNC pursuant to any note, bond, mortgage, indenture, license, agreement or other instrument or obligation, which would have a material adverse effect on the business, operations or financial condition of SNC and the SNC Subsidiaries taken as a whole, or (iii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to SNC or SNC Acquisition.

     4.4 ORGANIZATION, STANDING AND AUTHORITY OF SNC SUBSIDIARIES AND SNC ACQUISITION

     a. Each SNC Subsidiary is a duly organized corporation, validly existing and in good standing under applicable laws. Each SNC Subsidiary (i) has full power and authority to carry on its business as now conducted and (ii) is duly qualified to do business in the states of the United States and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such qualification and where failure to so qualify would have a material adverse effect on the financial condition, results of operations, business or prospects of SNC on a consolidated basis. The SNC Subsidiaries include all of the "significant subsidiaries" of SNC as defined in Rule 1-02 of Regulation S-X promulgated by the Commission.

     b. SNC Acquisition is a corporation duly organized and validly existing in good standing under the laws of the State of North Carolina, with full corporate power and authority to participate in the Merger as contemplated hereby and to consummate the transactions contemplated hereby to be consummated by it. The authorized capital stock of SNC Acquisition consists of a single class of common stock, and all of the outstanding shares of such common stock are and will at all times through the Effective Date be owned and controlled by SNC. SNC Acquisition has been organized solely for the purpose of effecting the Merger and has and will have no material assets, liabilities or operations.

     4.5 SECURITIES DOCUMENTS

     SNC has timely filed all Securities Documents required by the Securities Laws since December 31, 1992, and such Securities Documents complied in all material respects with the Securities Laws as in effect at the times of such filings and at the respective times of such filings, did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading.

     4.6 FINANCIAL STATEMENTS

     The Financial Statements of SNC fairly present or will fairly present, as the case may be, the consolidated financial position of SNC and the SNC Subsidiaries as of the dates indicated and the consolidated results of operations, changes in Stockholders' equity and changes in cash flows for the periods then ended in conformity with generally accepted accounting principles applicable to financial institutions, applied on a consistent basis except as set forth in the notes thereto.

     4.7 MATERIAL ADVERSE CHANGE

     SNC has not, on a consolidated basis, suffered any material adverse change in its business, financial condition, results of operations or prospects since December 31, 1995.

     4.8 LEGAL PROCEEDINGS; REGULATORY APPROVALS

     There are no actions, suits, claims, governmental investigations or proceedings instituted, pending or, to the best knowledge of SNC, threatened against SNC or any SNC Subsidiary or SNC Acquisition or against any asset, interest or right of SNC or any SNC Subsidiary or SNC Acquisition, or against any officer, director or employee of any of them that, if decided adversely, might reasonably be expected to have a material adverse effect on the financial condition, results of operations, business or prospects of SNC on a consolidated basis. To the best knowledge of SNC, there are no actual or threatened actions, suits or proceedings which present a claim to restrain or prohibit the transactions contemplated herein or in the Plan of Merger. No fact or condition relating to SNC or any SNC Subsidiary or SNC Acquisition known to SNC exists that would prevent SNC from obtaining all of the federal and state regulatory approvals contemplated herein. No regulatory approvals required in order to consummate the transaction herein are expected by SNC to impose any condition or requirement which would materially adversely affect the business or economic benefits to SNC of the transactions contemplated herein.

     4.9 ABSENCE OF UNDISCLOSED LIABILITIES

     Neither SNC nor any SNC Subsidiary has any liability (contingent or otherwise) that is material to SNC on a consolidated basis or that, when combined with all similar liabilities, would be material to SNC on a consolidated basis, except as disclosed in the Financial Statements of SNC and except for liabilities made in the ordinary course of its business since the date of SNC's most recent Financial Statements.

     4.10 ALLOWANCE FOR LOAN LOSSES

     The allowance for loan losses reflected on the consolidated balance sheets included in the Financial Statements of SNC is or will be in the opinion of SNC's management adequate in all material respects as of their respective dates under the requirements of generally accepted accounting principles applicable to banks and bank holding companies to provide for reasonably anticipated losses on outstanding loans net of recoveries.

     4.11 TAX MATTERS

     a. SNC and each of its predecessors, has timely filed all federal, state and local (and, if applicable, foreign) tax returns required by applicable law to be filed by it (including, without limitation, estimated tax returns, income tax returns, information returns, and withholding and employment tax returns) and have paid, or have set up an adequate reserve or accrual for the payment of, all taxes required to be paid as shown on such returns and, as of the Effective Date, will have paid, or where payment is not required to have been made, will have set up an adequate reserve or accrual for the payment of, all taxes for any subsequent periods ending on or prior to the Effective Date. SNC will not to SNC's knowledge have any material liability for any such taxes in excess of the amounts so paid or reserves or accruals so established.

     b. All federal, state and local (and, if applicable, foreign) tax returns filed by SNC are complete and accurate in all material respects. SNC is not delinquent in the payment of any tax, assessment or governmental charge, and has not failed to file any tax return which is currently past due. No deficiencies for any tax, assessment or governmental charge have been proposed, asserted or assessed (tentatively or otherwise) against SNC which have not been settled and paid. There currently are no agreements in effect with respect to SNC to extend the period of limitations for the assessment or collection of any tax.

     4.12 COMPLIANCE WITH LAWS

     Each of SNC and the SNC Subsidiaries is in material compliance with all statutes and regulations applicable and material to the conduct of its business (except for any violations not material to the business, operations or financial condition of SNC and the SNC Subsidiaries taken as a whole), and neither SNC nor any SNC Subsidiary has received notification that has not elapsed, been withdrawn or abandoned from any agency or department of federal, state or local government (i) asserting a violation of any such statute or regulation, and which violations would be likely to have a material adverse effect on the business, operations or financial condition of SNC and the SNC Subsidiaries taken as a whole, (ii) threatening to revoke any license, franchise, permit or government authorization, or (iii) restricting or in any way limiting its operations. Neither SNC nor any SNC Subsidiary is subject to any regulatory or supervisory cease and desist order or memorandum of understanding, and none of them has received any communication requesting that they enter into either of the foregoing.

     4.13 CERTAIN INFORMATION

     When the Proxy Statement/Prospectus is mailed, and at all times subsequent to such mailing up to and including the time of the meeting of Stockholders of Regional Acceptance to vote on the Merger, the Proxy Statement/Prospectus and all amendments or supplements thereto, with respect to all information set forth therein furnished by SNC relating to SNC, the SNC Subsidiaries or SNC Acquisition, including pro forma information insofar as it relates to SNC and entities other than Regional Acceptance and the Subsidiaries, (i) shall comply in all material respects with the applicable provisions of the Securities Laws, and (ii) shall not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances in which they were made, not misleading.

                                   ARTICLE V

                                   COVENANTS

     5.1 STOCKHOLDERS' MEETING

     Regional Acceptance shall submit this Reorganization Agreement and the Plan of Merger to its Stockholders for approval at a special meeting to be held as soon as practicable, and the Board of Directors of Regional Acceptance shall recommend that the Stockholders vote for such approval; provided, however, that the Board of Directors of Regional Acceptance may fail to make such recommendation, or may withdraw, modify or change any such recommendation, if and only if the Board of Directors has determined in good faith, after consultation with its legal and financial advisors, that the making of such recommendation, or the failure to withdraw or modify such recommendation, would constitute a breach of the duties of the directors in their capacity as such to the Regional Acceptance Stockholders under applicable law.

     5.2 PROXY STATEMENT; REGISTRATION STATEMENT; NYSE LISTING

     SNC and Regional Acceptance shall cooperate in the timely preparation and filing with the Commission of the Registration Statement. Regional Acceptance will furnish to SNC the information required to be included in the Registration Statement with respect to its business and affairs before it is filed with the Commission and again before any amendments are filed, and shall have the right to review and consult with SNC on the form of, and any characterizations of such information included in, the Registration Statement prior to the filing with the Commission. SNC shall use its best efforts to cause such Registration Statement to be declared effective under the Securities Act. Such Registration Statement, at the time it becomes effective and on the Effective Date, shall in all material respects conform to the requirements of the Securities Act and the applicable rules and regulations of the Commission. SNC shall take all actions required to register or obtain exemptions from such registration for the SNC Common Stock to be issued in connection with the transactions contemplated by this Agreement and the Plan of Merger under applicable state "Blue Sky" securities laws, as appropriate, and to cause such SNC Common Stock to be listed on the New York Stock Exchange. The Registration Statement shall include the form of Proxy Statement for the meeting of Regional Acceptance's Stockholders to be held for the purpose of voting upon approval of this Reorganization Agreement and the Plan of Merger (as it is so submitted to the Regional Acceptance Stockholders, and including any amendments and supplements thereto so submitted, the "Proxy Statement"). Regional Acceptance shall use its best efforts to cause the Proxy Statement to be cleared for mailing to its stockholders by the Commission, and the Proxy Statement shall, on the date of mailing and on the Effective Date, conform in all material respects to the requirements of the Securities Laws and the applicable rules and regulations of the Commission thereunder. Regional Acceptance shall cause the Proxy Statement to be mailed to its Stockholders.

     5.3 PLAN OF MERGER; RESERVATION OF SHARES

     a. On the Effective Date, and subject to compliance with or waiver of the conditions in Article VI, the Merger shall be effected in accordance with the Plan of Merger attached hereto as Annex A. In this connection, SNC undertakes and agrees (i) to adopt and to cause SNC Acquisition to adopt the Plan of Merger; (ii) to vote the shares of SNC Acquisition common stock for approval of the Plan of Merger; (iii) to issue, deliver or pay or cause to be delivered or paid when due the number of shares of SNC Common Stock to be distributed pursuant to Section 2.7 and any cash required to be paid for fractional shares; and (iv) to cause SNC Acquisition to take all actions on its part necessary or appropriate for the consummation of the transactions contemplated hereby.

     b. SNC has reserved for issuance such number of shares of SNC Common Stock as shall be necessary to pay the consideration to be distributed to Regional Acceptance's stockholders as contemplated in Section 2.8. If at any time the aggregate number of shares of SNC Common Stock available for issuance hereunder shall not be sufficient to effect the Merger, SNC shall take all appropriate action as may be required to increase the amount of the authorized SNC Common Stock.

     5.4 ADDITIONAL ACTS

     a. Regional Acceptance agrees to approve, execute and deliver any amendment to this Agreement and the Plan of Merger and any additional plans and agreements reasonably requested by SNC to modify the structure of, or to substitute parties to, the transactions contemplated hereby, provided that such modifications do not adversely affect the economic benefits of such transactions to Regional Acceptance and the Regional Acceptance Stockholders or otherwise abrogate the covenants and other agreements contained in this Agreement.

     b. As promptly as practicable after the date hereof, SNC and Regional Acceptance shall submit notice or applications for prior approval of the transactions contemplated herein to the Federal Reserve Board and any other federal or state government agency, department or body to which notice is required or from which approval is required for consummation of the Merger and the other transactions contemplated hereby. Regional Acceptance and SNC each represent and warrant to the other that all information concerning it and its directors, officers and Stockholders and concerning its subsidiaries included (or submitted for inclusion) in any such application shall be true, correct and complete in all material respects as of the date presented.

     5.5 BEST EFFORTS

     SNC and Regional Acceptance shall each use its best efforts in good faith, and Regional Acceptance shall cause each Subsidiary to use its best efforts in good faith, to (i) furnish such information as may be required in connection with and otherwise cooperate in the preparation and filing of the documents referred to in Sections 5.2 and 5.4 or elsewhere herein, and (ii) take or cause to be taken all action necessary or desirable on its part to fulfill the conditions in Article VI and to consummate the transactions herein contemplated at the earliest possible date. Neither SNC nor Regional Acceptance shall take, or cause, or to the best of its ability permit to be taken, any action that would substantially delay or impair the prospects of completing the Merger pursuant to this Agreement and the Plan of Merger, provided that nothing herein contained shall preclude SNC from exercising its rights under the Option Agreement.

     5.6 CERTAIN ACCOUNTING MATTERS

     Regional Acceptance shall cooperate with SNC concerning accounting and financial matters necessary or appropriate to facilitate the Merger (taking into account SNC's policies, practices and procedures), including without limitation issues arising in connection with record keeping, loan classification, valuation adjustments, levels of loan loss reserves and other accounting practices.

     5.7 ACCESS TO INFORMATION

     Regional Acceptance will keep SNC advised of all material developments relevant to its business and the business of the Subsidiaries and to consummation of the Merger, and SNC will advise Regional Acceptance of any public disclosures by SNC of material adverse changes in its financial condition or operations. Upon reasonable notice, Regional Acceptance and the Subsidiaries shall afford to representatives of SNC access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments and records and, during such period, shall make available to representatives of SNC all information concerning its business as SNC may reasonably request. No investigation pursuant to this Section 5.7 shall affect or be deemed to modify any representation or warranty made by, or the conditions to the obligations hereunder of either party hereto. Each party hereto shall, and shall cause each of its directors, officers, attorneys and advisors to, maintain the confidentiality of all information obtained hereunder which is not otherwise publicly disclosed by the other party, said undertaking with respect to confidentiality to survive any termination of this Agreement pursuant to
Section 7.1. In the event of the termination of this Agreement, each party shall return to the furnishing party all confidential information previously furnished in connection with the transactions contemplated herein.

     5.8 PRESS RELEASES

     SNC and Regional Acceptance shall agree with each other as to the form and substance of any press release related to this Agreement and the Plan of Merger or the transactions contemplated hereby and thereby, and consult with each other as to the form and substance of other public disclosures related thereto, provided, that nothing contained herein shall prohibit either party, following notification to the other party, from making any disclosure which it reasonably believes to be required by law.

     5.9 FORBEARANCES OF REGIONAL ACCEPTANCE

     Except with the prior written consent of SNC, between the date hereof and the Effective Date (or earlier termination of this Agreement) Regional Acceptance shall not, and shall cause each Subsidiary not to:

          (a) carry on its business other than in the usual, regular and ordinary course in substantially the same manner as heretofore conducted, or establish or acquire any new subsidiary or cause or permit any Subsidiary to engage in any new activity or expand any existing activities;

          (b) declare, set aside, make or pay any dividend or other distribution in respect of its capital stock, other than regularly scheduled cash dividends payable on record dates and in amounts consistent with past practices;

          (c) issue any shares of its capital stock (except pursuant to the exercise of Stock Options heretofore granted, pursuant to the acquisition of the Insurance Companies described in Section 5.9(f), or pursuant to exercise by SNC of its rights under the Option Agreement);

          (d) issue, grant or authorize any Rights (except as provided in the Option Agreement) or effect any recapitalization, reclassification, stock dividend, stock split or like change in capitalization;

          (e) amend its articles of incorporation or bylaws; impose or permit imposition of any lien, charge or encumbrance on any share of stock held by it in any Subsidiary, or permit any such lien, charge or encumbrance to exist; or waive or release any material right or cancel or compromise any debt or claim other than in the ordinary course of business;

          (f) merge with any other corporation or bank or permit any other corporation, savings institution or bank to merge into it or consolidate with any other corporation, savings institution or bank; acquire control over any other firm, bank, corporation, savings institution or organization; or liquidate, sell or otherwise dispose of any assets or acquire any assets, other than in the ordinary course of its business; provided that notwithstanding the foregoing, SNC hereby consents to the acquisition by Regional Acceptance of all of the capital stock of Regional Fidelity Ltd., Roanoke Fidelity Ltd., and Universal Fidelity Ltd., each a British Virgin Islands corporation (collectively, the "Insurance Companies") in exchange for that number of newly issued shares of Regional Acceptance Common Stock with respect to each Insurance Company determined by dividing (A) into (B), where (A) is $11 and (B) is the sum determined by multiplying 95% times the amount of cash held by each such Insurance Company at the time of the exchange (fractional shares of Regional Acceptance Common Stock shall not be issued and the value of any such fractional shares shall be payable in cash);

          (g) fail to comply in any material respect with any laws, regulations, ordinances or governmental actions applicable to it and to the conduct of its business;

          (h) increase the rate of compensation of any of its directors, officers or employees, or pay or agree to pay any bonus to, or provide any other employee benefit or incentive to, any of its directors, officers or employees, except in the ordinary course of business consistent with past practices;

          (i) enter into or substantially modify (except as may be required by applicable law) any pension, retirement, stock option, stock purchase, stock appreciation right, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement related thereto, in respect of any of its directors, officers or other employees; provided, that this subparagraph shall not prevent renewals of any of the foregoing consistent with past practice;

          (j) solicit or encourage inquiries or proposals with respect to, furnish any information relating to, or participate in any negotiations or discussions concerning, any acquisition or purchase of all or a substantial portion of the assets of, or a substantial equity interest in, Regional Acceptance or any business combination with Regional Acceptance other than as contemplated by this Agreement (except where the Board of Directors of Regional Acceptance determines in good faith, after consultation with its legal and financial advisors, that the failure to furnish such information or participate in such negotiations or discussions would constitute a breach of the duties of the directors, in their capacities as such, to the Regional Acceptance Stockholders under applicable law); or authorize any officer, director, agent or affiliate of it to do any of the above; or fail to notify SNC immediately if any such inquiries or proposals are received by, any such information is required from, or any such negotiations or discussions are sought to be initiated with, Regional Acceptance;

          (k) enter into (i) any material agreement, arrangement or commitment not made in the ordinary course of business, including, without limitation, agreements or memoranda of understanding with regulatory authorities, (ii) any agreement, indenture or other instrument not made in the ordinary course of business relating to the borrowing of money by Regional Acceptance or any Subsidiary or guarantee by Regional Acceptance or any Subsidiary of any obligation, (iii) any agreement, arrangement or commitment relating to the employment or severance of a consultant or the employment, severance, election or retention in office of any present or former director, officer or employee (this clause shall not apply to the election of directors by Stockholders and the election of officers by directors in the normal course, terminable at will except to the extent otherwise provided in an agreement, arrangement or commitment Previously Disclosed); or (iv) any contract, agreement or understanding with a labor union;

          (1) change its lending, investment or asset/liability management policies in any material respect, except as may be required by applicable law, regulation, or directive, and except that after approval of the Plan of Merger by its Stockholders Regional Acceptance shall cooperate in good faith with SNC in adopting consistent policies, practices and procedures;

          (m) change its methods of accounting in effect at December 31, 1995, except as required by changes in generally accepted accounting principles concurred in by its independent certified public accountants, or change any of its methods of reporting income and deductions for federal income tax purposes from those employed in the preparation of its federal income tax returns for the year ended December 31, 1995, except as required by changes in law or regulation;

          (n) incur any capital expenditures or obligation to make capital expenditures in excess of $50,000 for any one expenditure or $250,000 in the aggregate;

          (o) incur any indebtedness other than in the ordinary course of business, or indebtedness for money borrowed pursuant to existing credit facilities as needed in the ordinary course of business;

          (p) knowingly and voluntarily take any action which would or might be expected to (i) cause the business combination contemplated hereby not to be accounted for as a pooling of interests or not to constitute a reorganization under Section 368 of the Code, in either case as determined by SNC, (ii) result in any representation or warranty herein to be untrue, or (iii) cause any of the conditions precedent to the transactions contemplated by this Agreement to fail to be satisfied;

          (q) dispose of any assets other than in the ordinary course of business; or

          (r) agree to do any of the foregoing.

     5.10 EMPLOYMENT AGREEMENTS

     SNC shall enter into employment agreements with those Regional Acceptance employees and on the terms as have been Previously Disclosed.

     5.11 RESALES BY AFFILIATES

     Regional Acceptance shall identify those persons whom it expects will be deemed to be "affiliates" of Regional Acceptance at the Effective Date within the meaning of Rule 145 promulgated by the Commission under the Securities Act. Regional Acceptance shall cause each person so identified to deliver to SNC at least 30 days prior to the Effective Date a written agreement providing that such person will not dispose of SNC Common Stock received in the Merger (a) except in compliance with the Securities Act and the rules and regulations promulgated thereunder, and (b) prior to such time as SNC shall have published Financial Statements reflecting at least one month of combined operations with Regional Acceptance as necessary for pooling of interests accounting treatment. SNC hereby agrees, for the benefit of such affiliates, that for at least three years after the Effective Date, it will continue to meet the current public information requirement of paragraph (c) of Rule 144 under the Securities Act.

     5.12 EMPLOYEE BENEFIT PLANS

     The Surviving Corporation as defined in the Plan of Merger shall maintain for its employees immediately following the Merger the group hospitalization, medical, life, disability and other benefit plans, programs or arrangements of Regional Acceptance as in effect immediately preceding the Merger (the "Regional Acceptance Plans"), and all such employees shall immediately participate therein subject to complying with any waiting period or other eligibility requirements and limitations relating to pre-existing conditions. SNC agrees to endeavor to continue in effect for employees of the Surviving Corporation the Regional Acceptance Plans or other benefit plans, programs or arrangements similar or comparable thereto, subject to the right to amend or terminate any such plans, programs or arrangements if the Board of Directors of the Surviving Corporation shall deem any such action to be in the best interest of the business of the Surviving Corporation.

     5.13 FORBEARANCES OF SNC

     Except with the prior written consent of Regional Acceptance, which consent shall not be arbitrarily or unreasonably withheld, between the date hereof and the Effective Date (or earlier termination of this Agreement) SNC shall not:

     a. exercise the Option Agreement other than in accordance with its terms, or dispose of the shares of Regional Acceptance Common Stock issuable upon exercise of the Option rights conferred thereby, other than as permitted or contemplated by the terms thereof; or

     b. declare or effect any share dividend, stock split or other change in its outstanding capital stock, or any extraordinary or special dividend or distribution with respect to its capital stock (including without limitation distribution of any Rights), unless either (i) such action will not affect the operation of Section 2.7 with respect to the Closing Value, Exchange Ratio or Merger Consideration in any manner that is adverse to the Regional Acceptance Stockholders (including without limitation any effect thereon from the time the Closing Value is determined through the Effective Date), or (ii) SNC agrees to appropriate modifications of Section 2.7 (and any related provision of this Agreement) reasonably acceptable to Regional Acceptance that equitably adjusts the operation of Section 2.7 (and related provisions) to take into account the effect of such action.

     c. knowingly and voluntarily take any action (other than exercise of its rights under the Option Agreement) that would or might be expected to (i) cause the business combination contemplated hereby not be be accounted for as a pooling of interests or not to constitute a reorganization under Section 368 of the Code, in either case as determined by Regional Acceptance, (ii) result in any representation or warranty herein to be untrue, or (iii) cause any of the conditions precedent to the transactions contemplated by this Agreement to fail to be satisfied.

     5.14 FINANCIAL OPINION

     Regional Acceptance shall use its best efforts to obtain, on or before the mailing of the Proxy Statement to Regional Acceptance Stockholders, an opinion of its financial advisors, Salomon Brothers, Inc., as to whether the Merger Consideration is fair, from a financial point of view, to such Stockholders.

     5.15 STOCKHOLDER VOTE

     At the special meeting of Regional Acceptance Stockholders described in
Section 5.1, and unless the Board of Directors of Regional Acceptance shall have, as permitted in Section 5.1, failed to recommend (or shall have withdrawn, modified or changed any such recommendation) voting in favor of this Reorganization Agreement and the Plan of Merger, each of William R. Stallings, Sr. and Dr. Ledyard E. Ross severally agrees to vote at such meeting or any adjournment or continuation thereof all shares of Regional Acceptance Common Stock owned by him in favor of this Reorganization Agreement and the Plan of Merger. From and after the date hereof, unless the Board of Directors of Regional Acceptance shall have, as permitted in Section 5.1, failed to recommend (or shall have withdrawn, modified or changed any such recommendation) voting in favor of this Reorganization Agreement and the Plan of Merger, each of William
R. Stallings, Sr. and Dr. Ledyard E. Ross severally agrees not to transfer from and after the date hereof to any person any shares of Regional Acceptance Common Stock owned by him on the date hereof without the prior consent of SNC.

     5.16 INDEMNIFICATION

     (a) From and after the Effective Date, Regional Acceptance, to the fullest extent permitted by applicable law, shall indemnify all persons who at or at any time prior to the Effective Date serve or have served as directors or officers of Regional Acceptance (the "Indemnified Persons"), from and against any and all liabilities and expenses incurred by them in any proceeding (including without limitation a proceeding brought by or on behalf of Regional Acceptance) arising out of their status or activities at or prior to the Effective Date (i) as such directors or officers, or (ii) as trustee or administrator of an employee benefit plan of Regional Acceptance or any Subsidiary, or (iii) at the request of Regional Acceptance, as directors or officers of any Subsidiary; provided, that no Indemnified Person shall be entitled to indemnity hereunder for liabilities or expenses incurred on account of activities that were at the time taken known or believed by such Indemnified Person to be clearly in conflict with the best interests of Regional Acceptance or any Subsidiary. Regional Acceptance further agrees that it will pay the reasonable costs and expenses (including reasonable attorneys' fees) incurred by any Indemnified Person in connection with the enforcement of such person's rights to indemnification provided herein, but only if the Indemnified Person is finally determined to be entitled to the claimed indemnity in substantial part. Except as otherwise provided herein, the rights to indemnification provided herein are in addition to and not in limitation of any other rights to indemnification any Indemnified Person may have under applicable law.

     (b) For the purpose of ensuring reasonable security for Regional Acceptance's obligations in Section 5.16(a), SNC hereby guarantees that Regional Acceptance's net worth shall at all times be at least equal to $40 million, reduced by any claims under Section 5.16(a) previously paid or determined to be payable, and SNC shall pay any amount due under Section 5.16(a) to the extent that, on the date such amount is required to be paid, such amount exceeds the actual net worth of Regional Acceptance and does not exceed $40 million as so reduced.

                                   ARTICLE VI

                              CONDITIONS PRECEDENT

     6.1 CONDITIONS PRECEDENT -- SNC AND REGIONAL ACCEPTANCE

     The respective obligations of SNC and Regional Acceptance to effect the transactions contemplated by this Agreement shall be subject to satisfaction or waiver of the following conditions at or prior to the Effective Date:

          a. All corporate action necessary to authorize the execution, delivery and performance of this Reorganization Agreement and the Option Agreement and consummation of the transactions contemplated hereby and thereby shall have been duly and validly taken, including without limitation the approval by the Regional Acceptance Stockholders of the Merger;

          b. The Registration Statement (including any post-effective amendments thereto) shall be effective under the Securities Act, and SNC shall have received all state securities or "Blue Sky" permits or other authorizations, or confirmations as to the availability of an exemption from registration requirements as may be necessary, and no proceedings shall be pending or to the knowledge of SNC threatened by the Commission or any state "Blue Sky" securities administration to suspend the effectiveness of such Registration Statement; and the SNC Common Stock to be issued as contemplated in the Plan of Merger shall have either been registered or be subject to exemption from registration under applicable state securities laws, and shall have been approved for listing on the New York Stock Exchange;

          c. The parties shall have received all regulatory approvals required in connection with the transactions contemplated by this Reorganization Agreement, all notice periods and waiting periods required after the granting of any such approvals shall have passed, and all such approvals shall be in effect;

          d. None of SNC, any SNC subsidiary, Regional Acceptance or any Subsidiary shall be subject to any order, decree or injunction of a court or agency of competent jurisdiction which enjoins or prohibits consummation of the transactions contemplated by this Reorganization Agreement; and

          e. Regional Acceptance and SNC shall have received an opinion of SNC's legal counsel or tax advisor, in form and substance satisfactory to Regional Acceptance and SNC, substantially to the effect that the Merger will constitute one or more reorganizations under Section 368 of the Code and that the Stockholders of Regional Acceptance will not recognize any gain or loss to the extent that such Stockholders exchange shares of Regional Acceptance Common Stock for shares of SNC Common Stock, and that their holding period for and basis in their shares of Regional Acceptance Common Stock will be carried over to such shares of SNC Common Stock.

     6.2 CONDITIONS PRECEDENT -- REGIONAL ACCEPTANCE

     The obligations of Regional Acceptance to effect the transactions contemplated by this Agreement shall be subject to satisfaction of the following additional conditions at or prior to the Effective Date, unless waived by Regional Acceptance pursuant to Section 7.4:

          a. The representations and warranties of SNC set forth in Article IV shall be true and correct in all material respects as of the date of this Agreement and as of the Effective Date as though made on and as of the Effective Date (or on the date when made in the case of any representation and warranty which specifically relates to an earlier date), except as otherwise contemplated by this Reorganization Agreement or consented to in writing by Regional Acceptance;

          b. SNC shall have in all material respects performed all material obligations and complied with all material covenants required by this Agreement;

          c. SNC shall have delivered to Regional Acceptance a certificate, dated the Effective Date and signed by its Chairman or President or an Executive Vice President, to the effect that the conditions set forth in Sections 6.1(a), 6.1(b), 6.1(c), 6.2(a) and 6.2(b), to the extent applicable to SNC, have been satisfied and that there are no actions, suits, claims, governmental investigations or procedures instituted, pending or, to the best of such officer's knowledge, threatened that reasonably may be expected to have a material adverse effect on SNC or that present a claim to restrain or prohibit the transactions contemplated herein or in the Plan of Merger;

          d. Regional Acceptance shall have received opinions of counsel to SNC in form and content generally provided in similar transactions and reasonably acceptable to Regional Acceptance;

          e. The Board of Directors of Regional Acceptance shall have received, not later than, and dated or updated to a time on or about, the time the Proxy Statement is mailed to the Regional Acceptance Stockholders, the written opinion of its financial advisors, Salomon Brothers Inc. in form and substance reasonably satisfactory to the Board of Directors of Regional Acceptance, to the effect that the Merger Consideration is fair, from a financial point of view, to the Regional Acceptance Stockholders; and on or prior to the Effective Date such opinion shall not have been withdrawn or modified because such financial advisor is then unable to determine that the Merger Consideration is fair from a financial point of view.

     6.3 CONDITIONS PRECEDENT -- SNC

     The obligations of SNC to effect the transactions contemplated by this Agreement shall be subject to satisfaction of the following additional conditions at or prior to the Effective Date, unless waived by SNC pursuant to
Section 7.4:

          a. The representations and warranties of Regional Acceptance set forth in Article III shall be, true and correct in all material respects as of the date of this Agreement and as of the Effective Date as though made on and as of the Effective Date (or on the date when made in the case of any representation and warranty which specifically relates to an earlier date), except as otherwise contemplated by this Agreement or consented to in writing by SNC;

          b. No regulatory approval shall have imposed any condition or requirement which, in the reasonable opinion of the Board of Directors of SNC, would so materially adversely affect the business or economic benefits to SNC of the transactions contemplated by this Agreement as to render consummation of such transactions inadvisable or unduly burdensome;

          c. Regional Acceptance shall have in all material respects performed all material obligations and complied with all material covenants required by this Agreement;

          d. Regional Acceptance shall have delivered to SNC a certificate, dated the Effective Date and signed by its Chairman or President, to the effect that the conditions set forth in Sections 6.1(a), 6.1(c), 6.3(a) and 6.3(c), to the extent applicable to Regional Acceptance, have been satisfied and that there are no actions, suits, claims, governmental investigations or procedures instituted, pending or, to the best of such officer's knowledge, threatened that reasonably may be expected to have a Material Adverse Effect on Regional Acceptance or that present a claim to restrain or prohibit the transactions contemplated herein or in the Plan of Merger;

          e. SNC shall have received opinions of counsel to Regional Acceptance in form and content generally provided in similar transactions and reasonably acceptable to SNC;

          f. SNC shall have received the written agreements from affiliates as specified in Section 5.11;

          g. SNC shall have determined that the transactions contemplated herein qualify for accounting treatment as a pooling of interests; and

          h. The holders of no more than 4% of the Regional Acceptance Common Stock shall have given written notice of their intent to demand payment for their shares and shall not have voted for the Merger, pursuant to Article 13 of the NCBCA.

                                  ARTICLE VII

                       TERMINATION, WAIVER AND AMENDMENT

     7.1 TERMINATION

     This Agreement may be terminated and the Merger abandoned:

          a. at any time prior to the Effective Date, by the mutual consent in writing of the parties hereto;

          b. at any time prior to the Effective Date, by SNC in writing if Regional Acceptance has, or by Regional Acceptance in writing if SNC has, breached (i) any covenant or undertaking contained herein, in the Plan of Merger, in the Option Agreement, or (ii) any representation or warranty contained herein, and, in each such case, if such breach is materially adverse and has not been cured by the earlier of 30 days following written notice of such breach to the party committing such breach or the Effective Date;

          c. on the Closing Date, by either party hereto in writing, if any of the conditions precedent to the obligations of such party to consummate the transactions contemplated hereby have not been satisfied or fulfilled, and the party giving the notice is not in breach of any of its representations, warranties, covenants or undertakings herein;

          d. at any time prior to the Effective Date, by either party hereto in writing, if any of the applications for prior approval referred to in
     Section 5.4(b) are denied, and the time period for appeals and requests for reconsideration has run;

          e. at any time prior to the Effective Date, by either party hereto in writing, if the Regional Acceptance Stockholders, when their vote is taken thereon, do not approve the Merger contemplated herein;

          f. at any time following October 31, 1996, by either party hereto in writing, if the Effective Date has not occurred by the close of business on such date, and the party giving the notice is not in breach of any of its representations, warranties, covenants or undertakings herein;

          g. at any time prior to May 31, 1996 by SNC in writing if SNC determines in good faith, after the performance of its due diligence, that the financial condition, business or prospects of Regional Acceptance are materially adversely different from what was reasonably expected by SNC; provided that SNC shall inform Regional Acceptance prior to such termination as to the reasons for SNC's determination; and, provided further, that this Section 7.1(g) shall not limit in any way the due diligence investigation of Regional Acceptance which SNC may perform or otherwise affect any other rights which SNC has after the date hereof under the terms of this Agreement;

          h. on the Closing Date, by SNC in writing if the Closing Value of SNC Common Stock as determined pursuant to Section 2.7 shall be less than $24.00 per share and the parties have not been able to renegotiate a mutually agreeable Exchange Ratio;

          i. on the Effective Date, by Regional Acceptance in writing if the Closing Value of SNC Common Stock as determined pursuant to Section 2.7 shall be more than $32.00 per share and the parties have not been able to renegotiate a mutually agreeable Exchange Ratio;

          j. prior to the approval of the Merger by the Regional Acceptance Stockholders, by Regional Acceptance in writing, if its Board of Directors fails to make or withdraws or modifies its recommendation to the Regional Acceptance Stockholders that they approve the Merger, but only if the Board of Directors of Regional Acceptance determines in good faith, after consultation with its legal and financial advisors, that such action is necessary in order for the Board of Directors to comply with their duties as directors to the Regional Acceptance Stockholders under applicable law; and

          k. at any time prior to 5:00 P.M. local time in Greenville, North Carolina, on June 7, 1996, or at such later time and date as may be mutually agreed, by SNC in writing if SNC has not received, or determines in good faith that it will not be able to receive, indemnification agreements from all of the directors and officers of Regional Acceptance pursuant to which the Regional Acceptance directors and officers agree (i) to indemnify SNC for all losses and expenses up to an aggregate of $4,000,000 (reducing at the end of two years to the greater of $2,000,000 or the amount of any pending claims up to $4,000,000) relating to breaches of representations, warranties, covenants and obligations of Regional Acceptance under this Agreement and for third party claims relating to operations of Regional Acceptance prior to the Closing Date and (ii) to deposit in escrow, to secure such indemnification arrangements, shares of SNC Common Stock to be issued by SNC to the directors and officers of Regional Acceptance in the Merger with an initial aggregate value of $4,000,000 based upon the Closing Value per share and to maintain in escrow shares of SNC Common Stock and/or cash with an aggregate value at all times equal to $4,000,000, reducing at the end of two years to an aggregate value equal to the greater of $2,000,000 or the amount of any pending claims up to $4,000,000, in each case based on the then current market value of SNC Common Stock; with such indemnity obligations and escrow to terminate (except with respect to any claims then pending) on the fourth anniversary of the Closing Date; and all on terms and conditions mutually satisfactory to SNC and the directors and officers of Regional Acceptance. The provisions of this Section 7.1(k) shall not limit in any way the due diligence investigation of Regional Acceptance which SNC may perform or otherwise affect any other rights which SNC has after the date of the Reorganization Agreement.

     7.2 EFFECT OF TERMINATION

     In the event this Agreement or the Plan of Merger is terminated pursuant to
Section 7.1, both this Agreement and the Plan of Merger shall become void and have no effect, except that (i) the provisions hereof relating to confidentiality and expenses set forth in Sections 5.7 and 8.1, respectively, shall survive any such termination and (ii) a termination pursuant to Section 7.1(b) shall not relieve the breaching party from liability for an uncured breach of the covenant or agreement giving rise to such termination.

     7.3 SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS

     All representations, warranties and covenants in this Agreement or the Plan of Merger or in any instrument delivered pursuant hereto or thereto shall expire on, and be terminated and extinguished at, the Effective Date, other than covenants that by their terms are to be performed after the Effective Date; provided that no such representations, warranties or covenants shall be deemed to be terminated or extinguished so as to deprive SNC or Regional Acceptance (or any director, officer or controlling person thereof) of any defense at law or in equity which otherwise would be available against the claims of any person, including, without limitation, any stockholder or former stockholder of either SNC or Regional Acceptance, or so as to extinguish the obligation of SNC to cause the Merger Consideration to be made available to the Regional Acceptance Stockholders as provided herein (which obligation, after the Effective Date, may be enforced directly by the Regional Acceptance Stockholders), the aforesaid representations, warranties and covenants being material inducements to consummation by SNC and Regional Acceptance of the transactions contemplated herein.

     7.4 WAIVER

     Except with respect to any required regulatory approval, each party hereto, by written instrument signed by an executive officer of such party, may at any time (whether before or after approval of the Agreement and the Plan of Merger by the Stockholders of Regional Acceptance) extend the time for the performance of any of the obligations or other acts of the other party hereto and may waive
(i) any inaccuracies of the other party in the representations or warranties contained in this Agreement, the Plan of Merger or any document delivered pursuant hereto or thereto, (ii) compliance with any of the covenants, undertakings or agreements of the other party, or satisfaction of any of the conditions precedent to its obligations, contained herein or in the Plan of Merger, or (iii) the performance by the other party of any of its obligations set out herein or therein; provided that no such extension or waiver, or amendment or supplement pursuant to Section 7.5, executed after approval by the Stockholders of Regional Acceptance of this Agreement and the Plan of Merger shall reduce either the number of shares of SNC Common Stock into which each share of Regional Acceptance common Stock shall be converted in the Merger or the payment terms for fractional interests.

     7.5 AMENDMENT OR SUPPLEMENT

     This Agreement and the Plan of Merger may be amended or supplemented at any time in writing by mutual agreement of SNC and Regional Acceptance, subject to the proviso in Section 7.4.

                                  ARTICLE VIII

                                 MISCELLANEOUS

     8.1 EXPENSES

     Each party hereto shall bear and pay all costs and expenses incurred by it in connection with the transactions contemplated by this Reorganization Agreement, including fees and expenses of its own financial consultants, accountants and counsel.

     8.2 ENTIRE AGREEMENT

     This Agreement and the Option Agreement contain the entire agreement between the parties with respect to the transactions contemplated hereunder and thereunder and supersede all prior arrangements or understandings with respect thereto, written or oral, other than documents referred to herein or therein. The terms and conditions of this Agreement and the Option Agreement shall inure to the benefit of and be binding upon the parties hereto and thereto and their respective successors. Nothing in this Agreement or the Option Agreement is intended to confer upon any party, other than the parties hereto and thereto, and their respective successors, any rights, remedies, obligations or liabilities, except for rights conferred upon holders of Stock Options in
Section 2.10, affiliates of Regional Acceptance in Section 5.11, persons indemnified pursuant to Section 5.16, and persons receiving the Merger Consideration pursuant to Section 7.3.

     8.3 NO ASSIGNMENT

     Neither of the parties hereto may assign any of its rights or obligations under this Agreement to any other person, except upon the prior written consent of the other party.

     8.4 NOTICES

     All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered personally or sent by nationally recognized overnight express or by facsimile transmission, addressed or directed as follows:

     If to Regional Acceptance:

          Regional Acceptance Corporation
          3004 South Memorial Drive
          Greenville, North Carolina 27834
          Attention: Robert D. Barry
          Fax No.: 919-355-3827

     With a required copy to:

          Kennedy Covington Lobdell & Hickman, L.L.P.
          Attn: J. Norfleet Pruden, III
          Suite 4200, 100 North Tryon Street
          Charlotte, North Carolina 28202-4006
          Fax No.: 704-331-7598

     If to SNC:

          Southern National Corporation
          200 West Second Street
          Winston-Salem, North Carolina 27101
          Attention: Scott E. Reed
          Fax No.: 910-770-1659

     With a required copy to:

          Womble Carlyle Sandridge & Rice
          Post Office Drawer 84
          Winston-Salem, North Carolina 27102
          Attention: William A. Davis, II
          Fax No.: 910-733-8364

     Any party may by notice change the address to which notice or other communications to it are to be delivered or mailed.

     8.5 CAPTIONS

     The captions contained in this Agreement are for reference only and are not part of this Agreement.

     8.6 COUNTERPARTS

     This Agreement may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

     8.7 GOVERNING LAW

     This Agreement shall be governed by and construed in accordance with the laws of the State of North Carolina applicable to agreements made and entirely to be performed within such jurisdiction, except to the extent federal law may be applicable.

     IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have caused this Agreement to be executed in counterparts by their duly authorized officers, all as of the day and year first above written.

                                         SOUTHERN NATIONAL CORPORATION

                                         By /s/        John A. Allison IV

                                         Title: Chairman and Chief Executive
                                         Officer

                                         REGIONAL ACCEPTANCE CORPORATION

                                         By /s/    William R. Stallings, Sr.

                                         Title: President and Chief Executive
                                         Officer

     Each of William R. Stallings, Sr. and Dr. Ledyard E. Ross, by his signature below, hereby personally consents to and agrees to be bound by his undertakings in Sections 3.21 and 5.15 of the foregoing Agreement and Plan of Reorganization.

     This the 29th day of March, 1996.

                                         /s/      William R. Stallings, Sr.

                                         William R. Stallings, Sr.

                                         /s/         Dr. Ledyard E. Ross

                                         Dr. Ledyard E. Ross

                                                                         ANNEX A

                               ARTICLES OF MERGER
                                       OF
                             SNC ACQUISITION CORP.
                                      INTO
                        REGIONAL ACCEPTANCE CORPORATION

     Pursuant to the provisions of Section 55-11-05 of the General Statutes of North Carolina, Regional Acceptance Corporation (the "Surviving Corporation") hereby submits these Articles of Merger for the purpose of merging SNC Acquisition Corp. (the "Merging Corporation") into the Surviving Corporation (the "Merger"):

                                       I.

     The following Plan of Merger was duly approved in the manner prescribed by law by each of the corporations participating in the merger on the
               day of                , 1996:

          1. The name of the corporation proposing to merge is SNC Acquisition Corp. (the "Merging Corporation"), a North Carolina corporation which is a wholly-owned subsidiary of Southern National Corporation ("SNC"); and the name of the corporation into which the Merging Corporation proposes to merge is Regional Acceptance Corporation, a North Carolina corporation (the "Surviving Corporation"). The Merging Corporation and Surviving Corporation are hereinafter referred to collectively as the "Constituent Corporations."

          2. The name of the Surviving Corporation shall be Regional Acceptance Corporation.

          3. Until the effective time of the Merger (the "Effective Time"), each of the Constituent Corporations shall continue to conduct its business without material change and shall not make any distribution or other disposition of assets, capital or surplus, except in the ordinary course of business.

          4. As of the Effective Time, the Merging Corporation's liabilities and assets of every nature shall become those of the Surviving Corporation by operation of law.

          5. Each share of common stock of the Merging Corporation issued and outstanding immediately preceding the Effective Time shall, as of the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and exchanged for one share of common stock of the Surviving Corporation. Each share of common stock of the Surviving Corporation issued and outstanding immediately preceding the Effective Time shall, as of the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and exchanged for * shares of common stock of SNC plus cash in lieu of any fractional shares in an amount equal to such fraction multiplied by $ * per share.

          6. After the Effective Time, each holder of shares of the common stock of the Surviving Corporation issued and outstanding immediately preceding the Effective Time shall surrender the certificate or certificates representing such shares to SNC, and shall promptly upon surrender receive in exchange therefor (i) a certificate or certificates for the shares of common stock of SNC provided for in paragraph 5 of this Plan of Merger to the maximum extent that the exchange can be made in whole shares of SNC, and (ii) cash to the extent of any fractional share. The certificate or certificates so surrendered shall be duly endorsed as SNC may require. SNC shall not be obligated to deliver the certificate or certificates to which any former holder of common stock of the Surviving Corporation is entitled as a result of the Merger until such holder surrenders the certificate or certificates representing the shares of the common stock of the Surviving Corporation for exchange as provided in this paragraph 6 or in default thereof, an appropriate Affidavit of Loss and Indemnity Agreement or bond or both as may be required in each case by SNC. After the Effective Time, each outstanding certificate representing shares of common stock of the Surviving Corporation immediately preceding to the Effective Time shall be deemed for all corporate purposes (other than the payment of dividends and other distributions to which the former shareholders of the Surviving Corporation may be

* To be completed to reflect the applicable amounts determined pursuant to
  Section 2.7 of the Amended and Restated Agreement and Plan of Merger to which this Annex A is attached.

     entitled) to evidence only the right of the holder thereof to surrender such certificate and receive the requisite number of shares of common stock of SNC in exchange therefor as provided in this Plan of Merger.

          7. The Articles of Incorporation of the Surviving Corporation, as presently constituted, shall continue as the Articles of Incorporation of the Surviving Corporation, without change.

                                      II.

     With respect to the Surviving Corporation, Shareholder approval was required for the Merger, and the Plan of Merger was approved by the shareholders as required by Chapter 55 of the North Carolina General Statutes.

     With respect to the Merging Corporation, Shareholder approval was required for the Merger, and the Plan of Merger was approved by the shareholders as required by Chapter 55 of the North Carolina General Statutes.

                                      III.

     The Merger shall become effective at 12:01 A.M. on September 1, 1996.

     This the        day of                , 1996.

                                         REGIONAL ACCEPTANCE CORPORATION

                                         By:

                                         Title:

                                                                     APPENDIX II

                  THE TRANSFER OF THIS AGREEMENT IS SUBJECT TO
                     CERTAIN RESTRICTIONS CONTAINED HEREIN.

                                OPTION AGREEMENT

     This OPTION AGREEMENT, dated as of the 29th day of March, 1996, between SOUTHERN NATIONAL CORPORATION ("SNC"), a North Carolina corporation, and REGIONAL ACCEPTANCE CORPORATION ("Regional Acceptance"), a North Carolina corporation;

                                R E C I T A L S:

     The Boards of Directors of SNC and Regional Acceptance have approved an Agreement and Plan of Reorganization (the "Reorganization Agreement"), dated as of March 29, 1996, between SNC and Regional Acceptance, providing for the merger of SNC Acquisition Corp., a subsidiary of SNC, with and into Regional Acceptance (the "Merger"), which Reorganization Agreement has been executed by the parties concurrently with this Agreement. As a condition to SNC's execution of the Reorganization Agreement, and in consideration thereof, Regional Acceptance has agreed to grant to SNC the option set forth herein.

     NOW, THEREFORE, in consideration of the premises herein contained, the parties agree as follows:

     1. DEFINITIONS. Capitalized terms defined in the Reorganization Agreement and used herein shall have the same meanings as in the Reorganization Agreement.

     2. GRANT OF OPTION. Regional Acceptance hereby grants to SNC an option (the "Option") to purchase up to 2,986,399 shares of authorized but unissued shares of Regional Acceptance Common Stock at a price of $10.21 per share (the "Exercise Price") payable in cash as provided in Section 4; provided, however, that such number of shares shall be reduced if and to the extent necessary so that the number of shares for which this Option is exercisable shall not exceed 19.9% of the issued and outstanding Regional Acceptance Common Stock, as of the date hereof. The number of shares of Regional Acceptance Common Stock that may be received upon the exercise of the Option is subject to adjustment as set forth herein.

     3. EXERCISE OF OPTION.

     (a) Subject to compliance with applicable law and regulations, SNC may exercise the Option, in whole or in part, at any time or from time to time following the occurrence of a Purchase Event (as defined below) and prior to the occurrence of a Termination Event (as defined below).

     (b) (i) As used herein, "Purchase Event" shall mean when:

          (A) Regional Acceptance or any of the Subsidiaries shall have authorized, recommended, proposed or publicly announced an intention to authorize, recommend or propose a transaction with a person (other than SNC or its affiliates) to, or entered into an agreement with a person (other than SNC or its affiliates) to: (a) effect a merger or consolidation with, or enter into any similar business combination with, Regional Acceptance or any of the Subsidiaries, (b) sell, lease or otherwise dispose of the assets of Regional Acceptance to such person aggregating 10% or more of the consolidated assets of Regional Acceptance and the Subsidiaries (other than a sale of loan receivables in a financing transaction), or (c) issue, sell or otherwise dispose of to such person (including by way of merger, consolidation, share exchange or any similar transaction) securities representing more than 10 percent of the voting power of Regional Acceptance or any of the Subsidiaries; or

          (B) any person other than William R. Stallings, Sr., Dr. Ledyard E. Ross their estates or the beneficiaries of their estates after their respective deaths, SNC or any of its Affiliates shall have acquired beneficial ownership of more than 10 percent of the outstanding shares of Regional Acceptance Common Stock; or any person shall have merged, consolidated with or consummated a similar transaction with Regional Acceptance or any person shall have purchased, leased or otherwise acquired 10% of more of Regional Acceptance's assets (other than a sale of loan receivables in a financing transaction); or

          (C) a bona fide proposal is made by any person (other than SNC or its affiliates) by public announcement or written communication that is or becomes the subject of public disclosure, or disclosure in an application to any federal or state regulatory authority, to (a) acquire, merge or consolidate with, or enter into any similar transaction with Regional

     Acceptance, (b) purchase, lease or otherwise acquire 10% or more of the assets of Regional Acceptance (other than a sale of loan receivables in a financing transaction), or (c) purchase or otherwise acquire (including by way of tender offer, merger, consolidation, share exchange, tender or exchange offer or any similar transaction) securities representing more than 10 percent of the voting power of Regional Acceptance;

     (ii) A "Specified Covenant" shall mean any of Regional Acceptance's covenants or agreements provided in the Reorganization Agreement.

     (iii) The term "person" shall have the meaning specified in Section 3(a)(9), and "beneficial ownership" shall have the meaning specified under
Section 13(d)(3), of the Exchange Act.

     (c) Regional Acceptance shall notify SNC promptly in writing of the occurrence of any transaction, offer or event giving rise to a Purchase Event.

     (d) In the event SNC wishes to exercise the Option, it shall send to Regional Acceptance a written notice (an "Exercise Notice," the date of which being herein referred to as the "Notice Date") specifying (i) the total number of shares SNC will purchase pursuant to such exercise, and (ii) a place and date not earlier than three business days nor later than 20 business days from the Notice Date for the closing of such purchase with respect to such exercise (the "Option Closing Date"); provided that if the closing of the purchase and sale pursuant to the Option cannot be consummated by reason of any applicable judgment, decree, order, law or regulation, the period of time that otherwise would run pursuant to this sentence shall run instead from the date on which such restriction on consummation has expired or been terminated; and provided further, without limiting the foregoing, if prior notification to or approval of any federal or state regulatory agency is required in connection with such purchase, SNC, and Regional Acceptance if required by applicable law, shall promptly file the required notice or application for approval and shall expeditiously process the same and the period of time that otherwise would run pursuant to this sentence shall run instead from the date on which the last required notification period has expired or been terminated or such approvals have been obtained and any requisite waiting periods shall have passed.

     (e) The Option shall expire and terminate, to the extent not previously exercised, upon the earliest of (a "Termination Event"):

          (i) the Effective Time of the Merger;

          (ii) the termination of the Reorganization Agreement, other than a termination based upon, following or in connection with either (A) a willful and material breach by Regional Acceptance of a Specified Covenant (as defined above) or (B) the failure of Regional Acceptance to obtain shareholder approval of the transactions contemplated by the Reorganization Agreement by the vote required under applicable law; or

          (iii) 12 months after the first occurrence of a Purchase Event; or

          (iv) 36 months after the date hereof.

     (f) Notwithstanding the termination of the Option, SNC shall be entitled to purchase any shares with respect to which it has exercised the Option in accordance with the terms hereof prior to the termination of the Option. The termination of the Option shall not affect any rights hereunder which by their terms extend beyond the date of such termination.

     4. PAYMENT AND DELIVERY OF CERTIFICATES.

     (a) On each Option Closing Date, SNC shall pay to Regional Acceptance the aggregate purchase price for the shares being purchased on that Option Closing Date in immediately available funds by a wire transfer to a financial institution designated by Regional Acceptance.

     (b) At each closing relating to an exercise of the Option, simultaneously with the delivery of cash by SNC as provided in subsection (a) with respect to the Option, Regional Acceptance shall deliver to SNC a certificate or certificates representing the number of shares purchased by SNC, and SNC shall deliver to Regional Acceptance a letter agreeing that SNC will not offer to sell or otherwise dispose of such shares in violation of applicable law or the provisions of this Option Agreement and providing such undertakings and representations as necessary for the issuance and sale of such shares to be exempt from registration under applicable securities laws.

     5. REPRESENTATIONS. Regional Acceptance hereby represents and warrants to, and covenants with, SNC as follows:

     (a) Regional Acceptance has all requisite corporate power and authority to enter into this Option Agreement and, subject to any approvals referred to herein, to consummate the transactions contemplated hereby. The execution and delivery of this

Option Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Regional Acceptance. This Option Agreement has been duly executed and delivered by Regional Acceptance and constitutes a valid and binding obligation of Regional Acceptance, enforceable in accordance with its terms.

     (b) Regional Acceptance has taken all necessary corporate action to authorize and reserve for issuance the full number of shares of Regional Acceptance Common Stock issuable upon exercise of the Option, and shall continue to reserve such shares until the Option is exercised or until this Agreement is terminated as provided herein.

     (c) The shares to be issued upon due exercise, in whole or in part, of the Option, when paid for as provided herein, will be duly authorized, validly issued, fully paid and nonassessable and shall be delivered free and clear of all liens, claims, charges and encumbrances of any kind or nature whatsoever, including any preemptive rights of any shareholder of Regional Acceptance, but subject to restrictions on transfer imposed by applicable securities laws.

     (d) The execution and delivery of this Option Agreement does not, and the consummation of the transactions contemplated hereby will not, conflict with or result in any violation of any provision of the Articles of Incorporation or By-laws of Regional Acceptance or any Subsidiary of Regional Acceptance or, subject to obtaining any approvals or consents contemplated hereby, result in any violation of any loan or credit agreement, note, mortgage, indenture, lease, benefit plan or other agreement, obligation, instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Regional Acceptance or any Subsidiary of Regional Acceptance or their respective properties or assets which violation would, individually or in the aggregate, have a Material Adverse Effect.

     (e) The Board of Directors of Regional Acceptance having approved this Agreement and the consummation of the transactions contemplated hereby, the provisions of the Shareholder Protection Act and the Control Share Acquisition Act do not and will not apply to this Option Agreement or the purchase of shares of Regional Acceptance Common Stock pursuant to this Option Agreement.

     6. ADJUSTMENT UPON CHANGES IN CAPITALIZATION, ETC. In the event of any change in the outstanding Regional Acceptance Common Stock by reason of stock dividends, split-ups, mergers, recapitalizations, combinations, exchanges of shares or the like, the number of shares subject to the Option and its purchase price per share shall be adjusted appropriately so that the Option will entitle the holder thereof to acquire at the Exercise Price all of the shares or other securities, property, or rights to which ownership of the underlying shares of Regional Acceptance Common Stock would have entitled the holder had they been outstanding immediately prior to such change. In the event that any shares of Regional Acceptance Common Stock are issued after the date of this Agreement other than in a transaction described in the first sentence of this Section 6 or pursuant to the exercise of the Option, the number of shares subject to the Option shall be adjusted so that, immediately after such issuance, the number of such shares (together with the number of shares previously issued under the Option) equals 19.9 percent (subject to reduction as provided in Section 2 hereof) of the number of the then-outstanding shares of Regional Acceptance Common Stock. Nothing contained in this Section 6 shall be deemed to authorize Regional Acceptance to breach any provision of the Reorganization Agreement or the Plan of Merger.

     7. REGISTRATION RIGHTS. Regional Acceptance shall, if requested by SNC at any time and from time to time within three years of the first exercise of the Option, as expeditiously as possible, prepare and file up to two registration statements under the Securities Act if such registration is necessary in order to permit the sale or other disposition of any or all shares or securities that have been acquired by or are issuable to SNC upon exercise of the Option in accordance with the intended method of sale or other disposition stated by SNC, including a "shelf" registration statement under Rule 415 under the Securities Act or any successor provision. Regional Acceptance shall use its best efforts to qualify such shares or other securities under any applicable state securities laws, to cause each such registration statement to become effective, to obtain all consents or waivers of other parties which are required therefor, and to keep such registration statement effective for such period not in excess of 360 days from the day such registration statement first becomes effective as may be reasonably necessary to effect such sale or other disposition. The obligations of Regional Acceptance hereunder to file a registration statement and to maintain its effectiveness may be suspended for one or more periods of time not exceeding 60 days in the aggregate if the Board of Directors of Regional Acceptance shall have determined that the filing of such registration statement or the maintenance of its effectiveness would require disclosure of nonpublic information that would materially and adversely affect Regional Acceptance. Any registration statement prepared and filed under this Section 8, and any sale covered thereby, shall be at Regional Acceptance's expense except for underwriting discounts or commissions, brokers' fees and the fees and disbursements of SNC's counsel related thereto. SNC shall provide all information reasonably requested by Regional Acceptance for inclusion in any registration statement to be filed hereunder. If during the time periods referred to in the first sentence of this Section 8 Regional Acceptance effects a registration under the Securities Act of Regional Acceptance Common Stock for its own account or for any other stockholders of Regional Acceptance (other than on Form S-4 or Form S-8, or any successor form), it shall allow SNC the right to participate in such registration, and such participation shall not affect the obligation of Regional Acceptance to effect two registration statements for SNC under this
Section 8; provided that, if the managing underwriters of such offering advise Regional Acceptance in writing that in their opinion the number of shares of Regional Acceptance Common Stock requested to be included in such registration exceeds the number which can be sold in such offering, Regional Acceptance shall include the shares requested to be included therein by SNC only to the maximum extent such managing underwriter determines to be feasible. In connection with any registration pursuant to this Section 8, Regional Acceptance and SNC shall provide each other and any underwriter of the offering with customary representations, warranties, covenants, indemnification and contribution in connection with such registration.

     9. LISTING. If Regional Acceptance Common Stock or any other securities to be acquired upon exercise of the Option are then listed on the NASDAQ National Market System, Regional Acceptance, upon the request of SNC, will promptly file an application to list the shares of Regional Acceptance Common Stock or other securities to be acquired upon exercise of the Option on the NASDAQ National Market System and will use its best efforts to obtain approval of such listing as soon as practicable.

     10. DIVISION OF OPTION. This Option Agreement (and the Option granted hereby) are exchangeable, without expense, at the option of SNC, upon presentation and surrender of this Option Agreement at the principal office of Regional Acceptance for other Agreements providing for Options of different denominations entitling the holder thereof to purchase in the aggregate the same number of shares of Regional Acceptance Common Stock purchasable hereunder. The terms "Agreement" and "Option" as used herein include any other Agreements and related Options for which this Agreement (and the Option granted hereby) may be exchanged. Upon receipt by Regional Acceptance of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Agreement, and (in the case of loss, theft or destruction) of reasonably satisfactory indemnification, and upon surrender and cancellation of this Agreement, if mutilated, Regional Acceptance will execute and deliver a new Agreement of like tenor and date. Any such new Agreement executed and delivered shall constitute an additional contractual obligation on the part of Regional Acceptance, whether or not the Agreement so lost, stolen, destroyed or mutilated shall at any time be enforceable by anyone.

     11. SEVERABILITY. If any term, provision, covenant or restriction contained in this Option Agreement is held by a court or a federal or state regulatory agency of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions contained in this Option Agreement shall remain in full force and effect, and shall in no way be affected, impaired or invalidated. If for any reason such court or regulatory agency determines that the Option will not permit the holder to acquire the full number of shares of Regional Acceptance Common Stock provided in Section 2 hereof (as adjusted pursuant to Section 6 hereof), it is the express intention of Regional Acceptance to allow the holder to acquire such lesser number of shares as may be permissible, without any amendment or modification hereof.

     12. MISCELLANEOUS.

     (a) EXPENSES. Except as otherwise provided herein, each of the parties hereto shall bear and pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including fees and expenses of its own financial consultants, investment bankers, accountants and counsel.

     (b) ENTIRE AGREEMENT. Except as otherwise expressly provided herein, this Agreement contains the entire agreement between the parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereto, written or oral. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors. Nothing in this Agreement, expressed or implied, is intended to confer upon any party, other than the parties hereto, and their respective successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided herein.

     (c) ASSIGNMENT. Neither of the parties hereto may assign any of its rights or obligations under this Agreement to any other person, without the express written consent of the other party, except that SNC may assign in whole or in part the Option and other benefits and obligations hereunder without limitation to any of its wholly owned subsidiaries and SNC may assign in whole or in part the Option and other benefits and obligations hereunder without limitation if a Purchase Event has occurred and SNC shall have delivered to Regional Acceptance a copy of a letter from the staff of the Commission, or an opinion of counsel, in form and substance reasonably satisfactory to Regional Acceptance, to the effect that such Assignment will not violate the requirements of the Securities Act; provided that prior to any such assignment, SNC shall give written notice of the proposed assignment to Regional Acceptance, and within 24 hours of receipt of such notice of a bona fide proposed assignment, Regional Acceptance may purchase the Option at a price and on other terms at least as favorable to SNC as that set forth in the notice of assignment.

     (d) NOTICES. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered personally or sent nationally recognized overnight express or by facsimile transmission, addressed or directed as follows:

     If to Regional Acceptance:

        Regional Acceptance Corp.
        3004 South Memorial Drive
        Greenville, North Carolina 27834
        Attention: Robert D. Barry
        919-355-3827

     With a required copy to:

        Kennedy Covington Lobdell & Hickman, L.L.P.
        Attn: J. Norfleet Pruden, III
        Suite 4200, 100 North Tryon Street
        Charlotte, North Carolina 28202-4006
        Fax No.: 704-331-7598

     If to SNC:

        Southern National Corporation
        200 West Second Street
        Winston-Salem, North Carolina 27893
        Attention: Scott E. Reed
        Fax No.: 910-770-1659

     With a required copy to:

        Womble Carlyle Sandridge & Rice
        Post Office Drawer 84
        Winston-Salem, North Carolina 27102
        Attention: William A. Davis, II
        Fax No.: 910-733-8364

     Any party may by notice change the address to which notice or other communications to it are to be delivered or mailed.

     (e) COUNTERPARTS. This Agreement may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

     (f) SPECIFIC PERFORMANCE. The parties agree that damages would be an inadequate remedy for a breach of the provisions of this Agreement by Regional Acceptance and that this Agreement may be enforced by SNC through injunctive or other equitable relief.

     (g) GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of North Carolina without regard to principles of conflicts of laws thereof.

     IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement as of the day and year first written above.

                                         SOUTHERN NATIONAL CORPORATION

                                         By: /s/       John A. Allison IV

                                         Title: Chairman and Chief Executive
                                         Officer

                                         REGIONAL ACCEPTANCE CORPORATION

                                         By: /s/    William R. Stallings, Sr.

                                         Title: President and Chief Executive
                                         Officer

                                                                    APPENDIX III

July   , 1996

Board of Directors
Regional Acceptance Corporation
3004 South Memorial Drive
Greenville, NC 27834

Members of the Board:

     You have requested our opinion as investment bankers as to the fairness, from a financial point of view, to the holders of common stock, no par value ("Company Common Stock"), of Regional Acceptance Corporation (the "Company") of the consideration to be received by such holders in connection with the proposed merger (the "Merger") of the Company with a wholly owned subsidiary of Southern National Corporation ("SNC") pursuant to an Agreement and Plan of Reorganization (the "Merger Agreement"), between the Company and SNC. Upon the effectiveness of the Merger, each issued and outstanding share of Company Common Stock (other than shares owned by stockholders who properly exercise dissenters' rights) will be converted into and represent the right to receive .3929 (the "Exchange Ratio") of a share of the common stock of SNC, par value $5.00 per share ("SNC Common Stock") (the "Merger Consideration"); PROVIDED, HOWEVER, that if the average closing price per share of SNC Common Stock for the ten business days immediately preceding the fifth calendar day preceding the date on which the stockholders of the Company vote to approve the Merger (the "Closing Value") is
(i) less than $26.00 and greater than or equal to $24.00, the Exchange Ratio will be equal to $10.21 divided by the Closing Value, (ii) greater than $30.00 and less than or equal to $32.00, the Exchange Ratio will be equal to $11.79 divided by the Closing Value or (iii) less than $24.00 or greater than $32.00, the Exchange Ratio will be subject to renegotiation.

     In connection with rendering our opinion, we have reviewed and analyzed, among other things, the following: (i) the Merger Agreement; (ii) certain publicly available information concerning the Company and SNC, including the Annual Reports on Form 10-K of the Company for each of the years in the three year period ended December 31, 1995, and of SNC for each of the years in the three year period ended December 31, 1995, the Quarterly Reports on Form 10-Q of the Company and SNC for the quarter ended March 31, 1996, and the second quarter earnings for SNC reported on Form 8-K of SNC dated July 12, 1996; (iii) certain financial forecasts concerning the business and operations of the Company and SNC that were prepared by management of the Company and SNC, respectively, and
(iv) certain publicly available information with respect to certain other companies that we believe to be comparable in certain respects to the Company and SNC and the trading markets for such other companies' securities. We have also met with certain officers and employees of the Company and SNC to discuss the foregoing, including the past and current business operations, financial condition and prospects of the Company and SNC, as well as other matters we believe relevant to our inquiry. We have also considered such other information, financial studies, analyses, investigations and financial, economic and market criteria that we deemed relevant.

     In our review and analysis and in arriving at our opinion, we have assumed and relied upon the accuracy and completeness of all of the financial and other information provided us or publicly available and have neither attempted independently to verify nor assumed responsibility for verifying any of such information. With respect to the financial projections of the Company and SNC, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the Company's or SNC's, as the case may be, management as to the future financial performance of the Company or SNC, as the case may be, and we express no opinion with respect to such forecasts or the assumptions on which they are based. We have not made or obtained or assumed any responsibility for making or obtaining any independent evaluations or appraisals of any of the assets (including properties and facilities) or liabilities of the Company or SNC.

     In conducting our analysis and arriving at our opinion as expressed herein, we have considered such financial and other factors as we have deemed appropriate under the circumstances, including, among others, the following: (i) the historical and current financial position and results of operations of the Company and SNC; (ii) the historical and current market for the equity securities of the Company, SNC and certain other companies that we believe to be comparable in certain respects to the Company or SNC; (iii) the nature and terms of certain other acquisition transactions that we believe to be relevant; and
(iv) the current and historical relationships between the trading levels of the Company Common Stock and SNC Common

                                     III-1

Stock. We have also taken into account our assessment of general economic, market and financial conditions and our knowledge of the consumer finance industry, as well as our experience in connection with similar transactions and securities valuation generally. Our opinion necessarily is based upon conditions as they exist and can be evaluated on the date hereof, and we asssume no responsibility to update or revise our opinion based upon circumstance or events occurring after the date hereof. Our opinion as expressed below does not imply any conclusion as to the likely trading range for SNC Common Stock following the consummation of the Merger, which may vary depending upon, among other factors, changes in interest rates, dividend rates, market conditions, general economic conditions and other factors that generally influence the price of securities. Our opinion does not address the Company's underlying business decision to effect the Merger. Our opinion is directed only to the fairness, from a financial point of view, of the Merger Consideration and does not constitute a recommendation concerning how holders of Company Common Stock should vote with respect to the Merger Agreement. Although Salomon did solicit third-party offers to acquire the Company approximately nine months prior to the date hereof and had subsequent discussions with certain of the potential acquirors, Salomon was not requested to, and did not, solicit third-party offers to acquire all or any part of the Company immediately preceding or in connection with the process resulting in the proposed Merger nor did Salomon participate in the discussions or negotiations with respect to the proposed Merger. Our opinion does not address the fairness, from a financial point of view, of any Exchange Ratio that may be agreed upon by the Company and SNC pursuant to the provision of the Merger Agreement that provides for renegotiation of the Exchange Ratio in the event that the Closing Value is less than $24.00 or greater than $32.00. Our opinion also does not address the decision of the directors and executive officers of the Company to enter into an indemnification agreement with SNC or give effect to any liabilities they may have incurred thereby.

     In rendering our opinion we have assumed that in the course of obtaining the necessary regulatory approvals for the Merger no restrictions will be imposed that would have a material adverse affect on the contemplated benefits of the Merger to the Company following the Merger. We understand that the Merger will qualify as a tax-free reorganization under the Internal Revenue Code and that, for accounting purposes, the Merger will be accounted for as a pooling of interests.

     As you are aware, we will receive a fee from the Company for delivery of this fairness opinion, the payment of which is contingent upon consummation of the Merger. In addition, in the ordinary course of our business, we may actively trade the securities of the Company and SNC for our own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

     Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration to be received by the holders of the Company Common Stock is fair to such holders from a financial point of view.

                                         Very truly yours,

                                         SALOMON BROTHERS INC

                                     III-2

                                                                     APPENDIX IV

                                  ARTICLE 13.
                              DISSENTERS' RIGHTS.

          PART 1. RIGHT TO DISSENT AND OBTAIN PAYMENT FOR SHARES.

(SECTION MARK)55-13-01. DEFINITIONS.

     In this Article:

          (1) "Corporation" means the issuer of the shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer.

          (2) "Dissenter" means a shareholder who is entitled to dissent from corporate action under G.S. 55-13-02 and who exercises that right when and in the manner required by G.S. 55-13-20 through 55-13-28.

          (3) "Fair value", with respect to a dissenter's shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable.

          (4) "Interest" means interest from the effective date of the corporate action until the date of payment, at a rate that is fair and equitable under all the circumstances, giving due consideration to the rate currently paid by the corporation on its principal bank loans, if any, but not less than the rate provided in G.S. 24-1.

          (5) "Record shareholder" means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.

          (6) "Beneficial shareholder" means the person who is a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.

          (7) "Shareholder" means the record shareholder or the beneficial shareholder.

(SECTION MARK)55-13-02. RIGHT TO DISSENT.

     (a) In addition to any rights granted under Article 9, a shareholder is entitled to dissent from, and obtain payment of the fair value of his shares in the event of, any of the following corporate actions:

          (1) Consummation of a plan of merger to which the corporation (other than a parent corporation in a merger under G.S. 55-11-04) is a party unless (i) approval by the shareholders of that corporation is not required under G.S. 55-11-03(g) or (ii) such shares are then redeemable by the corporation at a price not greater than the cash to be received in exchange for such shares;

          (2) Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, unless such shares are then redeemable by the corporation at a price not greater than the cash to be received in exchange for such shares;

          (3) Consummation of a sale or exchange of all, or substantially all, of the property of the corporation other than as permitted by G.S. 55-12-01, including a sale in dissolution, but not including a sale pursuant to court order or a sale pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed in cash to the shareholders within one year after the date of sale;

          (4) An amendment of the articles of incorporation that materially and adversely affects rights in respect of a dissenter's shares because it (i) alters or abolishes a preferential right of the shares; (ii) creates, alters, or abolishes a right in respect of redemption, including a provision respecting a sinking fund for the redemption or repurchase, of the shares; (iii) alters or abolishes a preemptive right of the holder of the shares to acquire shares or other securities; (iv) excludes or limits the right of the shares to vote on any matter, or to cumulate votes;
              (v) reduces the number of shares owned by the shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under G.S. 55-6-04; or (vi) changes the corporation into a nonprofit corporation or cooperative organization;

          (5) Any corporate action taken pursuant to a shareholder vote to the extent the articles of incorporation, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

     (b) A shareholder entitled to dissent and obtain payment for his shares under this Article may not challenge the corporate action creating his entitlement, including without limitation a merger solely or partly in exchange for cash or other property, unless the action is unlawful or fraudulent with respect to the shareholder or the corporation.

(SECTION MARK) 55-13-03. DISSENT BY NOMINEES AND BENEFICIAL OWNERS.

     (a) A record shareholder may assert dissenter's rights as to fewer than all the shares registered in his name only if he dissents with respect to all shares beneficially owned by any one person and notifies the corporation in writing of the name and address of each person on whose behalf he asserts dissenters' rights. The rights of a partial dissenter under this subsection are determined as if the shares as to which he dissents and his other shares were registered in the names of different shareholders.

     (b) A beneficial shareholder may assert dissenters' rights as to shares held on his behalf only if:

          (1) He submits to the corporation the record shareholder's written consent to the dissent not later than the time the beneficial shareholder asserts dissenters' rights; and

          (2) He does so with respect to all shares of which he is the beneficial shareholder.

          PART 2. PROCEDURE FOR EXERCISE OF DISSENTERS' RIGHTS.

(SECTION MARK) 55-13-20. NOTICE OF DISSENTERS' RIGHTS.

     (a) If proposed corporate action creating dissenters' rights under G.S. 55-13-02 is submitted to a vote at a shareholders' meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters' rights under this Article and be accompanied by a copy of this Article.

     (b) If corporate action creating dissenters' rights under G.S. 55-13-02 is taken without a vote of shareholders, the corporation shall no later than 10 days thereafter notify in writing all shareholders entitled to assert dissenters' rights that the action was taken and send them the dissenters' notice described in G.S. 55-13-22.

     (c) If a corporation fails to comply with the requirements of this section, such failure shall not invalidate any corporate action taken; but any shareholder may recover from the corporation any damage which he suffered from such failure in a civil action brought in his own name within three years after the taking of the corporate action creating dissenters' rights under G.S. 55-13-02 unless he voted for such corporate action.

(SECTION MARK) 55-13-21. NOTICE OF INTENT TO DEMAND PAYMENT.

     (a) If proposed corporate action creating dissenters' rights under G.S. 55-13-02 is submitted to a vote at a shareholders' meeting, a shareholder who wishes to assert dissenters' rights:

          (1) Must give to the corporation, and the corporation must actually receive, before the vote is taken written notice of his intent to demand payment for his shares if the proposed action is effectuated; and

          (2) Must not vote his shares in favor of the proposed action.

     (b) A shareholder who does not satisfy the requirements of subsection (a) is not entitled to payment for his shares under this Article.

(SECTION MARK) 55-13-22. DISSENTERS' NOTICE.

     (a) If proposed corporate action creating dissenters' rights under G.S. 55-13-02 is authorized at a shareholders' meeting, the corporation shall mail by registered or certified mail, return receipt requested, a written dissenters' notice to all shareholders who satisfied the requirements of G.S. 55-13-21.

     (b) The dissenters' notice must be sent no later than 10 days after the corporate action was taken, and must:

          (1) State where the payment demand must be sent and where and when certificates for certificated shares must be deposited;

          (2) Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

          (3) Supply a form for demanding payment;

          (4) Set a date by which the corporation must receive the payment demand, which date may not be fewer than 30 nor more than 60 days after the date the subsection (a) notice is mailed; and

          (5) Be accompanied by a copy of this Article.

(SECTION MARK) 55-13-23. DUTY TO DEMAND PAYMENT.

     (a) A shareholder sent a dissenters' notice described in G.S. 55-13-22 must demand payment and deposit his share certificates in accordance with the terms of the notice.

     (b) The shareholder who demands payment and deposits his share certificates under subsection (a) retains all other rights of a shareholder until these rights are cancelled or modified by the taking of the proposed corporate action.

     (c) A shareholder who does not demand payment or deposit his share certificates where required, each by the date set in the dissenters' notice, is not entitled to payment for his shares under this Article.

(SECTION MARK) 55-13-24. SHARE RESTRICTIONS.

     (a) The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is taken or the restrictions released under G.S. 55-13-26.

     (b) The person for whom dissenters' rights are asserted as to uncertificated shares retains all other rights of a shareholder until these rights are cancelled or modified by the taking of the proposed corporate action.

(SECTION MARK) 55-13-25. OFFER OF PAYMENT.

     (a) As soon as the proposed corporate action is taken, or upon receipt of a payment demand, the corporation shall offer to pay each dissenter who complied with G.S. 55-13-23 the amount the corporation estimates to be the fair value of his shares, plus interest accrued to the date of payment, and shall pay this amount to each dissenter who agrees in writing to accept it in full satisfaction of his demand.

     (b) The offer of payment must be accompanied by:

          (1) The corporation's most recent available balance sheet as of the end of a fiscal year ending not more than 16 months before the date of offer of payment, an income statement for that year, a statement of cash flows for that year, and the latest available interim financial statements, if any;

          (2) A statement of the corporation's estimate of the fair value of the shares;

          (3) An explanation of how the interest was calculated;

          (4) A statement of the dissenter's right to demand payment under G.S. 55-13-28; and

          (5) A copy of this Article.

(SECTION MARK) 55-13-26. FAILURE TO TAKE ACTION.

     (a) If the corporation does not take the proposed action within 60 days after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.

     (b) If after returning deposited certificates and releasing transfer restrictions, the corporation takes the proposed action, it must send a new dissenters' notice under G.S. 55-13-22 and repeat the payment demand procedure.

(SECTION MARK) 55-13-28. PROCEDURE IF SHAREHOLDER DISSATISFIED WITH CORPORATION'S OFFER OR FAILURE TO PERFORM.

     (a) A dissenter may notify the corporation in writing of his own estimate of the fair value of his shares and amount of interest due, and demand payment of his estimate or reject the corporation's offer under G.S. 55-13-25 and demand payment of the fair value of his shares and interest due, if:

          (1) The dissenter believes that the amount offered under G.S. 55-13-25 is less than the fair value of his shares or that the interest due is incorrectly calculated;

          (2) The corporation fails to make payment to a dissenter who accepts the corporation's offer under G.S. 55-13-25 within 30 days after the dissenter's acceptance; or

          (3) The corporation, having failed to take the proposed action, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within 60 days after the date set for demanding payment.

     (b) A dissenter waives his right to demand payment under this section unless he notifies the corporation of his demand in writing (i) under subdivision (a)(1) within 30 days after the corporation offered payment for his shares or (ii) under subdivisions (a)(2) and (a)(3) within 30 days after the corporation has failed to perform timely. A dissenter who fails to notify the corporation of his demand under subsection (a) within such 30-day period shall be deemed to have withdrawn his dissent and demand for payment.

          PART 3. JUDICIAL APPRAISAL OF SHARES.

(SECTION MARK) 55-13-30. COURT ACTION.

     (a) If a demand for payment under G.S. 55-13-28 remains unsettled, the dissenter may commence a proceeding within 60 days after the date of his payment demand under G.S. 55-13-28 and petition the court to determine the fair value of the shares and accrued interest. Upon service upon it of the petition filed with the court, the corporation shall pay to the dissenter the amount offered by the corporation under G.S. 55-13-25.

     (a1) If the dissenter does not commence the proceeding within the 60-day period, the dissenter shall have an additional 30 days to either (i) accept in writing the amount offered by the corporation under G.S. 55-13-25, upon which the corporation shall pay such amount to the dissenter in full satisfaction of his demand, or (ii) withdraw his demand for payment and resume the status of a nondissenting shareholder. A dissenter who takes no action within such 30-day period shall be deemed to have withdrawn his dissent and demand for payment.

     (b) Reserved for future codification purposes.

     (c) The court shall have the discretion to make all dissenters (whether or not residents of this State) whose demands remain unsettled parties to the proceeding as in a action against their shares and all parties must be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.

     (d) The jurisdiction of the court in which the proceeding is commenced under subsection (b) is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them, or in any amendment to it. The parties are entitled to the same discovery rights as parties in other civil proceedings. However, in a proceeding by a dissenter in a public corporation, there is no right to a trial by jury.

     (e) Each dissenter made a party to the proceeding is entitled to judgment for the amount, if any, by which the court finds the fair value of his shares, plus interest, exceeds the amount paid by the corporation.

(SECTION MARK) 55-13-31. COURT COSTS AND COUNSEL FEES.

     (a) The court in an appraisal proceeding commenced under G.S. 55-13-30 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court, and shall assess the costs as it finds equitable.

     (b) The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:

          (1) Against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of G.S. 55-13-20 through 55-13-28; or

          (2) Against either the corporation or a dissenter, in favor of either or any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this Article.

     (c) If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these counsel reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.

                PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Sections 55-8-50 through 55-8-58 of the North Carolina Business Corporation Act contain specific provisions relating to indemnification of directors and officers of North Carolina corporations. In general, such sections provide that:
(i) a corporation must indemnify a director or officer who is wholly successful in his defense of a proceeding to which he is a party because of his status as such, unless limited by the articles of incorporation, and (ii) a corporation may indemnify a director or officer if he is not wholly successful in such defense, if it is determined as provided by statute that the director or officer meets a certain standard of conduct, provided when a director or officer is liable to the corporation or is adjudged liable on the basis that personal benefit was improperly received by him, the corporation may not indemnify him. A director or officer of a corporation who is a party to a proceeding may also apply to a court for indemnification, and the court may order indemnification under certain circumstances set forth in statute. A corporation may, in its articles of incorporation or bylaws or by contract or resolution of the board of directors, provide indemnification in addition to that provided by statute, subject to certain conditions.

     SNC's bylaws provide for the indemnification of any director or officer of SNC against liabilities and litigation expenses arising our of his status as such, excluding: (i) any liabilities or litigation expenses relating to activities which were at the time taken known or believed by such person to be clearly in conflict with the best interest of SNC and (ii) that portion of any liabilities or litigation expenses with respect to which such person is entitled to receive payment under any insurance policy.

     SNC's articles of incorporation provide for the elimination of the personal liability of each director of SNC to the fullest extent permitted by law.

     SNC maintains directors and officers liability insurance which, in general, insures: (i) SNC's directors and officers against loss by reason of any of their wrongful acts and (ii) SNC against loss arising from claims against the directors and officers by reason of their wrongful acts, all subject to the terms and conditions contained in the policy.

     Certain rules of the Federal Deposit Insurance Corporation limit the ability of certain depository institutions, their subsidiaries and their affiliated depository institution holding companies to indemnify affiliated parties, including institution directors. In general, subject to the ability to purchase directors and officers liability insurance and to advance professional expenses under certain circumstances, the rules prohibit such institutions from indemnifying a director for certain costs incurred with regard to an administrative or enforcement action commenced by any federal banking agency which results in a final order or settlement pursuant to which the director is assessed a civil money penalty, removed from office, prohibited from participating in the affairs of an insured depository institution or required to cease and desist from or take an affirmative action described in Section 8(b) of the Federal Deposit Insurance Act (12 U.S.C. (section mark) 1818(b)).

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a) The folllowing documents are filed as exhibits to this registration statement on Form S-4:

EXHIBIT NO.   DESCRIPTION
2             Amended and Restated Agreement and Plan of Reorganization, dated as of May 30, 1996, between Regional Acceptance
              Corporation and Southern National Corporation
5             Opinion of Womble Carlyle Sandridge & Rice, PLLC
8             Opinion of Womble Carlyle Sandridge & Rice, PLLC
23(a)         Consent of Womble Carlyle Sandridge & Rice, PLLC (Included in Exhibits 5 and 8)
23(b)         Consent of Arthur Andersen LLP
23(c)         Consent of Coopers & Lybrand L.L.P.
23(d)         Consent of Salomon Brothers Inc
24            Power of Attorney (On signature page)
99            Form of Regional Acceptance Corporation Proxy Card

     (b) Financial statement schedules: Not applicable.

ITEM 22. UNDERTAKINGS

     A. The undersigned registrant hereby undertakes:

          1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

              (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

              (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          2. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     B. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     C. The undersigned registrant hereby undertakes as follows: That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

     D. The registrant undertakes that every prospectus (i) that is filed pursuant to Paragraph (C) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415 (Sec. 230.415 of this chapter), will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     E. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     F. The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     G. The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused this Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Winston-Salem, State of North Carolina, on June 25, 1996.

                                         SOUTHERN NATIONAL CORPORATION

                                         By:    JERONE C. HERRING
                                         Name: Jerone C. Herring
                                         Title: Executive Vice President and
                                                Secretary

                               POWER OF ATTORNEY

     Each of the undersigned, being a director and/or officer of Southern National Corporation (the "Company"), hereby nominates, constitutes, and appoints John A. Allison, Scott E. Reed, and Jerone C. Herring, or any one of them severally, to be his or her true and lawful attorney-in-fact and to sign in his or her name and on his or her behalf in any and all capacities stated below, and to file with the Securities and Exchange Commission ( the "Commission"), any and all amendments, including post-effective amendments, to this Registration Statement, making such changes in the Registration Statement as such attorney-in-fact deems appropriate, and generally to do all such things on his or her behalf in any and all capacities stated below to enable the Company to comply with the provisions of the Securities act of 1933, as amended, and all requirements of the Commission.

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement on Form S-4 has been signed by the following persons in the capacities indicated on June 25, 1996.

                             JOHN A. ALLISON IV
Name: John A. Allison IV
Title: Chairman of the Board and
      Chief Executive Officer
      (principal executive officer)

                              SHERRY A. KELLET
Name: Sherry A. Kellet
Title: Executive Vice President
      and Controller (principal
      accounting officer)

                           W.R. CUTHBERTSON, JR.
Name: W.R. Cuthbertson, Jr.
Title: Director

                              A.J. DOOLEY, SR.
Name: A.J. Dooley, Sr.
Title: Director

Name: Tom D. Efird
Title: Director

                               SCOTT E. REED
Name: Scott E. Reed
Title: Senior Executive Vice President
      and Chief Financial Officer
      (principal financial officer)

                             PAUL B. BARRINGER
Name: Paul B. Barringer
Title: Director

                               RONALD E. DEAL
Name: Ronald E. Deal
Title: Director

                             JOE L. DUDLEY, SR.
Name: Joe L. Dudley, Sr.
Title: Director

                            O. WILLIAM FENN, JR.
Name: O. William Fenn, Jr.
Title: Director

                            PAUL S. GOLDSMITH
Name: Paul S. Goldsmith
Title: Director

                              ERNEST F. HARDEE
Name: Ernest F. Hardee
Title: Director

                           J. ERNEST LATHEM, M.D.
Name: J. Ernest Lathem, M.D.
Title: Director

                             JOSEPH A. MCALEER
Name: Joseph A. McAleer
Title: Director

                            DICKSON MCLEAN, JR.
Name: Dickson McLean, Jr.
Title: Director

                             L. GLENN ORR, JR.
Name: L. Glenn Orr, Jr.
Title: Director

                           RICHARD L. PLAYER, JR.
Name: Richard L. Player, Jr.
Title: Director

                               NIDO R. QUBEIN
Name: Nido R. Qubein
Title: Director

Name: L. Vincent Hackley
Title: Director

                           RICHARD JANEWAY, M.D.
Name: Richard Janeway, M.D.
Title: Director

Name: James H. Maynard
Title: Director

                             ALBERT O. MCCAULEY
Name: Albert O. McCauley
Title: Director

                             CHARLES E. NICHOLS
Name: Charles E. Nichols
Title: Director

                             O. WINNIETT PETERS
Name: O. Winniett Peters
Title: Director

                          C. EDWARD PLEASANTS, JR.
Name: C. Edward Pleasants, Jr.
Title: Director

                            A. TAB WILLIAMS, JR.
Name: A. Tab Williams, Jr.
Title: Director